                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             THE LAMAUR CORPORATION
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
            N/A
          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
            N/A
          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):
            N/A
          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
            $20,000,000
          ---------------------------------------------------------------------
     (5)  Total fee paid:
            $4,000
          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                             THE LAMAUR CORPORATION

                                                                 October 2, 1998

Dear Stockholder:

     This year's annual meeting of stockholders will be held on November 2, 1998 at 10:00 a.m. local time, in the conference room at the Company's principal offices located at One Lovell Avenue, Mill Valley, California 94941. You are cordially invited to attend.

     The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

     As a result of the Company's economic difficulty, we have retained investment bankers and, with their assistance, have been actively pursuing strategic transactions in order to satisfy the needs of our creditors and to rationalize our business going forward. The Company recently sold its Salon brands to a subsidiary of Shiseido for $11 million. To further improve our financial condition we are restructuring operations to reduce overhead expenses and enhance value and we are actively pursuing a buyer for the manufacturing business. A final decision as to whether to sell the manufacturing business will depend upon the offers we receive and our analysis of the potential of that business. The enclosed Proxy Statement provides a summary of the status of such activities, and our current thinking about a possible reorganization. Most importantly, we are seeking your approval of the sale of our manufacturing business, should an offer be negotiated. Your vote on this and the other matters before the meeting is critical, and we ask you to return your proxy promptly.

     After reading the Proxy Statement and accompanying materials, please mark, sign and promptly return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

     A copy of the Company's Annual Report is also enclosed for your information. At the annual meeting we will review the activities of The Lamaur Corporation over the past year and our plans for the future. The Board of Directors and Management look forward to seeing you at the annual meeting.

                                          Very truly yours,


                                          /s/ DON G. HOFF

                                          DON G. HOFF
                                          Chairman of the Board and
                                          Chief Executive Officer

                             THE LAMAUR CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 2, 1998

TO THE STOCKHOLDERS:

     Please take notice that the Annual Meeting of the Stockholders of The Lamaur Corporation, a Delaware corporation (the "Company"), will be held on November 2, 1998, at 10:00 a.m., local time, in the conference room at the Company's principal offices located at One Lovell Avenue, Mill Valley, California 94941, for the following purposes:

          1. To elect five directors to hold office for a one year term and until their respective successors are elected and qualified;

          2. To ratify a reduction in the number of members of the board of directors from seven to five;

          3. To consider and vote upon a proposal to approve and adopt a potential sale of certain assets relating to the Company's manufacturing operations in consideration for the highest bid and on such other terms as the Company negotiates as described under "Proposal 3: Approval and Adoption of Sale Transaction" in the accompanying Proxy Statement.

          4. To consider, approve and ratify the appointment of Deloitte & Touche LLP as the Company's independent public auditors for the year ending December 31, 1998; and

          5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on September 10, 1998 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Company's principal offices located at One Lovell Avenue, Mill Valley, California 94941.

                                          By order of the Board of Directors,

                                          /s/ John D. Hellmann
                                          -----------------------
                                          JOHN D. HELLMANN
                                          Secretary

Mill Valley, California
October 2, 1998

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                             THE LAMAUR CORPORATION

                            ------------------------

                                PROXY STATEMENT
                    FOR 1998 ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy is solicited by the Board of Directors (the "Board") of The Lamaur Corporation, a Delaware corporation ("Lamaur" or the "Company"), for use at its annual meeting of stockholders to be held on November 2, 1998, or any adjournment or postponement thereof at 10:00 a.m., local time, in the conference room at the Company's principal offices located at One Lovell Avenue, Mill Valley, California 94941, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is October 2, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                       SOLICITATION AND VOTING OF PROXIES

     The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who hold stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

     On September 10, 1998 (the "Record Date"), the Company had outstanding 5,894,468 shares of its common stock (the "Common Stock"), all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by such stockholder. Also, as of the Record Date, the Company had outstanding 1,000,000 shares of Series A Preferred Stock and 763,500 shares of Series B Preferred Stock (the Series A Preferred Stock and the Series B Preferred Stock together, the "Preferred Stock"). The Preferred Stock is convertible into an aggregate of 1,163,910 shares of Common Stock at a rate of 0.66 shares of Common Stock per share of Preferred Stock held. Each holder of Preferred Stock is entitled to one vote for each share of Common Stock into which such Preferred Stock held by such stockholder is convertible.

     The Company's Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. The Preferred Stock votes with the Common Stock on an as-converted basis on all matters, except as otherwise required by Delaware law or by the Company's Certificate of Incorporation. Votes for and against, abstentions and "broker non-votes" will each be counted as present for purposes of determining the presence of a quorum.

     All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

                            INFORMATION ABOUT LAMAUR

     This Proxy Statement includes forward-looking statements regarding expectations as to the purchase price that might be received for the Manufacturing Assets (as defined below), the plans for continuation of a retail brands business, and other statements which include words such as "believes," "expects," "anticipates" or words of similar effect. While these statements reflect management's reasonable judgment, numerous factors may cause actual results to vary materially from those expressed in such statements, including those factors set forth under the caption "Certain Factors" below and elsewhere in this Proxy Statement. Actual results are particularly dependent upon management's ability to (i) identify and conclude negotiations for the sale of the Manufacturing Assets with an appropriate buyer, (ii) reorganize operations whether or not such a sale occurs and (iii) continue to work with creditors until they are being timely paid.

RECENT EVENTS

     In March 1998, the Company retained the investment banking firm of McCabe, Mintz & Company, L.L.C. ("MMC") to explore strategic alternatives to maximize stockholder value. In 1998, the Company reported earnings of $616,000 in the first quarter, and losses of $1,710,000 in the second quarter. Expected revenues for future periods are not expected to generate sufficient cash to meet the Company's current operating needs and to satisfy its extended obligations. To address the cash requirements, MMC, in conjunction with management, has identified numerous potential acquirers of some or all of the assets of the Company and has sought bids or other proposals from such parties. The Board has been meeting on a regular basis to review the status of these proposals and to consider various alternatives available to the Company. In June, based upon such review, management and the Board determined that a sale of the Salon brands and certain related assets was most likely to reach a definitive agreement in the near future. Accordingly, the Board approved the sale of the brands, inventory and certain intellectual property to the third party making the most favorable bid, subject to certain minimum bid requirements. On July 15, 1998 the Company entered into a definitive agreement with Shiseido Co. Ltd.'s subsidiary, Zotos International, Inc. ("Zotos"), to sell certain assets of the Company's Professional Salon Brands, including inventory and other related assets, for a purchase price of $11,000,000, subject to adjustment based on inventory levels. The transaction closed on July 31, 1998. The proceeds of the sale were used to pay down a portion of the Company's bank debt, reduce trade payables and for working capital. However, even after such sale, the Company needs to generate additional cash through one or more transactions to meet its obligations. The Company believes a sale of its manufacturing assets is the most effective means to generate such cash, and such a sale is discussed in Proposal 3.

     The Company currently intends to continue its retail business, which generated approximately $67 million in revenue in the last twelve months from branded products to traditional mass, food and drug retailers. The Company's WILLOW LAKE(R) brand of shampoos, conditioners and styling aids, launched in 1997, presently accounts for approximately fifty percent of Retail division revenues. The Company believes that the WILLOW LAKE(R) product line, properly supported, can provide the foundation upon which additional products can be added such as bath and body or skin care products. In addition to revenues from the Company's other retail brands, future growth may come from acquisition or licensing of other products in the niche segment of the personal care market. The Company also is considering plans to sell or continue its manufacturing operations on a contract basis.

     Management believes that the Company may be able to generate more cash to pay creditors through ongoing, reorganized retail operations than through a sale of its retail assets, and that the sale of such assets would not be sufficient to effect any distribution of proceeds to stockholders. Further, management believes that there is an opportunity for a future return to stockholders through such reorganized operations. However, the Company with MMC is actively exploring additional asset sales and will consider offers to acquire all of the Company's assets or outstanding shares of the Company's stock through a merger, acquisition or tender offer. Based on information currently available, the Company believes that a sale of additional assets is likely, and it is currently anticipated that the Company's manufacturing facility and related assets in Fridley, Minnesota may be sold. An important factor in any decision to pursue this plan is the price that the Company might receive for its manufacturing business and/or its Retail division assets.

     No assurance can be given that management and the Board will continue to carry out its plan for reorganized operations or that if the plan is pursued that the Company will be successful in carrying out this plan or that the Company will not determine based upon future offers that it is in the best interests of the Company, its creditors and its stockholders to sell the Retail division assets as well as the manufacturing business.

     If the Company determines that a sale of all of its assets (i.e., both the plant and Retail division assets) would be in the best interests of the Company, its creditors and its stockholders, it is anticipated that a plan of liquidation would be proposed to stockholders. The preferred stockholder is entitled in a liquidation to a preference of approximately $15 million before any payment may be made to common stockholders. Based upon discussions to date, there will be less than $15 million available for distribution to the preferred stockholder if all of the assets are sold currently. Therefore, unless the preferred stockholder waives this right or converts to common, no distribution would be available to common stockholders. The availability of funds for distribution to common stockholders is one of the matters that the Board will consider in determining whether it is in the interests of the Company, its creditors and/or its stockholders to continue the operation of the business.

     No assurance can be given that any such asset sales will occur at all or will occur on terms favorable to the Company. The Company finances its ongoing operations through its credit agreement with Norwest Business Credit, its primary lender ("Norwest"), and by extended terms from its creditors. The Company is currently in compliance with all financial covenants in its agreements with Norwest, but no assurance can be given that the Company will continue to be in compliance with such covenants. Norwest holds a security interest in substantially all of the Company's assets, including cash.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership as of July 31, 1998 of the Company's Common Stock by (i) each director, (ii) each of the executive officers listed in the Summary Compensation Table below, (iii) all executive officers and directors as a group and (iv) each person known by the Company to be the beneficial owner of five percent or more of the outstanding Common Stock. The percentage owned is calculated based upon 5,894,468 shares of Common Stock outstanding as of July 31, 1998. Unless otherwise indicated, each of the stockholders has sole voting investment power with respect to the shares beneficially owned, subject to applicable community property laws.

                                                              AMOUNT AND
                                                              NATURE OF
                                                              BENEFICIAL        PERCENTAGE
                  NAME OF BENEFICIAL OWNER                    OWNERSHIP           OWNED
                  ------------------------                    ----------        ----------
Don G. Hoff(1)..............................................  2,044,725            33.4%
  One Lovell Avenue, Mill Valley, CA 94941
Perry D. Hoff(2)............................................  1,841,485            31.1%
  East 5058 Grapeview Loop, Allyn, WA 98524
Intertec Holdings, L.P.(3)..................................  1,810,425            30.7%
  East 5058 Grapeview Loop, Allyn, WA 98524
DowBrands Inc.(4)...........................................  1,163,910            16.5%
  9550 Zionsville Road, Indianapolis, IN 46268
Parsow Partnership, Ltd.(5).................................    543,200             9.2%
  P.O. Box 0449, Elkhorn, NE 68022
Futurtec, L.P.(6)...........................................    419,842             7.1%
  111 Great Neck Road, Suite 301, Great Neck, NY 11021
Kennedy Capital Management, Inc.............................    340,350             5.8%
  10829 Olive Boulevard, St. Louis, MO 63141
Dominic J. LaRosa(7)........................................    272,733             4.5%
Gerald Eppner(8)............................................     93,100             1.6%
Ronald P. Williams(9).......................................     60,420             1.0%
William M. Boswell(10)......................................     65,634             1.1%
Michele L. Redmon(11).......................................     41,507               *
Joseph F. Stiley, III(12)...................................     37,200               *
Paul Dean(13)...............................................     23,900               *
Harold M. Copperman(13).....................................     14,900               *
All executive officers and directors of the Company as a
  group
  (14 persons)(14)..........................................  2,898,706            43.5%

---------------
  *  Represents less than one percent (1%)

 (1) Includes 234,300 shares that may be acquired by Mr. Hoff upon the exercise of options exercisable within 60 days of July 31, 1998. Includes 1,810,425 shares held by Intertec Holdings, L.P. See footnote 3. Mr. Hoff is the father of Perry D. Hoff.

 (2) Includes 10,560 shares held directly by Mr. Perry Hoff and 20,500 shares that may be acquired by Perry D. Hoff upon the exercise of options exercisable within 60 days of July 31, 1998. Includes 1,810,425 shares held by Intertec Holdings, L.P. See footnote 3. Mr. Perry Hoff is the son of Don
     G. Hoff. See footnote 1.

 (3) 1,810,425 shares are by Intertec Holdings, L.P., an investment partnership whose general partner is Intertec Holdings, Inc., a corporation of which Don G. Hoff is a director, Perry D. Hoff is president and a director and other members of the Hoffs' immediate family are the remaining officers and directors and whose sole limited partner is Intertec Ltd., a limited partnership in which Don G. Hoff, together with his wife, holds a 25% limited partner interest, Perry D. Hoff holds a 25% limited partner interest and members of the Hoffs' immediate family own the remainder of limited partnership interest, and whose general partner is a corporation of which Don G. Hoff is a director, Perry
D. Hoff is an officer and a director and other members of the Hoffs' immediate family are the remaining officers and directors.

 (4) Consists of 1,163,910 shares that may be acquired upon the conversion of Series A and Series B Convertible Preferred Stock. DowBrands Inc. owns 100% of the outstanding Series A and Series B Preferred Stock.

 (5) Includes 130,000 shares held by Elkhorn Partners Limited Partnership, an affiliate of Parsow Partnership, Ltd., as to which Parsow Partnership, Ltd. disclaims beneficial ownership.

 (6) Futurtec Capital Corp., the general partner of Futurtec, L.P., exercises sole voting and investment power over the shares held by Futurtec, L.P. Ido Klear is the sole stockholder of Futurtec Capital Corp.

 (7) Includes 20,000 shares held by members of Mr. LaRosa's immediate family, as to which Mr. LaRosa disclaims beneficial ownership. Includes 166,000 shares that may be acquired upon the exercise of options exercisable on or after September 30, 1998. See "Compensation of Directors and Executive
     Officers -- Compensation Committee Report -- Repricing of Options."

 (8) Includes 20,500 shares that may be acquired upon the exercise of options exercisable within 60 days of July 31, 1998.

 (9) Includes 54,950 shares that may be acquired upon the exercise of options and warrants exercisable on or after September 30, 1998. See "Compensation of Directors and Executive Officers -- Compensation Committee
     Report -- Repricing of Options."

(10) Includes 59,600 shares that may be acquired upon the exercise of options and warrants exercisable within 60 days of July 31, 1998.

(11) Includes 36,500 shares that may be acquired upon the exercise of options and warrants on or after September 30, 1998. See "Compensation of Directors and Executive Officers -- Compensation Committee Report -- Repricing of Options."

(12) Includes 7,300 shares that may be acquired upon the exercise of options exercisable within 60 days of July 31, 1998.

(13) Includes 13,900 shares that may be acquired upon the exercise of options exercisable within 60 days of July 31, 1998.

(14) Includes 769,475 shares that may be acquired upon the exercise of options and warrants exercisable within 60 days of July 31, 1998. 293,050 of these options are not exercisable until September 30, 1998. See "Compensation of Directors and Executive Officers -- Compensation Committee Report -- Repricing of Options."

                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

     Set forth below for all directors are the names, ages, positions with the Company and period of service. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified or until resignation or removal.

              NAME OF DIRECTOR                 AGE              POSITION(S)
              ----------------                 ---              -----------
Don G. Hoff                                    62     Chairman of the Board and Chief
                                                      Executive Officer
Dominic J. LaRosa                              55     President and CEO -- Lamaur
                                                      Division and Director
Harold M. Copperman(1)(4)(6)                   64     Director
Perry D. Hoff(3)                               39     Director
Joseph F. Stiley, III(2)(5)                    59     Director

---------------
(1) Chairman of the Audit Committee.

(2) Member of the Audit Committee.

(3) Chairman of the Nominating Committee.

(4) Member of the Nominating Committee.

(5) Chairman of the Compensation Committee.

(6) Member of the Compensation Committee.

     The Employment Agreement between the Company and Don G. Hoff (the "Hoff Employment Agreement") provides that Mr. Hoff will continue to be nominated for election as a director of the Company at each annual meeting of stockholders through 1998 and be appointed as Chairman of the Board for so long as he serves as the Company's Chief Executive Officer. See "Employment Agreements and Change of Control Agreements -- Hoff Employment Agreement."

     Don G. Hoff is the founder of the Company and has served as its Chairman of the Board and Chief Executive Officer since its formation in 1993. Mr. Hoff has also served as Chairman and Chief Executive Officer of Intertec Holdings, Inc., a private investment company specializing in technology, since 1975. Mr. Hoff serves as a Director for a number of mutual funds with major financial institutions. He is currently Chairman of Baring's Asia Pacific Fund and has been a Director of the fund since 1991. He also serves as a Director of a cluster of Prudential Mutual Funds, including since 1990 the Prudential Short Term Global Income Fund. He also has been a Director of Baring's Greater China Fund since 1992. Mr. Hoff spends the majority of his time on the business of the Company.

     Dominic J. LaRosa joined the Company as a director in September 1995, and has been President and CEO of the Lamaur Division since November 1995. From 1993 to 1995, Mr. LaRosa was the founding President and Chief Executive Officer of J.B. Williams Company, Inc., a personal care products company. From 1982 to 1992, he held senior management positions at Colgate Palmolive/The Mennen Company, including President and CEO of the Aromatic Industries Division
(1989 - 1992), General Manager of the Personal Care Division (1987 - 1989) and Vice President, Marketing (1982 - 1987).

     Harold M. Copperman has been a Director of the Company since September 1995. Mr. Copperman is Vice Chairman of Impulse Telecommunications Corporation ("ITC"), a position he has held since 1990. ITC provides strategic management and engineering consulting resources to enterprises and investors. Mr. Copperman has held chief executive officer and other senior management, business development and marketing positions with large multi-national organizations and entrepreneurial start-up ventures.

     Perry D. Hoff has been a Director of the Company since April 1993. He has been the President and a Director of Intertec Holdings, Inc., since 1990, and a Director and Vice President of Operations of Innovative

Capital Management, Inc., a private investment company affiliated with Intertec Holdings, L.P., a major stockholder of the Company, since 1980. Perry D. Hoff is the son of Don G. Hoff.

     Joseph F. Stiley, III has been a Director of the Company since March 1994. From 1993 to 1994, Mr. Stiley was Vice President of the Company, responsible for research and development. From December 1987 to 1993, Mr. Stiley was a consultant to high technology companies, including Intertec Ltd. Mr. Stiley has consulted to the governments of Canada and France, European and domestic corporations, and has participated in the development of international standards for communications.

     Meetings of the Board of Directors. The Board of Directors of the Company held a total of seven meetings during the year ended December 31, 1997. The Audit Committee held four meetings and the Compensation Committee held four meetings during the year ended December 31, 1997. Each director attended at least 75% of Board and, where applicable, committee meetings held in 1997.

     The Audit Committee, established in April 1993, consisted of Messrs. Eppner (Chairman), Dean and Copperman until the resignation of Messrs. Eppner and Dean on July 27, 1998. On August 11, 1998, the Board elected to change the composition of the Audit Committee. Currently, Messrs. Copperman (Chairman) and Stiley serve on the Audit Committee. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, review the scope of their annual audit and other services the accountants are asked to perform, review their report on the Company's financial statements following the audit, review the accounting and financial policies of the Company and review management's procedures and policies with respect to the Company's internal accounting controls.

     The Compensation Committee, also established in April 1993, currently consists of Messrs. Stiley (Chairman) and Copperman. Mr. Dean was also a member until his resignation. The functions of the Compensation Committee are to review and approve salaries, benefits and bonuses for all executive officers of the Company, and to review and recommend to the Board of Directors matters relating to employee compensation and employee benefit plans. The Compensation Committee also administers the Company's stock option plans.

     The Nominating Committee, established in February 1997, currently consists of Messrs. Perry Hoff (Chairman) and Copperman. Mr. Dean was also a member until his resignation. The purpose of the Nominating Committee is to develop criteria for nominating new members of the Board and to identify potential candidates for such nomination. The Nominating Committee will consider stockholder recommendations for new directors with the potential nominee's consent. However, the final determination of whether a candidate will be nominated to become a member of the Board is reserved for the Nominating Committee. Any suggestions may be submitted in writing, attention "Nominating Committee of the Board of Directors," at the Company's headquarters.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     License Agreement. In May 1993, the Company acquired from Intertec Ltd., a Delaware limited partnership ("Intertec Ltd."), for a 30-year period, the exclusive worldwide rights to use all technology owned by Intertec Ltd. relating to cosmetic hair care applications. The 30-year exclusive license agreement (the "License") gives the Company the right to develop, manufacture and sell products for cosmetic hair care applications based on the technology. Intertec Ltd., which is entirely owned by Mr. Don Hoff and members of his immediate family, is the sole limited partner in Intertec Holdings, L.P., the Company's principal shareholder. The License is non-assignable, but the Company may sublicense the rights granted to it provided the sublicense includes certain protective provisions. The Company issued, as consideration for the grant of the license, a promissory note in the principal amount of $1.0 million, and agreed to pay a royalty as described below. The Company's promissory note, as amended effective as of May 1993 (the "Intertec Note"), is payable to Intertec Holdings, L.P., as agent for Intertec Ltd., in four equal annual installments of $250,000, commencing May 29, 1997. The Intertec Note accrues interest in arrears at 5.5% per annum, payable with each installment of principal. The Company has also agreed to pay certain legal expenses, which have been incurred by Intertec Ltd. in connection with preparing and prosecuting the patent application for the patent covering the technology. The Company paid $5,064 of such expense during 1997.

     The Company will pay a royalty to Intertec Ltd. equal to (i) 1.0% of the Company's proceeds from any direct sales made by the Company of products, instruments or components using, or derived from, the technology, and (ii) 1.0% of the "revenue base" of the Company's sub-licensees. The "revenue base" is the proceeds received by the sub-licensees for their sales of products using the technology. This royalty declines in steps as the revenue base increases, ultimately declining to 0.4% when cumulative sales from all products using the technology reach $10.0 billion. The Company has no sub-licenses as of the date of this Proxy Statement, and there can be no assurance it will enter into any sub-license on terms favorable to the Company. Upon expiration in 2012 of the patent held by Intertec Ltd., the Company will be unable to deny competitors access to the underlying technology.

     The terms of the license agreement were not established by arm's length negotiations or independent appraisal.

     Common Stock Purchase Agreement. In March 1996, the Company and Intertec Holdings, L.P. entered into a stock purchase agreement pursuant to which Intertec Holdings, L.P. agreed to purchase from the Company, and the Company agreed to sell to Intertec Holdings, L.P., shares of Common Stock at $8.00 per share. Intertec Holdings, L.P. is required to purchase an aggregate of 146,107 shares. Intertec Holdings, L.P. is obligated, subject to there being no event of default under the Company's loan agreements and certain other customary conditions, to purchase and pay for the shares in four equal installments commencing on May 29, 1997. The deferred purchase price under the stock purchase agreement accrues interest from and after the closing of the Company's initial public offering on May 22, 1996 at 5.5% per annum, payable with each installment.

     On May 29, 1997, Intertec Holdings, L.P. was issued 36,526 shares of the Company's Common Stock in the first installment. On May 29, 1997, the Company made the first scheduled payment on the Intertec Note.

     Intertec Holdings, L.P. had the option to accelerate one or more purchases under the stock purchase agreement on 30 days prior notice to the Company. The Company had the option, at any time or from time to time, to terminate Intertec Holdings, L.P.'s purchase rights with respect to one or more of the installments, on 10 days prior notice to Intertec Holdings, L.P. On February 16, 1998, Intertec Holdings, L.P. elected to accelerate all purchases under the stock purchase agreement, and on March 18, 1998 Intertec Holdings L.P. was issued 109,581 shares of the Company's Common Stock in consideration of which the balance of the Intertec Note was cancelled.

     Facilities and Equipment. Pursuant to a lease dated October 1, 1996 (the "Sublease"), the Company subleased from Intertec, a division of Innovative Capital Management Inc. ("Intertec"), an affiliate of Messrs. Don Hoff and Perry Hoff, directors of the Company, for a 36-month term expiring in September 1999, office space (6,008 square feet) in Mill Valley, CA, together with most of the furniture and office equipment at that location. The space was leased for a rent of $9,012 per month. Under the terms of the Sublease, the Company is responsible for property taxes, insurance and maintenance. The furniture and office equipment are leased for $1,774 per month. Total payments for the office space to Intertec in 1997 were $128,801, comprised of $102,144 in building rent, $6,882 in equipment rent, and $19,775 in taxes. Based upon research conducted by the Company, the Intertec lease payments are 25% to 50% below market rates. Intertec uses a small office at the facility and has provided and received office services from time to time. In addition, at no charge to the Company, Intertec manages the headquarters office and has been responsible for Lamaur's human resources functions there. The Company believes the value of such office space is insignificant but that the provision of such services by Intertec without charge has resulted in significant cost savings to the Company. Except for the foregoing, Intertec and Company expenses incurred at the facility are fully segregated and separately accounted for.

     On December 4, 1997, the Company notified Intertec that it would like to terminate the Sublease with respect to 1,784 square feet of the space, and as of March 31, 1998 the Sublease was amended to terminate the sublease of that space and to provide that the Company shall have no further obligations to Intertec with respect to the terminated space. Intertec agreed to relieve the Company of this obligation without any consideration to Intertec.

     Travel Agent Services. The Company uses as a travel agent Diana Weeck, who is the sister of Mr. Don Hoff. In addition to standard commissions, the Company paid fees to Mrs. Weeck of $1,996 during 1997. Management believes the fees charged by Mrs. Weeck are consistent with charges normally charged in the industry, and that her services result in significant cost savings to the Company.

     Manufacturing Agreement with DowBrands. In connection with the acquisition by the Company of the Personal Care Division of DowBrands in November 1995, the Company and DowBrands entered into a two-year agreement (with two additional one-year extensions at DowBrand's election) pursuant to which the Company continued to serve as DowBrands sole supplier of certain household cleaning products, subject to the Company maintaining competitive pricing and delivery schedules. Pursuant to the agreement, DowBrands agreed to accept $3.0 million of credits to be applied towards purchases of finished products in eight equal quarterly installments of $375,000 commencing February 1996. During 1997, net sales to DowBrands were $16.4 million. On November 15, 1997, the Manufacturing Agreement expired without extension by Dow.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that Forms 5 have been filed for such persons as required, the Company believes that, during the year ended December 31, 1997, all reporting persons complied with Section 16(a) filing requirements applicable to them, except as follows: Mr. LaRosa and Michael G. Piff filed Form 5s for the year ended December 31, 1997 approximately one week late, for two and three transactions, respectively.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

     The following table sets forth, for the three years ended December 31, 1997, certain compensation information with respect to the Company's Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of December 31, 1997 (collectively, the "Named Executive Officers"), based upon salary and bonus earned by such executive officers and individuals in 1997.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                             ANNUAL COMPENSATION                 AWARDS
                                  -----------------------------------------   ------------
                                                               OTHER ANNUAL    SECURITIES     ALL OTHER
                                                               COMPENSATION    UNDERLYING    COMPENSATION
  NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS        (1)(2)       OPTIONS(3)        (4)
  ---------------------------     ----   --------   --------   ------------   ------------   ------------
Don G. Hoff.....................  1997   $278,253         --      $3,229             --             --
  Chairman and Chief Executive    1996    250,000   $195,000       2,808             --             --
  Officer                         1995     31,730         --          --             --             --
Dominic J. LaRosa...............  1997    246,086         --      37,765        232,000             --
  President and CEO -- Lamaur     1996    200,000    145,000      33,191        100,000         50,000
  Division                        1995     15,384         --       4,371        132,000         52,750
William M. Boswell..............  1997    177,796         --       1,170         59,600             --
  Vice President, Sales, Retail   1996    144,371     53,000      12,715         59,600         30,000
  Group of Lamaur Division        1995     11,538         --       4,371         39,600         19,750
Ronald P. Williams..............  1997    151,005         --       2,105         69,800             --
  Executive Vice President        1996    102,540     36,000      55,935         69,800         15,000
  Lamaur Division                 1995      8,402         --       7,796         19,800         16,275
Michele L. Redmon...............  1997    138,111         --         153         39,800             --
  Vice President, Marketing,      1996    119,165     50,000       4,304         39,800         15,000
  Retail Group of Lamaur          1995      9,230         --       7,840         19,800         13,875
  Division

---------------
(1) For 1997, includes (i) $36,415 of reimbursed expenses for Mr. LaRosa including $15,140 for rental of an apartment, and $12,806 cash to assist in the payment of taxes due on the amount of such reimbursed expenses; (ii) $1,500 for Mr. Williams for relocation expenses. Also includes imputed income in 1997 resulting from life insurance premiums in the amount of $3,229 for Mr. Hoff, $1,350 for Mr. LaRosa, $1,170 for Mr. Boswell, $605 for Mr. Williams and $153 for Ms. Redmon.

(2) For 1996, includes (i) $31,700 for Mr. LaRosa for relocation expenses includes $11,555 cash to assist in the payment of taxes, $12,139 for Mr. Boswell includes $2,373 cash to assist in the payment of taxes, $55,589 for Mr. Williams includes $17,543 cash to assist in the payment of taxes, and $4,161 for Ms. Redmon includes $1,213 cash to assist in the payment of taxes, (ii) imputed income in 1996 resulting from life insurance premiums in the amount of $2,808 for Mr. Hoff, $864 for Mr. LaRosa, $576 for Mr. Boswell, $346 for Mr. Williams and $143 for Ms. Redmon and (iii) vehicle allowance of $627 paid to Mr. LaRosa in 1996.

(3) Represents stock options granted in the years shown with exercise prices equal to or not less than fair market value on the date of grant. No SARs were granted in such years. For 1997, includes options granted with the cancellation of a similar number of options in connection with the Company's repricing program. Options repriced for Messrs. Hoff, LaRosa, Boswell, Williams and Redmon were 0, 232,000, 59,600, 69,800 and 39,800, respectively.

(4) Represents non-cash credits that can be used to exercise options.

                           OPTION GRANTS IN LAST YEAR

     The following table sets forth information with respect to stock options granted to the Named Executive Officers during 1997.

                                                                                             POTENTIAL REALIZABLE
                                                % OF TOTAL                                     VALUE AT ASSUMED
                                  NUMBER OF       OPTIONS                                    ANNUAL RATES OF STOCK
                                  SECURITIES    GRANTED TO                                  PRICE APPRECIATION FOR
                                  UNDERLYING     EMPLOYEES                                      OPTION TERM(2)
                                   OPTIONS       IN FISCAL     EXERCISE OR    EXPIRATION    -----------------------
              NAME                GRANTED(1)       YEAR        BASE PRICE        DATE          5%           10%
              ----                ----------    -----------    -----------    ----------    ---------    ----------
Don G. Hoff.....................        --           --              --              --

Dominic J. LaRosa...............   132,000         20.1           $2.25        12/31/02      $84,876      $188,496
                                   100,000         15.2           $2.25         8/28/06      $64,300      $142,800

William M. Boswell..............    39,600          6.0           $2.25         8/28/06      $47,872      $117,362
                                    20,000          3.0           $2.25         8/28/06      $24,178      $ 59,274

Ronald P. Williams..............    20,000          3.0           $2.25         8/28/06      $24,178      $ 59,274
                                    19,800          3.0           $2.25         8/28/06      $23,936      $ 58,681
                                    30,000          4.6           $2.25        12/03/06      $37,616      $ 92,882

Michele L. Redmon...............    20,000          3.0           $2.25         8/28/06      $24,178      $ 59,274
                                    19,800          3.0           $2.25         8/28/06      $23,936      $ 58,681

---------------
(1) All options were granted on November 5, 1997 in connection with the Company's option repricing which involved cancellation of a similar number of options at higher exercise prices ranging from $ 3.03 to $4.25. These options have the same vesting schedule as the cancelled options. See "Compensation of Directors and Executive Officers -- Compensation Committee Report -- Repricing of Options."

(2) Potential realizable value is based on the assumption that the price of the Common Stock appreciates at the rate shown, compounded annually, from the date of grant until the end of the option term. The values are calculated in accordance with rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation.

                   AGGREGATE OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information regarding options to purchase shares of the Company's Common Stock that were held by the Named Executive Officers during 1997. No such options were exercised during 1997.

                                                                 VALUE OF UNEXERCISED
                           SHARES UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS AT
                            OPTIONS AT DECEMBER 31, 1997          DECEMBER 31, 1997
                           ------------------------------    ----------------------------
          NAME             EXERCISABLE      UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
          ----             -----------      -------------    -----------    -------------
Don G. Hoff..............    234,300               --            $0              $0
Dominic J. LaRosa........    133,000           99,000             0               0
William M. Boswell.......     36,500           23,100             0               0
Ronald P. Williams.......     31,850           37,950             0               0
Michele L. Redmon........     21,650           18,150             0               0

COMPENSATION OF DIRECTORS

     During 1997, the Company's non-employee Directors were paid $1,000 per quarter (plus reasonable out-of-pocket expenses), plus $500 per day for each meeting beyond the four regularly scheduled meetings. The Directors held three telephonic Board Meetings during 1997 in addition to the four regularly scheduled meetings. The Directors received no additional compensation for attendance at these meetings. In addition, non-employee Directors are entitled to receive options to purchase shares of Common Stock under the

Company's Stock Option Plan for Non-Employee Directors and Advisory Board Members (the "Outside Director Option Plan").

     On May 8, 1997, each of the non-employee Directors received an option to purchase 3,300 shares under the Outside Director Option Plan, which had an exercise price of $2.88 per share. These options vest one year from the date of grant.

NON-CASH CREDITS

     Prior to 1997 the Company granted non-cash credits ("Non-Cash Credits") to its executive officers and other employees and consultants which can be used by the recipient to exercise stock options. As of December 31, 1997 Non-Cash Credits held by Messrs. Hoff, LaRosa, Boswell, Williams and Ms. Redmon were as follows: $355,000, $102,750, $49,750, $31,275 and $28,875, respectively. As of
December 31, 1997 total Non-Cash Credits outstanding were $692,213.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board currently consists of Joseph F. Stiley, III (Chairman) and Harold M. Copperman. None of these individuals were at any time during 1997, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

COMPENSATION COMMITTEE REPORT

     The following is the report of the Compensation Committee of the Board describing compensation policies and rationales applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1997. The information contained in the performance graphs shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

     Compensation Philosophy. The philosophy of the Company's Compensation Committee regarding executive compensation is to attract and retain highly talented executives and to motivate them to high levels of performance, recognizing the different impact that various executives have on the achievement of corporate goals. To achieve these objectives the Company pays executives on a total compensation approach that includes varying combinations of base salary, annual bonus (dependent on corporate and individual performance), and stock options. After evaluating management's performance, the Compensation Committee approves compensation and pay levels. Stock option grants to executive officers are approved by the Compensation Committee.

     Base Salary. Salaries for executive officers are reviewed annually, and are adjusted based upon performance contribution, management recommendation and market conditions.

     Bonus. The Compensation Committee determines the level of bonus compensation for the entire corporate bonus program based upon corporate and senior management performance, which are judged based on corporate earnings. Bonuses within that pool are then allocated.

     Stock. The Company believes that stock options granted to key employees, including executive officers, provide such persons with compensation based on overall Company performance as reflected by the stock price, create a valuable retention device through three-year vesting schedules and help align employees' and stockholders' interests. Stock options are typically granted at the time of hire, at the time of promotion or at the time of achievement of a significant corporate objective. Individual stock option award levels are determined primarily by a matrix that allocates the available shares based on position within the Company, with discretionary adjustments based on subjective performance factors.

     Compensation of Chief Executive Officer. The compensation of Don G. Hoff in 1997 was approved by the Compensation Committee. The Compensation Committee determined the Chief Executive Officer's compensation after considering the same factors used to determine the compensation of other executive officers. For 1997, the Compensation Committee approved an increase in Mr. Hoff's base salary from $250,000 to $280,000 per annum.

     Repricing of Options. The Compensation Committee determined that the purposes of the Company's stock option plan were not being adequately achieved with respect to those employees holding options that were exercisable above current market value and that it was essential to the best interest of the Company and the Company's stockholders that the Company retain and motivate such employees. The Compensation Committee further determined that it would be in the best interest of the Company and the Company's stockholders to provide such optionees the opportunity to exchange their above-market value options for options exercisable at current market value. On November 5, 1997, upon approval by the Compensation Committee, the Company offered holders of 587,000 outstanding options under the 1996 Stock Incentive Plan, at exercise prices ranging from $3.03 to $4.25, the opportunity to exchange such options for new options with the same vesting schedule as the cancelled options, at an exercise price of $2.25 per share, the fair market value of the Company's Common Stock. A total of 587,000 options at a weighted average exercise price of $3.91 were exchanged. Pursuant to the terms of the Company's repricing offer, in February 1998 these options would have reverted to the exercise price set forth in the cancelled option. However, the Compensation Committee adopted an Option Amendment Program whereby certain optionees were offered the opportunity to have certain options remain priced at $2.25 per share. The amended options are not exercisable until September 30, 1998. A total of 516,900 options at a weighted average exercise price of $3.90 were exchanged pursuant to the Option Amendment Program. If an optionee's employment with the Company is terminated for any reason or no reason prior to September 30, 1998 the optionee is not entitled to exercise any portion of the amended option. However if an optionee's employment with the Company is terminated as a result of the death or disability of such optionee then the amended option may be exercised in accordance with its terms. Messrs. Hoff, LaRosa, Boswell, Williams, and Ms. Redmon included 0, 232,000, 59,600, 69,800 and 39,800 options in the Option Amendment Program.

     The following table sets forth information with respect to the repricing of those options held by executive officers of the Company at the time of the repricing.

                           TEN-YEAR OPTION REPRICING

                                                                                                            LENGTH OF
                                                                                                         ORIGINAL OPTION
                                                 NUMBER OF                                                TERM IN YEARS
                                                 SECURITIES   MARKET PRICE                                REMAINING AT
                                                 UNDERLYING   OF STOCK AT    EXERCISE PRICE     NEW          DATE OF
                                      DATE OF     OPTIONS       TIME OF        AT TIME OF     EXERCISE    REPRICING OR
    NAME AND PRINCIPAL POSITION      REPRICING    REPRICED     REPRICING       REPRICING       PRICE        AMENDMENT
    ---------------------------      ---------   ----------   ------------   --------------   --------   ---------------
Dominic J. LaRosa..................   11/5/97     132,000        $2.25           $3.03         $2.25         5.2
  President and CEO                   11/5/97     100,000        $2.25           $4.25         $2.25         8.8
  of Lamaur Division
William M. Boswell(1)..............   11/5/97      39,600        $2.25           $4.25         $2.25         8.8
  Vice President, Sales --            11/5/97      20,000        $2.25           $4.25         $2.25         8.8
  Retail Group of Lamaur Division     8/28/96      39,600        $4.25           $6.06         $4.25         9.13
Richard T. Loda(2).................   8/28/96      25,000        $4.25           $6.06         $4.25         9.54
  Vice President, Science and
  Technology
Michele L. Redmon..................   11/5/97      19,800        $2.25           $4.25         $2.25         8.8
  Vice President, Marketing --        11/5/97      20,000        $2.25           $4.25         $2.25         8.8
  Retail Group of Lamaur Division     8/28/96      19,800        $4.25           $6.06         $4.25         9.13
Ronald P. Williams.................   11/5/97      19,800        $2.25           $4.25         $2.25         8.8
  Executive Vice President --         11/5/97      20,000        $2.25           $4.25         $2.25         8.8
  Lamaur Division                     11/5/97      30,000        $2.25           $4.00         $2.25         9.1
                                      8/28/96      19,800        $4.26           $6.06         $4.25         9.13
John D. Hellmann...................   11/5/97      16,500        $2.25           $3.03         $2.25         5.2
  Vice President,                     11/5/97      20,000        $2.25           $4.25         $2.25         8.8
  Chief Financial Officer

                                                                                                            LENGTH OF
                                                                                                         ORIGINAL OPTION
                                                 NUMBER OF                                                TERM IN YEARS
                                                 SECURITIES   MARKET PRICE                                REMAINING AT
                                                 UNDERLYING   OF STOCK AT    EXERCISE PRICE     NEW          DATE OF
                                      DATE OF     OPTIONS       TIME OF        AT TIME OF     EXERCISE    REPRICING OR
    NAME AND PRINCIPAL POSITION      REPRICING    REPRICED     REPRICING       REPRICING       PRICE        AMENDMENT
    ---------------------------      ---------   ----------   ------------   --------------   --------   ---------------
Donald E. Porter...................   11/5/97      20,000        $2.25           $4.25         $2.25         8.8
  Vice President, Corporate
  Development
Michael G. Piff....................   11/5/97       8,000        $2.25           $4.00         $2.25         9.1
  Vice President, Sales --            11/5/97       1,400        $2.25           $4.25         $2.25         5.25
  Retail Group, Lamaur Division       11/5/97       5,000        $2.25           $4.25         $2.25         5.25
Jay T. Olson.......................   11/5/97       9,900        $2.25           $4.25         $2.25         8.8
  Vice President, Finance             11/5/97      15,000        $2.25           $4.25         $2.25         8.8
  Lamaur Division                     11/5/97      10,000        $2.25           $4.25         $2.25         9.1
John A. Anzur(2)...................   11/5/97      50,000        $2.25           $4.25         $2.25         8.8
  Vice President, General Counsel     11/5/97      20,000        $2.25           $4.25         $2.25         8.8
John G. Hewson(2)..................   8/28/96      13,200        $4.25           $6.06         $4.25         9.17
  Vice President, Business
  Development Planning and
  Administration -- Lamaur Division
Patrick T. Parenty(2)..............   8/28/96      13,200        $4.25           $6.06         $4.25         9.17
  Vice President, Sales -- Lamaur
  Salon Division

---------------
(1) Such executive officer is no longer employed at the Company.

(2) Such executive officers are no longer employed at the Company and these options expired without being exercised.

     Summary. It is the opinion of the Compensation Committee that the executive compensation policies and programs in effect for the Company's executive officers provide an appropriate level of total remuneration that properly aligns the Company's performance and interests of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner.

                                          COMPENSATION COMMITTEE
                                          Harold M. Copperman
                                          Joseph F. Stiley, III

                            STOCK PERFORMANCE GRAPH

     In accordance with Exchange Act regulations, the following performance graph compares the cumulative total stockholder return on the Company's Common Stock to the cumulative total return on the Nasdaq Stock Market and a selected group of peer issuers over the same period. The peer issuers consist of DEP Corporation, BeautiControl Cosmetics, Inc., DEL Laboratories, Inc., and The Stephan Co. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on May 23, 1996 (the date of the Company's initial public offering) and that all dividends were reinvested. The information contained in the performance graphs shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

                                       THE LAMAUR
                                       CORPORATION           NASDAQ            PEER GROUP
May-96                                      100                 100                 100
Dec-96                                    51.56              103.75              125.77
Dec-97                                    18.75              127.34              154.41

CONSULTING FEES TO JOSEPH F. STILEY, III AND HAROLD M. COPPERMAN

     During 1997, Messrs. Copperman and Stiley performed Consulting Services for the Company and were paid $13,000 and $13,500, respectively. These fees were in addition to the fees paid to these individuals as directors.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Hoff Employment Agreement

     In November 1995 the Board approved an employment agreement (the "Hoff Employment Agreement") with Don G. Hoff, Chairman and Chief Executive Officer, originally entered into as of June 1, 1994, and modified as of November 6, 1995, and which took effect immediately following the closing of the Company's acquisition of the Personal Care Division of DowBrands on November 16, 1995. The Hoff Employment Agreement provides for Mr. Hoff's continued employment as Chief Executive Officer of the Company for a term ending on December 31, 1998 (the "term of employment"), reporting to the Board, and devoting so much of his business time to the affairs of the Company as the Board requires. The Hoff Employment Agreement provides that Mr. Hoff's salary as Chief Executive Officer (which was increased from $250,000 to $280,000 per annum effective December 30, 1996) may not be decreased without his consent. In the event Mr. Hoff is unable to perform his duties as Chief Executive Officer because of a disability, he shall be entitled to his full base salary for a period of twelve months from the date of disability and 50% of such base salary for twelve additional months. In addition, the Employment Agreement provides that Mr. Hoff will continue to be nominated for election as a director of the Company at each annual meeting of stockholders and be appointed as Chairman of the Board so long as he serves as the Company's Chief Executive Officer.

     Under the Employment Agreement, Mr. Hoff shall be required during the term of his employment and for one year thereafter not to engage in any activity competitive with the Company or any of its subsidiaries or affiliates (except that he may own up to 5% of the voting stock of any publicly held corporation). Mr. Hoff is also required to assign to the Company all inventions, discoveries, know-how or other proprietary technology relating to hair care which he conceives, reduces to practice or otherwise creates during the term of employment.

     If, prior to the expiration of the term of employment, Mr. Hoff is discharged by the Company with "cause" (defined in the Hoff Employment Agreement to mean a discharge for any reason other than conviction of a felony, disability or a discharge as a result of a material breach of any other provision of the Hoff Employment Agreement by the Company which Mr. Hoff elects to treat as a discharge with cause, including, but not limited to, certain events which would constitute a "change of control" of the Company, as defined in the Hoff Employment Agreement, without Mr. Hoff's written consent), Mr. Hoff will be entitled to all benefits under the Hoff Employment Agreement as if he had continued to be employed during the full term of employment. In addition, if there is a discharge with cause (i) in lieu of further salary payments under the Hoff Employment Agreement, Mr. Hoff will be entitled to receive within three days after the date of discharge, an amount equal to the sum of the discounted present value of the base salary to which he would have been entitled under the Hoff Employment Agreement from the date of discharge through December 31, 1998 (assuming a 5% yearly increase in his base salary for each remaining calendar year during the term of employment), and (ii) all options previously granted to Mr. Hoff, to the extent not then vested or exercisable, shall become immediately vested and exercisable in full.

     As of December 29, 1997, Mr. Hoff had elected to defer 50% of his base salary and was paid at the rate of $140,000 per annum. Effective April 30, 1998, Mr. Hoff informed the Company he wished to return his salary to $280,000 per annum retroactive to December 29, 1997.

     Employee Severance Agreements

     On May 6, 1997, the Board of Directors and the Compensation Committee approved employee severance agreements (the "Severance Agreements") with ten officers of the Company, including the following Named Executive Officers:
Dominic J. LaRosa, Ronald P. Williams, Michelle Redmon and William M. Boswell. The Agreements were entered into as of July 1, 1997.

     The Severance Agreements are intended to provide certain key employees with certain protection from events that could occur in connection with certain changes of control of the Company. In the event of an Involuntary Termination (as defined in the Severance Agreements) of the employee within 24 months of such Change of Control (as defined in the Severance Agreements), then as of the date of such Involuntary Termination:

          (i) the Company shall pay in cash on the date of the Involuntary Termination one and one-half times the employee's most recent annual full-time base compensation in effect prior to the Change of Control;

          (ii) the Company shall provide medical, dental and basic life insurance no less favorable than such insurance that was in effect for the employee and his or her dependents during his or her most recent full time period of employment prior to the Change of Control for a period equal to the shorter of 18 months from the end of the month in which the Involuntary Termination occurs or the date the employee becomes covered under another insurance plan as a result of obtaining new employment;

          (iii) the Company shall pay in cash to the employee an amount equal to 25% of the employee's most recent annual full-time base compensation in effect prior to such Change of Control provided that such employee's principal place of residence at any time within 24 months from the Involuntary Termination changes from the employee's principal place of residence immediately prior to the Involuntary Termination and provided further that the payment under this paragraph of the Agreement shall be reduced by the amount of any moving expenses paid by a new employer of employee;

          (iv) at the option of the employee within six months from the Involuntary Termination, the Employee may borrow from the Company the principal sum equal to one and one-half times the employee's most recent annual full-time base compensation in effect immediately prior to such Change of Control at the lowest rate of interest permitted by the Internal Revenue Service to avoid the imputation of income.

AUDIT COMMITTEE REVIEW

     The Audit Committee of the Board is conducting a review of transactions between the Company and its directors and officers and related parties of such directors and officers. See "Proposal No. 2 -- Reduction in the Number of Directors."

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

     On July 14, 1998, the Board of Directors resolved to reduce the number of directions of the Company from seven to five, and a board of five directors is to be elected at the Annual Meeting of Stockholders. See "Proposal No.
2 -- Reduction in the Number of Directors." Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of the Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of the Stockholders or until a successor has been elected and qualified or until resignation or removal.

     The nominees are set forth below:

        NAME           AGE                 POSITION(S)                  DIRECTOR SINCE
        ----           ---                 -----------                  --------------
Don G. Hoff..........  62     Chairman of the Board and Chief                1993
                              Executive Officer
Dominic J. LaRosa....  55     President and CEO -- Lamaur Division           1995
                              and Director
Harold M. Copperman..  64     Director                                       1995
Perry D. Hoff........  39     Director                                       1993
Joseph F. Stiley,      59     Director                                       1994
  III................

     Please see "Directors and Executive Officers -- Directors" above for information concerning the nominees. If elected, the nominees will serve as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although the Company knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as the Company may designate.

     If a quorum is present and voting, the nominees receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes have no effect on the vote.

     The five directors nominated for election voted in favor of the proposal to nominate such directors. Gerald A. Eppner and Paul E. Dean who were then directors abstained from the vote. See "Proposal No. 2 -- Reduction in the Number of Directors."

                A MAJORITY OF THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE "FOR" THE NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 2

                      REDUCTION IN THE NUMBER OF DIRECTORS

     The Company's Bylaws provide that the number of directors may be reduced by a resolution of the Board. On July 14, 1998 the Board elected to reduce the number of directors on the Board from seven to five. Mr. Eppner abstained from voting on the proposal to reduce the number of directors to five and all other directors voted in favor of the proposal. The Board also voted to nominate Messrs. Don Hoff, Perry Hoff, Joseph Stiley, Harold Copperman and Dominic LaRosa as nominees for such five Board seats. The purpose of the proposal was to reduce the Board to a number of directors which management believes will be more appropriate and effective in running the Company in the future, based upon the Company's currently proposed plan for ongoing operations as described in this Proxy Statement. See "Information About Lamaur -- Recent Events." On July 27, 1998 each of Messrs. Eppner and Dean submitted resignations from the Board, effective as of such date.

     There have been a number of disagreements among members of the Board in the recent past, including disagreements regarding maintaining the Company's headquarters office. Management believes that closing the headquarters would interfere with necessary corporate functions, and that relocation of the three officers and one support person would be disruptive to the Company's business. The Board has voted against proposals to close the headquarters office on May 18, 1998 and June 12, 1998 by votes of four to three and five to two, respectively. The directors who will not be continuing as members of the Board voted for the proposals in each case.

     On April 30, 1998 the Audit Committee, of which Mr. Eppner was the Chairman, and Mr. Dean a member, initiated a review of officers' and directors' expenses and related party transactions, which review was to include an examination of internal control practices involving relocation and headquarters-related expenses, compensation, and legal fees. Prior to their resignations, Messrs. Eppner and Dean expressed their concerns about such matters and about whether the committee's review process was being interfered with. Management does not believe such concerns have merit.

     Because the review includes payments made to all members of the Board and the Audit Committee, the Board proposed that the Audit Committee engage independent counsel to assist in completing the review. Six of seven directors, including two of the three members of the Audit Committee, voted in favor of the proposal. Mr. Eppner, the former Chairman of the Audit Committee, abstained; however, at the time of his resignation, Mr. Eppner had also agreed with the Board's recommendation to engage independent counsel. The Audit Committee has engaged former United States District Judge Charles Renfrew to assist with the timely completion of the independent review.

     The reduction in the number of directors requires approval only of the directors of the Company. However, stockholder approval of the matter is sought to ensure that the vote of the directors on the measure will not be challenged based upon the fact that the five directors voting in favor of the matter are also the directors nominated to stand for election at the Annual Meeting. If the reduction in the number of directors is not ratified by the stockholders, the Board does not intend to reconsider the matter, and the Company will continue to have a five member Board unless and until the Board reconsiders the number of directors.

                A MAJORITY OF THE BOARD OF DIRECTORS RECOMMENDS
             APPROVAL OF THE REDUCTION IN THE NUMBER OF DIRECTORS.

                                 PROPOSAL NO. 3

                   APPROVAL AND ADOPTION OF SALE TRANSACTION

     Approval is sought for the sale of certain assets of the Company. The Board has evaluated the Company's business, results of operations, financial position and prospects were it to continue operations as currently conducted. As discussed above under "Information About Lamaur -- Recent Events," revenues from operations for future periods are not expected to generate sufficient cash to meet the Company's current operating needs and to satisfy its extended obligations. In addition, the Board believes that competitive industry conditions make it extremely difficult for the Company to continue its operations as currently structured. As a result the Company believes it should sell additional assets and restructure its ongoing retail operations, and is seeking approval of the sale of certain manufacturing assets in one or more transactions at a purchase price at least equal to $14,000,000. The approval of the sale transaction includes authorization by the stockholders for the Board and management to negotiate and approve all actions and terms necessary for management to complete such a transaction. Depending upon whether the sale transaction constitutes a "sale of substantially all assets" under Delaware law, management may in certain cases proceed with the sale even if stockholder approval has not been obtained, as described below. See "Approval and Adoption of Sale Transaction -- Requirements Regarding Approval by Stockholders."

SALE OF THE MANUFACTURING BUSINESS

     The Company is seeking approval by its stockholders of the sale of the assets relating to its manufacturing business (the "Sale Transaction"). The assets proposed to be sold (the "Manufacturing Assets") would consist of some or all of the Company's assets, properties, rights and business relating to the manufacturing activities conducted at the Company's facility in Fridley, Minnesota (the "Facility"). The Company owns, subject to Norwest's security interest, the real property, plant equipment and fixtures at the Facility, substantially all of which are expected to be included in the Manufacturing Assets. The Manufacturing Assets may include some or all of the Company's raw materials and contracts to manufacture for third parties (including Zotos) as well as other various assets. The Manufacturing Assets would not include (i) existing finished inventory, those patents, trademarks and tradenames, and pending applications and other intellectual property, and rights and interests under contracts and commitments, relating to retail brands, except to the extent, if any, licenses thereunder were necessary for the purchaser to conduct ongoing manufacturing operations at the Facility and (ii) other assets necessary for the management of the retail business. The Company anticipates that a proposed purchaser would assume certain liabilities relating to the Manufacturing Assets, but such terms will be subject to the specific terms negotiated with a potential acquirer. The Company expects that the Manufacturing Assets would be sold to a single acquirer, but stockholder approval is sought for one or more sales provided the aggregate purchase price exceeds the Minimum Price, as defined below.

CONSIDERATION

     The Board of Directors will evaluate the proposed consideration offered in a Sale Transaction in relation to the market value, book value and cash flow derived from the Manufacturing Assets. In addition, the Board may determine that any Sale Transaction may be subject to the receipt by the Board of a fairness opinion from MMC to the effect that the transactions contemplated by the Sale Transaction are fair, from a financial point of view, to the Company, its stockholders and creditors. The Board has not made a definitive determination as to whether to obtain such an opinion. The Board is seeking approval from the stockholders to sell the Manufacturing Assets at a minimum price of $14,000,000 (the "Minimum Price"). The Minimum Price may include the assumption by the Purchaser of certain liabilities which would reduce the cash purchase price deliverable to the Company. The Minimum Price also may include proceeds from the sale of certain raw materials. The Board is seeking stockholder approval for any sale that the Company negotiates and closes prior to January 31, 1999 that is, in the Board's judgment, the highest price obtainable for the Manufacturing Assets, in the best interest of the creditors and stockholders of the Company, and which meets or exceeds the Minimum Price.

OTHER TERMS

     The principal terms in any Sale Transaction will be the purchase price, identification of assets and assumption of liabilities. Other provisions which may be negotiated are the extent of the representations and warranties, the indemnification for breach thereof and the escrow, if any, of a portion of the purchase price. Due to its financial position and need for cash to finance ongoing operations, the Company believes that any indemnity and/or escrow must be minimal. However, management will negotiate such terms as it deems reasonable and in the interests of creditors and stockholders in light of the purchase price and other terms proposed by each potential buyer. The approval by the stockholders of this proposal includes authorization of management and the Board to agree to such terms as they deem advisable in concluding the sale.

REQUIREMENTS REGARDING APPROVAL BY STOCKHOLDERS

     The Company believes that the sale of the Manufacturing Assets potentially may be a sale of "substantially all assets" under Section 271 of the Delaware Corporation Law (the "Delaware Law"). Such transactions require the approval of a majority of the Company's stockholders and, under the Company's Certificate of Incorporation, approval of a majority of the Preferred Stock. However, under the Delaware law, whether the Sale Transaction constitutes a sale of substantially all assets depends upon certain facts and circumstances. Generally, a sale of substantially all assets does not occur unless (i) the value of the assets sold, or the contribution of such assets to profits and revenues is greater than 50% of the value of all assets, profits or revenues of a corporation, or (ii) the sale would change the nature of a corporation's business in a fundamental manner. The determination of whether a sale of substantially all assets has occurred is dependent upon the facts and circumstances at the time of the sale. Currently, the Company believes that the Manufacturing Assets do not constitute more than 50% of its assets or contribute more than 50% of profits or revenues. Further, the Company believes that its primary business is developing, marketing and selling consumer products, and that the sale of the Manufacturing Assets will not alter this business. It has become common amongst the entities with whom the Company competes to subcontract the manufacturing of products as a means of lowering costs and/or capital requirements. For the foregoing reasons, the Sale Transaction may not constitute a sale of "substantially all assets." However, for avoidance of doubt and in order to have the opportunity to expedite a Sale Transaction, should it be negotiated, the Board believes that it is in the interest of the Company's constituencies to obtain stockholder approval prior to entering into an agreement for a Sale Transaction. If such approval is obtained in advance, the time between the signing of an agreement and the closing may be reduced by sixty days or more. If for any reason stockholder approval is not obtained, the Board will reconsider this matter and may proceed with a Sale Transaction if it obtains an opinion from legal counsel that, based upon the facts and circumstances at the time, such sale does not constitute a sale of substantially all assets. The Board intends to maintain flexibility to conclude the Sale Transaction if possible, as it believes it is vital to the interests of the Company, its creditors and stockholders.

     The holders of the Company's preferred stock have the right under the Company's Certificate of Incorporation to elect to treat any sale of substantially all assets as a liquidation. Assuming that the Sale Transaction is a sale of substantially all assets, the Company will seek the commitment of the preferred stockholders not to exercise this right (the "Waiver"). Further, it is unclear what the exercise of this right would mean in the context of a Sale Transaction, as it is essential that the Company use the proceeds to pay creditors and finance operations, and no money is likely to be available for distribution to the preferred stockholders. Nevertheless, the Company is seeking the Waiver to clarify this matter.

BACKGROUND OF THE TRANSACTION

     During 1997, the Company experienced financial difficulty including declining sales and a substantial loss for the full year. In 1998, the Company reported earnings of $616,000 in the first quarter, and losses of $1,710,000 in the second quarter. Expected revenues for future periods, however, are not expected to generate sufficient cash to meet the Company's operating needs as currently organized and to satisfy its extended obligations. To address these cash requirements, MMC, in conjunction with management, has identified numerous potential acquirers of some or all of the assets of the Company and has sought bids or other proposals from such parties. The Board has met on a regular basis to review the status of these proposals and to consider various alternatives available to the Company. In June, based upon such review, management and the Board determined that a sale of the Salon brands and certain related assets was most likely to reach a definitive agreement in the near future. Accordingly, the Board approved the sale of the Salon brands, inventory and certain intellectual property to the third party making the most favorable bid, subject to certain minimum bid requirements. On July 15, 1998 the Company entered into a definitive agreement with Zotos to sell certain assets of the Company's Professional Salon Brands, including inventory and other related assets, for a purchase price of $11,000,000, subject to adjustment based on inventory levels. The transaction closed on July 31, 1998. The proceeds of the sale were used to pay down a portion of the Company's bank debt, reduce trade payables and for working capital.

     At Board meetings subsequent to the transaction with Zotos, the Board has determined that the sale of the Manufacturing Assets is an important part of the Company's strategy related to satisfying its obligations to creditors and continuing its retail operations. Such a sale will generate cash while dramatically lowering the Company's operating expenses. The Board has also determined to seek the highest price currently available for such assets provided the other terms of the transaction are reasonable. Depending upon the price and timing of offers, it may be necessary for the Company to operate its manufacturing business as a subsidiary, to seek a joint venture, to merge the operations with others, or if profitable operations are not sustainable, to outsource the Company's production, close the facility and sell it for its real estate value. The Company believes the value of the Manufacturing Assets under such circumstances could be less than the Minimum Price. However, the Company has no current intention to sell the business for a lower price unless it appears appropriate at the time, at which time the Board will need to seek stockholder approval for such sale if it finds such sale would constitute a sale of "substantially all assets" under the Delaware Law at that time.

REASONS FOR THE TRANSACTION

     As described above, after the sale of the Manufacturing Assets, the Company believes that it will be able to satisfy its existing obligations to creditors and continue operations. However, without such sale the Company may not be able to generate enough cash to continue existing operations, assuming the Company determines to proceed with its plan for the operation of the retail brands. The Company has, through MMC, extensively canvassed the market over a period of five months and believes that it will be able to obtain the highest possible price for the Manufacturing Assets through this process. As a result, the Board believes that the Sale Transaction will be in the best interest of creditors and stockholders as it will provide a means to satisfy creditor obligations and an opportunity to finance ongoing operations assuming the Company determines to and is able to generate sufficient capital to pursue such operations. It is also possible that the Company will determine to sell off all of its assets, including the Manufacturing Assets, and then to propose a plan of liquidation and dissolution for the Company. This decision has not been made and will depend upon numerous factors including the bid prices obtained for the Company's assets, including the Manufacturing Assets, the results of operations over the next two quarters, the Company's ability to pay creditors, and the determination of the Board and management regarding whether to pursue ongoing operations. The Company may also determine to sell other assets or restructure operations in a different manner than currently contemplated. While the Board has not made a final determination on the Sale Transaction or any of these matters, the Board believes it is important to be prepared to sell the Manufacturing Assets promptly if an appropriate transaction can be negotiated. Essentially, this will put the Company in the best possible position to be able to meet any demands from creditors. For example, it is possible that the Company's future operating results could result in a breach of covenants in the Company's agreement with Norwest, the Company's supplier of revolving credit. In such case, all the Company's obligations to Norwest would become immediately due and payable. Further, it is possible that one or more of the Company's creditors whose accounts are beyond the 60 day terms negotiated between the Company and such creditors, could seek to force the Company into bankruptcy. Without the flexibility to promptly close a sale of the Manufacturing Assets, the Company could lose substantial control in negotiating with Norwest and other creditors. Stockholder approval is the most likely and time consuming delay that would impede a rapid close. Further, a sale of the Manufacturing Assets and the continuing of retail operations will position the Company to be able to obtain the highest value for its inventory and accounts receivable. Finally, the Board has considered the possibility of operating the Facility as a contract manufacturer but does not believe, at present, that the Company is in a position to successfully undertake such operations. For all of the above reasons, the Board recommends approval of the proposal to sell the Manufacturing Assets.

CONDITIONS TO CONSUMMATION OF A SALE TRANSACTION

     The obligations of the Company to consummate the Sale Transaction will be subject to the satisfaction or waiver of closing conditions which the Company anticipates will be in standard form, including, among others: (i) the absence of any injunction or other order of any governmental agency that prevents consummation of the Sale Transaction; (ii) the receipt of all authorizations, consents or approvals of any and all governmental regulatory authorities necessary to consummate the Sale Transaction, including the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable; (iii) the accuracy in all material respects of the representations and warranties contained in any agreement by which a Sale Transaction is consummated (a "Purchase Agreement"); and (iv) the performance in all material respects of all obligations required to be performed prior to closing by a Purchase Agreement. In addition, in order to sell the Manufacturing Assets and continue retail operations, the Company will need to negotiate a manufacturing services agreement with the purchaser or with a third party, and the completion of such an agreement is expected to be a condition to the closing of the Sale Transaction. The approval of the Sale Transaction includes authorization by the stockholders for the Board and management to negotiate and approve such conditions, and such other terms as they deem necessary and reasonable in order to conclude the Sale Transaction.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a description of certain material U.S. federal income tax consequences of the Sale Transaction. This discussion does not address all federal tax consequences that may result from the Sale Transaction, but is a general and abbreviated summary, based on interpretations of existing sources of law. In addition, this discussion does not address any state, local, or foreign tax consequences, or any federal tax consequences other than those relating to the income tax. No assurances can be given that future legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the conclusions expressed herein. The Company has not obtained an opinion of tax counsel regarding the tax consequences of the Sale Transaction. The Company is not requesting a ruling from the Internal Revenue Service ("IRS") regarding the tax consequences of the Sale Transaction, and there is no assurance that the IRS will not adopt positions contrary to the consequences discussed below.

     The Sale Transaction should be treated for U.S. federal income tax purposes as a taxable sale by the Company to the purchaser of the Manufacturing Assets in exchange for the actual purchase price, (including the sum of cash, any property received, and the value of any liabilities assumed by the purchaser (the "Sale Proceeds"). As a result, the Company would recognize gain (or loss) on each of the Manufacturing Assets (the "Assets") measured by the difference between the Company's tax basis in each Asset and the portion of the Sale Proceeds allocable to that Asset. In general, the Sale Proceeds should be allocable among the Assets in proportion to the fair market value of the Assets. The Company generally has no more than a nominal basis in any of the Assets.

     The Company may utilize capital losses only to the extent of capital gains. To the extent that the Assets constitute capital assets, the Company would generally recognize capital gain (or loss) on the sale, subject to the depreciation recapture rules of Section 1245 of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 1245 of the Code, a portion of the gain from the sale of certain capital assets (generally gain attributable to the sale of depreciable tangible personal property) may be treated as ordinary income. To the extent that the Assets are subject to Section 1231 of the Code (generally depreciable property, other than inventory, held for more than one year and used in the Company's business) other than capital assets, special rules may apply. If the Company's Section 1231 gains for the taxable year exceed the Company's Section 1231 losses for the year, such gain and losses are treated as long-term capital gains and long-term capital losses (subject to depreciation recapture and a special rule that treats the Company's net Section 1231 gain for the year as ordinary income to the extent of the Company's unrecaptured net
Section 1231 losses for the five preceding taxable years). If the Company's
Section 1231 gains do not exceed
its Section 1231 losses for the year, such gains and losses are treated as ordinary income and losses. The Company would recognize ordinary income (or loss), subject to the provisions of Section 1231 of the Code. Section 1231 of the Code, in certain circumstances and subject to a number of restrictions, treats as capital gain certain gain that otherwise would be taxed as ordinary income. The Company may offset gain recognized on the sale of the Assets by other losses, including net operating loss carryforwards that the Company currently has available. The Company anticipates that it currently has sufficient net operating loss carryforwards to offset any gains, capital or ordinary, that the Company would realize on the sale of the Assets.

     Because the Sale Transaction does not involve an exchange of, or change in the terms of, the outstanding shares of the Company's Common Stock, and because the Sale Transaction will not result in a liquidation of the Company, the Sale Transaction should have no federal income consequences for the Company's stockholders. However, stockholders having specific questions regarding the tax consequences impact of the Sale Transaction should consult their own tax advisors.

ACCOUNTING TREATMENT

     The transaction will be accounted for as a sale transaction and the Company will recognize as income or loss the difference between the book value of the assets sold and the purchase price.

     CERTAIN FACTORS

     In considering the proposal to approve the Sale Transaction, stockholders should consider the following, in addition to the other information in this Proxy Statement:

     Proceeds May be Insufficient to Meet Needs. While the Company believes that the proceeds from a Sale Transaction, together with expense reductions from reorganization will permit the Company to bring its liabilities in line with ongoing operations, depending upon the actual purchase price, the results of future operations, the status of the Company's compliance with its covenants to Norwest, and the liabilities of the Company at the time of a Sale Transaction, the proceeds of a Sale Transaction together with the Company's other assets may not be sufficient to meet its obligations to creditors. Further, no assurance can be given that a Sale Transaction will be negotiated or that stockholder approval of such transaction and its consummation will allow the Company to continue operations. No assurance can be given that even if a Sale Transaction is completed that the Company will not elect to or be forced into bankruptcy proceedings. However, management believes that a Sale Transaction at the Minimum Price will permit the Company to continue its operations.

     No Distribution to Stockholders. The Sale Transaction will not produce proceeds sufficient to allow a distribution to stockholders. Proceeds will be used exclusively to pay obligations to Norwest and to other creditors and for working capital. A distribution to common stockholders could occur only if the Company sold the Manufacturing Assets as well as the Retail division assets. Because the preferred stockholders would receive the first $15,000,000 of proceeds should all of the Company's assets be sold, there would be no distribution to common stockholders in such circumstances. No assurance can be given that a Sale Transaction will be consummated or that the approval of a Sale Transaction or its consummation will be sufficient to permit the Company to manage or satisfy its existing obligations, or that if a Sale Transaction is consummated, that the Company will be able to either operate the remaining assets or dispose of them in a manner which will lead to a distribution to the common stockholders or to improved financial performance.

     No Assurance Regarding Future Operations. The Sale Transaction may generate some cash to facilitate the Company's ability to finalize and carry out a reorganization around its retail brands. However, no assurance can be given that the Company will determine to proceed with such a plan, that the Company will have sufficient working capital to proceed with such a plan, or that such a plan will be successfully implemented, or if implemented, that such a plan will be successful or result in profitable operations. The success of such a plan will be dependent, among other things, on the continued market acceptance of the Company's retail products, reduced operational expenses, sustained or increased sales and the availability of advertising and marketing resources.

     Triggering Event for Severance. As disclosed under the caption "Compensation of Directors and Executive Officers -- Employment Contracts and Termination of Employment and Change of Control Arrangements -- Employee Severance Arrangements," certain employees and officers of the Company are entitled to severance benefits under the Severance Agreements if they are terminated within 24 months of specified "change of control" events. Such events include stockholder approval of a sale of substantially all assets. The Company has not determined whether the sale of the Manufacturing Assets will trigger a change of control or whether any of the persons with such Severance Agreements will be terminated. Further, the Company believes that such Severance Agreements may not have been intended to cover transactions such as the Sale Transaction and intends to preserve its rights to review and dispute the applicability of such provisions of the Severance Agreements to the Sale Transaction, if appropriate. However, if such provisions of the Severance Agreements were applicable and assuming all of such persons were subsequently terminated, the aggregate payment for severance is estimated at approximately $2,000,000. Additional benefits are also payable. No assurance can be given that terminated employees, if any, who are parties to the Severance Agreements would not assert claims for such amounts or that the Company would not determine that it was obligated to pay such amounts.

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                  APPROVAL OF THE POTENTIAL SALE TRANSACTIONS.

                                 PROPOSAL NO. 4

           RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

     The Board has nominated Deloitte & Touche LLP as independent public auditors to audit the consolidated financial statements of the Company for the year ending December 31, 1998. Deloitte & Touche LLP has acted in such capacity since its appointment in 1995. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

VOTE REQUIRED

     THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST AFFIRMATIVELY OR NEGATIVELY AT THE ANNUAL MEETING OF STOCKHOLDERS AT WHICH A QUORUM REPRESENTING A MAJORITY OF ALL OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IS PRESENT AND VOTING, EITHER IN PERSON OR BY PROXY, IS REQUIRED FOR APPROVAL OF THIS PROPOSAL. VOTES FOR AND AGAINST, ABSTENTIONS AND BROKER NON-VOTES WILL EACH BE COUNTED AS PRESENT FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM. NEITHER ABSTENTIONS NOR BROKER NON-VOTES WILL HAVE ANY EFFECT ON THE OUTCOME OF THE PROPOSAL.

               INTERIM FINANCIAL INFORMATION; UNAUDITED PRO FORMA
                             FINANCIAL INFORMATION

     Appendix 1 to this Proxy Statement which is a part of this Proxy Statement contains the Company's Financial Statements and Management's Discussion and Analysis for the period ended June 30, 1998. Appendix 2 to this Proxy Statement which is a part of this Proxy Statement contains an unaudited pro forma balance sheet and certain unaudited pro forma statements of operations.

          ANNUAL REPORT TO STOCKHOLDERS AND INCORPORATION BY REFERENCE

     Accompanying this Proxy Statement is a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Form 10-K"). The following information contained in the Annual Report is incorporated by reference into this Proxy Statement: (i) the section captioned "Business," (ii) the section captioned "Properties," (iii) the section captioned "Legal Proceedings," (iv) the section captioned "Selected Financial Data," (v) the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations," (vi) the section captioned "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure," and
(vii) the section captioned "Financial Statements and Supplementary Data." No other information contained in the Annual Report is or is deemed incorporated by reference in this Proxy Statement. Any statement contained in the Annual Report shall be deemed to be modified or superseded to the extent that it is modified or superseded by information contained in this Proxy Statement.

          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Pursuant to new amendments to Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, the Company's proxy for its 1999 Annual Meeting of Stockholders may confer discretionary authority to vote on any proposal submitted by a stockholder if written notice of such proposal was not received at the Company's executive office on or before March 30, 1999.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the Board knows of no other business that will be conducted at the 1998 Annual Meeting of Stockholders of The Lamaur Corporation other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors


                                          /s/ JOHN D. HELLMANN

                                          JOHN D. HELLMANN
                                          Secretary

October 2, 1998

                                   APPENDIX 1

                                                                        PAGE
                                                                        NO.
                                                                        ----
Part I -- Financial Information
  Item    Condensed Financial Statements (Unaudited)..................
     1.                                                                   2
          Condensed Balance Sheets as of June 30, 1998 and December
          31, 1997....................................................    3
          Condensed Statements of Operations for the Three and Six
          Months Ended June 30, 1998 and 1997.........................    4
          Condensed Statements of Cash Flows for the Six Months Ended
          June 30, 1998
          and 1997....................................................    5
          Notes to Condensed Financial Statements.....................    6
  Item    Management's Discussion and Analysis of Financial Condition
     2.   and Results of Operations for the Three and Six Months Ended
          June 30, 1998 and 1997......................................    8

                         PART I. FINANCIAL INFORMATION

ITEM 1. CONDENSED FINANCIAL STATEMENTS

     [See next page.]

                             THE LAMAUR CORPORATION

                            CONDENSED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                     ASSETS

                                                              JUNE 30,    DECEMBER 31,
                                                                1998          1997
                                                              --------    ------------
Current Assets:
  Cash and cash equivalents.................................  $    232      $  6,465
  Receivables from DowBrands................................         3           741
  Accounts receivable, net..................................    12,857        15,943
  Inventories...............................................    13,372        15,523
  Prepaid expenses and other current assets.................       401           453
                                                              --------      --------
          Total current assets..............................    26,865        39,125
Property, Plant and Equipment, Net..........................    18,477        19,131
Other Assets................................................        51            70
                                                              --------      --------
          Total Assets......................................  $ 45,393      $ 58,326
                                                              ========      ========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $ 12,876      $ 14,592
  Accrued expenses..........................................     3,120         4,666
  Accrued salaries, wages and employee-related expenses.....     1,700         2,211
  Current portion of long-term debt.........................     1,629         1,612
  Payables to related parties...............................        --           250
                                                              --------      --------
          Total current liabilities.........................    19,325        23,331
  Long-Term Debt............................................    15,511        23,546
  Related Party Obligations.................................        --           500
  Stockholders' Equity
     Preferred stock, $.01 par value, 4,000,000 shares
      authorized:
     Series A Preferred stock, $.01 par value, 1,000,000
      shares issued and outstanding at June 30, 1998 and
      December 31, 1997 ($10.0 million liquidation
      preference)...........................................     8,500         8,500
     Series B Preferred stock, $.01 par value, 763,500
      shares issued and outstanding at June 30, 1998 and
      December 31, 1997 ($5.0 million liquidation
      preference)...........................................     5,000         5,000
     Common stock, $.01 par value, 12,000,000 shares
      authorized, 5,884,468 and 5,747,544 shares issued and
      outstanding at June 30, 1998 and December 31, 1997,
      respectively..........................................        59            57
     Additional paid-in-capital.............................    20,552        19,852
     Stock subscriptions receivable.........................       (50)          (50)
     Accumulated deficit....................................   (23,504)      (22,410)
                                                              --------      --------
          Total stockholders' equity........................    10,557        10,949
                                                              --------      --------
          Total Liabilities and Stockholders' Equity........  $ 45,393      $ 58,326
                                                              ========      ========

                       See notes to financial statements.

                             THE LAMAUR CORPORATION

                       CONDENSED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                    THREE MONTHS ENDED       SIX MONTHS ENDED
                                                         JUNE 30,                JUNE 30,
                                                    ------------------      ------------------
                                                     1998       1997         1998       1997
                                                    -------    -------      -------    -------
Net Sales.........................................  $19,645    $25,401      $42,477    $51,681
Net Sales to DowBrands............................       --      5,115           --      8,048
                                                    -------    -------      -------    -------
          Total Net Sales.........................   19,645     30,516       42,477     59,729
Cost of Goods Sold................................   11,426     18,068       24,467     35,384
                                                    -------    -------      -------    -------
Gross Margin......................................    8,219     12,448       18,010     24,345
Selling, General and Administrative Expenses......    9,330     13,431       17,745     26,559
                                                    -------    -------      -------    -------
Operating Income (Loss)...........................   (1,111)      (983)         265     (2,214)
Interest Expense..................................     (590)      (435)      (1,403)      (833)
Other Income (Expense)............................       (9)        89           44        281
                                                    -------    -------      -------    -------
Net Loss..........................................   (1,710)    (1,329)      (1,094)    (2,766)
Dividends on Series B Preferred Stock.............     (100)      (100)        (200)      (200)
                                                    -------    -------      -------    -------
Net Loss Available to Common Shareholders.........  $(1,810)   $(1,429)     $(1,294)   $(2,966)
                                                    =======    =======      =======    =======
Basic Loss per Common Share.......................  $ (0.31)   $ (0.25)     $ (0.22)   $ (0.52)
                                                    =======    =======      =======    =======
Average Number of Basic Common Shares
  Outstanding.....................................    5,863      5,675        5,814      5,661
                                                    =======    =======      =======    =======
Diluted Loss per Common Share.....................  $ (0.31)   $ (0.25)     $ (0.22)   $ (0.52)
                                                    =======    =======      =======    =======
Average Number of Diluted Common Shares
  Outstanding.....................................    5,863      5,675        5,814      5,661
                                                    =======    =======      =======    =======

                       See notes to financial statements.

                             THE LAMAUR CORPORATION

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                               1998        1997
                                                              -------    --------
Cash Flows From Operating Activities:
Net loss....................................................  $(1,094)   $ (2,766)
  Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
     Utilization of DowBrands credits.......................       --        (750)
     Loss on disposal of assets.............................        3          12
     Depreciation and amortization..........................    1,014         774
     Effect of changes in:
       Receivables..........................................    3,824      (1,164)
       Inventories..........................................    2,151      (3,343)
       Prepaid expenses and other assets....................       52      (3,961)
       Payables.............................................   (1,916)      4,429
       Accrued expenses.....................................   (1,930)     (3,347)
                                                              -------    --------
     Net cash provided by (used in) operating activities....    2,104     (10,116)
Cash Flows From Investing Activities:
  Additions to property, plant and equipment................     (344)     (1,450)
  Proceeds from sale of assets..............................       --          16
                                                              -------    --------
     Net cash used in investing activities..................     (344)     (1,434)
Cash Flows From Financing Activities:
  Borrowings (repayments) under revolving credit agreement,
     net....................................................   (7,255)      4,190
  Borrowings of long-term debt..............................       --       3,496
  Repayments of long-term debt..............................     (763)       (676)
  Proceeds from sales of common stock, net..................       25         132
  Payment of preferred dividends............................       --        (300)
                                                              -------    --------
     Net cash provided by (used in) financing activities....   (7,993)      6,842
                                                              -------    --------
Net Decrease in Cash and Cash Equivalents...................   (6,233)     (4,708)
Cash and Cash Equivalents at Beginning of Period............    6,465      12,081
                                                              -------    --------
Cash and Cash Equivalents at End of Period..................  $   232    $  7,373
                                                              =======    ========

                       See notes to financial statements.

                             THE LAMAUR CORPORATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

 1. ORGANIZATION AND OPERATIONS

     The Company develops, formulates, manufactures and markets personal hair care products, consisting of shampoos, conditioners, hair sprays, permanent wave products and other styling aids, for both consumer and professional hair care markets.

 2. SIGNIFICANT ACCOUNTING POLICIES

     The accompanying condensed financial statements are unaudited and include all adjustments, which consist of only normal recurring accruals, that management considers necessary to fairly present the results for such periods. These financial statements should be read in conjunction with the financial statements and notes contained in The Lamaur Corporation's ("the Company") Annual Report on Form 10-K for the year ended December 31, 1997. Results for interim periods are not necessarily indicative of results for the full year.

     Cash and Cash Equivalents -- The Company considers all investments with an original maturity of three months or less on their acquisition date to be cash equivalents. These investments consist of U.S. Treasuries which at June 30, 1998 and December 31, 1997 were $0 and $6.2 million, respectively. These U.S. Treasuries represent restricted securities which are maintained as collateral in support of the revolving line of credit with Norwest Business Credit.

     Earnings Per Share -- Basic EPS is calculated using loss available to common shareholders divided by the weighted average of common shares outstanding during the year. Diluted EPS is similar to Basic EPS except that the weighted average common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive outstanding items, such as options had been exercised. The treasury stock method is used to calculate dilutive shares which reduces the gross number of dilutive shares by the number of shares purchasable from the proceeds of the options assumed to be exercised. All prior year earnings per share have been restated in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

     Comprehensive Income -- Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." SFAS 130 requires the disclosure of comprehensive income and its components in the general-purpose financial statements. For the periods ended June 30, 1998 and 1997, the Company did not engage in transactions related to foreign currency translation, unrealized gains in securities, or minimum pension liability adjustments. Accordingly, comprehensive income equals net income.

     Disclosures About Segments of an Enterprise and Related Information -- In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information," which is effective for the Company beginning January 1, 1998. SFAS 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. Lamaur has not yet completed its analysis of operating segments on which it will report. However, a preliminary analysis has concluded that the current reportable segments are consistent with the "management approach" methodology outlined in SFAS 131.

     Reclassification -- Certain reclassifications have been made in the accompanying financial statements in order to conform with the 1998 presentation.

                             THE LAMAUR CORPORATION

                                  (UNAUDITED)

     Inventories are stated at the lower of weighted average cost or market and include the following:

                                                        JUNE 30,    DECEMBER 31,
                                                          1998          1997
                                                        --------    ------------
                                                             (IN THOUSANDS)
Finished goods........................................  $ 8,568       $ 9,233
Work in process.......................................       44            93
Raw materials.........................................    4,760         6,197
                                                        -------       -------
          Total.......................................  $13,372       $15,523
                                                        =======       =======

                             THE LAMAUR CORPORATION

                                  (UNAUDITED)

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SIX MONTHS AND THREE MONTHS ENDED JUNE 30, 1998 COMPARED TO THE SIX MONTHS AND THREE MONTHS ENDED JUNE 30, 1997.

     Net sales for the six months ended June 30, 1998 were $42.5 million compared with $59.7 million for the same period in 1997, a decrease of $17.2 million or 28.8%. Net sales for the three months ended June 30, 1998 were $19.6 million compared with $30.5 million for the same period in 1997, a decrease of $10.9 million or 35.7%. The decrease in net sales for the six months and three months ended June 30, 1998 is principally due to the decline in sales of contract manufacturing as a result of the expiration of the manufacturing agreement with DowBrands in November 1997 and the decline in sales of Perma Soft(R), Salon Style(R), Style(R), and the Color Soft(TM) retail brands and the brands in the Company's salon division. There were no sales to DowBrands for the six months or three months ended June 30, 1998 as compared with $8.0 million and $5.1 million, respectively, for the same periods in 1997. Perma Soft(R), Salon Style(R), Style(R), Color Soft(TM) retail brands and the salon division brands had sales declines of $4.4 million, $3.5 million, $2.7 million, $1.8 million and $1.5 million, respectively, during the six months ended June 30, 1998, and declines of $2.1 million, $1.6 million, $1.4 million, $1.2 million and $1.6 million respectively during the three months ended June 30, 1998 as compared with the same periods in 1997. Perma Soft(R), Salon Style(R) and Style(R) have continued to decline in sales since management began its turnaround efforts in the first quarter of 1996. Management believes that sales of these and the Company's other retail brands are likely to continue to decline.

     The Company experienced sales growth from Willow Lake(R) during the six months and three months ended June 30, 1998 as compared with the same periods in 1997. The increased sales of Willow Lake(R) in 1998 are principally attributable to the launch of the Willow Lake(R) fixative line which started shipping in the fourth quarter of 1997. Willow Lake(R), the Company's premium-priced retail hair care product line targeted for the Naturals category and positioned as "Nature's Prescription for Beautiful Hair"(TM), was introduced in the fourth quarter of 1996. Sales growth of Willow Lake(R) will be in part dependent upon competition from other brands, consumer acceptance and marketing support behind this brand.

     Gross margin as a percentage of net sales was 42.4% for the six months ended June 30, 1998, as compared with 40.8% for the same period in 1997. Gross margin as a percentage of net sales was 41.8% for the three months ended June 30, 1998 as compared with 40.8% for the same period in 1997. The improvement in the gross margin as a percentage of net sales for the six months and three months ended June 30, 1998 is principally due to a change in product mix including increased sales of higher margin Willow Lake(R) products.

     Selling, general and administrative (SG&A) expenses were $17.7 million or 41.8% of net sales for the six months ended June 30, 1998, as compared with $26.6 million or 44.5% of net sales for the same period last year, a decrease of $8.9 million. SG&A expenses were $9.3 million or 47.5% of net sales for the three months ended June 30, 1998, as compared with $13.4 million or 44.0% of net sales for the same period last year, a decrease of $4.1 million. The decreases are principally attributed to reduced marketing expenses of $7.4 million and $3.6 million for the six and three months ended June 30, 1998, respectively, and reduced personnel, travel and other expenses as a result of the Company's cost cutting efforts. In 1997 the Company increased its marketing to support the launch of Willow Lake(R), and in 1998 such support was substantially reduced. In addition the Company has reduced marketing expenditures for other brands which have continued to experience sales declines. The lower level of marketing support in 1998 is a result of the Company's limited working capital. Because of the Company's limited working capital and the competitive environment for hair care products there can be no assurance concerning the future performance of Willow Lake(R) and other brands or the Company's ability to attain any particular level of sales or to be profitable in the future with the lower level of marketing.

                             THE LAMAUR CORPORATION

                                  (UNAUDITED)

     Interest expense increased to $1.4 million for the six months ended June 30, 1998, as compared with $0.8 million in the same period last year. Interest expense increased to $0.6 million for the three months ended June 30, 1998, as compared with $0.4 million in the same period last year. The increase in interest expense is principally attributable to higher borrowings under the Company's revolving line of credit with Norwest Business Credit to support the Company's working capital needs, the increased interest rate invoked by Norwest as a result of the Company being out of compliance with certain financial loan covenants during a portion of 1997, and fees related to the loan amendment in March 1998.

     As a result of the foregoing factors, the net loss for the six months ended June 30, 1998 was $1.1 million compared with $2.8 million for the same period in 1997.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's net working capital decreased by $8.3 million, from $15.8 million at December 31, 1997 to $7.5 million at June 30, 1998.

     As of June 30, 1998, the amounts outstanding under the Company's revolving and term loan facilities were $10.4 million and $5.5 million, respectively, as compared with $17.7 million and $6.2 million, respectively, as of December 31, 1997. In April 1998 the Company reduced its investment in US Treasury Securities from approximately $4.3 million to zero in accordance with the March 31, 1998 Amended Loan Agreement with Norwest Business Credit. These funds were used to pay down the revolving loan facility. The amendment also provided for setting 1998 financial covenants on the credit facility and increased the interest rate on the revolver from 1.5% to 2.5% above the base rate and increased the interest rate on the term loan from 1.75% to 2.75% above the base rate. The interest rates on the loans are variable and are tied to Norwest's base rate which was 8.5% at June 30, 1998. The interest rates on the revolver and the term loan are currently 11.0% and 11.25%, respectively. In addition Norwest lowered the advance rates on eligible receivables by five percentage points and eligible inventory by six percentage points. The term loan requires monthly principal payments of $116,666. The revolving line of credit and term loan with Norwest are secured by all of the assets of the Company and are payable in full by November 15, 2000. As of June 30, 1998 the Company was not in compliance with certain financial loan covenants. In August the Company received a waiver from the lender in regards to these covenants. No assurance can be given that the Company will continue to be in compliance with the financial loan covenants.

     In March 1998 Intertec Holdings, L.P. purchased 109,581 shares of the Company's common stock at $8.00 per share under a stock purchase agreement entered into in March 1996 between the Company and Intertec Holdings, L.P.. This was the basis upon which the Company paid off the remaining balance of $750,000 on a note payable to Intertec Holdings, L.P. for a license fee pursuant to a 1993 license agreement for its proprietary technology between the Company and Intertec Ltd., a limited partnership controlled by the Company's Chairman of the Board. The stock purchase fulfills the obligation of Intertec Holdings, L.P. to purchase a total of 146,107 shares under the agreement.

     Total accounts payable exceeding their normal payment terms were approximately $8.0 million as of June 30, 1998. Because the Company has announced its intent to obtain financing, and or establish an alliance through a merger or sale, major trade creditors and other creditors have extended their "normal" terms to allow the Company additional time to make payments. The Company is operating its business to preserve working capital in order to pay the Company's current and extended obligations. To date the Company has been able to make timely shipments to its customers.

     On July 31, 1998 the Company sold its Professional Salon Brands, including trade names and inventory ($3.0 million) for $11.0 million to Zotos International, Inc., a subsidiary of Shiseido Co., Ltd. Tokyo, Japan. The Company received $10.5 million cash. The balance of $.5 million will be held in an escrow account for six

                             THE LAMAUR CORPORATION

                                  (UNAUDITED)

months in order to provide funds for product returns and indemnity payments that the Company may become obligated to make to Zotos. The proceeds from this sale will be used to pay down a portion of the Company's loan facility with Norwest Business Credit, reduce past due obligations to other creditors and for working capital.

     As of June 30, 1998, the Company was $400,000 in arrears on the payment of dividends on its Series B preferred stock. The preferred stock provides for an annual dividend of $400,000, payable quarterly.

     The Company's ability to continue operations in the long term is dependent upon obtaining additional financing, which could occur as the result of a sale or a restructuring and refinancing of its manufacturing operation. The Company is actively pursuing these alternatives. No assurance can be given as to the timing of such financing or that a financing will be concluded. The Company is developing plans to restructure and continue its Retail operations.

                                   APPENDIX 2

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma balance sheet presents the financial position of the Company as of June 30, 1998, assuming that the Sale Transaction and the sale of the Salon Division on July 31, 1998 for $11 million, and the application of the net proceeds therefrom, occurred as of January 1, 1998. The unaudited pro forma statements of operations for the six months ended June 30, 1997 and for the year ended December 31, 1997 have been prepared assuming the Sale Transaction and the sale of the Salon Division on July 31, 1998 for $11 million, and the application of the net proceeds therefrom occurred as of January 1, 1997. The unaudited pro forma statement of operations for the six months ended June 30, 1998 has been prepared assuming the Sale Transaction and the sale of the Salon Division on July 31, 1998 for $11 million, and the application of the net proceeds therefrom occurred as of January 1, 1998. The unaudited pro forma balance sheet as of June 30, 1998, and the unaudited pro forma statements of operations for the six months ended June 30, 1998, June 30, 1997 and for the year ended December 31, 1997 are based on the historical balance sheet and statements of operations for the Company.

     The unaudited pro forma financial information give effect to certain pro forma adjustments which are described in the notes to these statements.

     The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations which would have been achieved had the above sales and the application of the proceeds therefrom been completed as of the respective date or periods presented, nor is it necessarily indicative of the Company's future financial position or results of operations. The unaudited pro forma financial information should be read in conjunction with the historical financial statements of the Company, including the notes thereto.

                             THE LAMAUR CORPORATION

                       PRO FORMA CONDENSED BALANCE SHEET
                                 JUNE 30, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                     ASSETS

                                                                           PRO FORMA
                                                            HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                            ----------    -----------    ---------
Current Assets:
  Cash and cash equivalents...............................   $    232      $  7,029      $  7,261
  Cash escrow account.....................................         --           500           500
  Accounts receivable, net................................     12,860            --        12,860
  Inventories.............................................     13,372        (3,583)        9,789
  Prepaid expenses and other current assets...............        401            --           401
                                                             --------      --------      --------
          Total current assets............................     26,865         3,946        30,811
Property, Plant and Equipment, Net........................     18,477       (17,271)        1,206
Other Assets..............................................         51            --            51
                                                             --------      --------      --------
          Total Assets....................................   $ 45,393      $(13,325)     $ 32,068
                                                             ========      ========      ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable........................................   $ 12,876      $     --      $ 12,876
  Accrued expenses........................................      3,120            --         3,120
  Accrued salaries, wages and employee-related expenses...      1,700            --         1,700
  Current portion of long-term debt.......................      1,629        (1,629)           --
                                                             --------      --------      --------
          Total current liabilities.......................     19,325        (1,629)       17,696
  Long-Term Debt..........................................     15,511       (15,476)           35
  Stockholders' Equity
     Preferred stock, $.01 par value, 4,000,000 shares
       authorized:
     Series A Preferred stock, $.01 par value, 1,000,000
       shares issued and outstanding at June 30, 1998
       ($10.0 million liquidation preference).............      8,500            --         8,500
     Series B Preferred stock, $.01 par value, 763,500
       shares issued and outstanding at June 30, 1998
       ($5.0 million liquidation preference)..............      5,000            --         5,000
     Common stock, $.01 par value, 12,000,000 shares
       authorized, 5,884,468 shares issued and outstanding
       at June 30, 1998...................................         59            --            59
     Additional paid-in-capital...........................     20,552            --        20,552
     Stock subscriptions receivable.......................        (50)           --           (50)
     Accumulated deficit..................................    (23,504)        3,780       (19,724)
                                                             --------      --------      --------
          Total stockholders' equity......................     10,557         3,780        14,337
                                                             --------      --------      --------
          Total Liabilities and Stockholders' Equity......   $ 45,393      $(13,325)     $ 32,068
                                                             ========      ========      ========
  Book value per share (Note 1)...........................   $  (0.76)                   $  (0.11)
                                                             ========                    ========

---------------

Note 1: Book value per share is calculated by dividing total stockholders' equity net of the liquidation preference of the Series A and Series B Preferred Stock by the actual number of common shares outstanding at June 30, 1998.

                             THE LAMAUR CORPORATION

                  PRO FORMA CONDENSED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                            SIX MONTHS ENDED                          SIX MONTHS ENDED
                                             JUNE 30, 1998                             JUNE 30, 1997
                                 --------------------------------------    --------------------------------------
                                                PRO FORMA                                 PRO FORMA
                                 HISTORICAL    ADJUSTMENTS    PRO FORMA    HISTORICAL    ADJUSTMENTS    PRO FORMA
                                 ----------    -----------    ---------    ----------    -----------    ---------
Net Sales......................   $42,477       $(13,632)      $28,845      $59,729       $(22,196)      $37,533
Cost of Goods Sold.............    24,467        (10,212)       14,255       35,384        (18,689)       16,695
                                  -------       --------       -------      -------       --------       -------
Gross Margin...................    18,010         (3,420)       14,590       24,345         (3,507)       20,838
Selling, General and
  Administrative Expenses......    17,745         (3,602)       14,143       26,559         (4,147)       22,412
                                  -------       --------       -------      -------       --------       -------
Operating Income (Loss)........       265            182           447       (2,214)           640        (1,574)
                                  -------       --------       -------      -------       --------       -------
Gain on the Disposal of
  Assets.......................        --          2,195         2,195           --            893           893
Interest Expense...............    (1,403)         1,403            --         (833)           833            --
Other Income...................        44             --            44          281             --           281
                                  -------       --------       -------      -------       --------       -------
Net Income (Loss)..............    (1,094)         3,780         2,686       (2,766)         2,366          (400)
Dividends on Series B Preferred
  Stock........................      (200)            --          (200)        (200)            --          (200)
                                  -------       --------       -------      -------       --------       -------
Net Income (Loss) Available to
  Common Shareholders..........   $(1,294)      $  3,780       $ 2,486      $(2,966)      $  2,366       $  (600)
                                  =======       ========       =======      =======       ========       =======
Basic Income (Loss) per Common
  Share........................   $ (0.22)                     $  0.43      $ (0.52)                     $ (0.11)
                                  =======                      =======      =======                      =======
Average Number of Basic Common
  Shares Outstanding...........     5,814                        5,814        5,661                        5,661
                                  =======                      =======      =======                      =======
Diluted Income (Loss) per
  Common Share.................   $ (0.22)                     $  0.43      $ (0.52)                     $ (0.11)
                                  =======                      =======      =======                      =======
Average Number of Diluted
  Common Shares Outstanding....     5,814                        5,814        5,661                        5,661
                                  =======                      =======      =======                      =======

                                          TWELVE MONTHS ENDED
                                           DECEMBER 31, 1997
                                 --------------------------------------
                                                PRO FORMA
                                 HISTORICAL    ADJUSTMENTS    PRO FORMA
                                 ----------    -----------    ---------
Net Sales......................  $ 118,475      $(42,780)     $ 75,695
Cost of Goods Sold.............     69,626       (35,422)       34,204
                                 ---------      --------      --------
Gross Margin...................     48,849        (7,358)       41,491
Selling, General and
  Administrative Expenses......     66,375        (8,546)       57,829
                                 ---------      --------      --------
Operating Income (Loss)........    (17,526)        1,188       (16,338)
                                 ---------      --------      --------
Gain on the Disposal of
  Assets.......................         --           893           893
Interest Expense...............     (2,236)        2,236            --
Other Income...................        402            --           402
                                 ---------      --------      --------
Net Income (Loss)..............    (19,360)        4,317       (15,043)
Dividends on Series B Preferred
  Stock........................       (400)           --          (400)
                                 ---------      --------      --------
Net Income (Loss) Available to
  Common Shareholders..........  $ (19,760)     $  4,317      $(15,443)
                                 =========      ========      ========
Basic Income (Loss) per Common
  Share........................  $   (3.48)                   $  (2.72)
                                 =========                    ========
Average Number of Basic Common
  Shares Outstanding...........      5,685                       5,685
                                 =========                    ========
Diluted Income (Loss) per
  Common Share.................  $   (3.48)                   $  (2.72)
                                 =========                    ========
Average Number of Diluted
  Common Shares Outstanding....      5,685                       5,685
                                 =========                    ========

                             THE LAMAUR CORPORATION

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

A. BASIS OF PRESENTATION.

     The unaudited pro forma balance sheet presents the financial position of the Company as of June 30, 1998, assuming that the Sale Transaction and the sale of the Salon Division on July 31, 1998 for $11 million, and the application of net proceeds therefrom occurred as of January 1, 1998. The unaudited pro forma balance sheet has been prepared assuming (i) the $14 million purchase price is paid in cash, and (ii) that the assets sold include only the plant and equipment at the Fridley Facility, and not inventory, work-in process or raw materials. The actual purchase price from the Sale Transaction may be (and is anticipated to be) higher, some of the purchase price may be paid by the assumption of liabilities, and some of the inventory, work-in-process or raw materials may be sold as part of the Manufacturing Assets. Such pro forma information is based on the historical balance sheet of the Company. The unaudited pro forma statements of operations for the six months ended June 30, 1997 and for the year ended December 31, 1997 have been prepared assuming that the Sale Transaction and the sale of the Salon Division on July 31, 1998 for $11 million, and the application of the net proceeds therefrom occurred as of January 1, 1997. The unaudited pro forma statement of operations for the six months ended June 30, 1998 has been prepared assuming the Sale Transaction and the sale of the Salon Division on July 31, 1998 for $11 million, and application of proceeds occurred January 1, 1998. The unaudited pro forma statements of operations are based on the historical statements of operations of the Company. The Company believes that the assumptions used in preparing the unaudited pro forma financial data provide a reasonable basis for presenting all of the significant effects of the Sale Transaction and the application of the net proceeds therefrom and that the pro forma adjustments give effect to those assumptions in the unaudited pro forma financial information. However, because the purchase price may be higher than the Minimum Price, and because it may include the assumption of liabilities and transfer of assets in addition to the plant and equipment, the pro forma financial information may not reflect the actual net gain from the Sale Transaction and the sale of the Salon Division, nor the actual proceeds that the Company would be able to realize from the Sale Transaction.

     In addition, the pro forma statements of operations were prepared assuming that manufacturing for the Retail division would be performed by the buyer of the manufacturing facility and that the cost to the Company would be the same as the Company's historical cost. The pro forma statements of operations presented reflect the allocation of selling, general and administrative expenses based upon a variety of assumptions.

     The Company plans to negotiate a manufacturing and services agreement with the buyer of the Contract division. Therefore the actual costs the Company will incur in the future will be different than the historical costs presented.

B. PRO FORMA ADJUSTMENTS.

     Pro forma adjustments to the statements of operations are made to reflect the following:

     1. The elimination of the Contract division and the Salon division sales and related cost of sales for the entire period presented;

     2. The elimination of direct expense associated with these divisions including marketing, selling expenses, freight and brokerage;

     3. The elimination of allocated manufacturing and administrative overhead;

     4. The elimination of interest expense as a result of paying off the Company's revolving line of credit and term loan from the sale proceeds; and

     5. The net gain from the sale of the Contract and Salon divisions.

     Pro forma adjustments to the balance sheet are made to reflect the following:

     1. Increase in cash from the sale of the Contract and Salon divisions;

     2. Reduction in inventory as part of the sale of the Salon division;

     3. Reduction in fixed assets related to the sale of the Contract and Salon divisions; and

     4. Reduction in capital lease obligation, revolving line of credit, and the term note which were paid down from the proceeds from the sale of the Contract and Salon divisions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM 10-K
                            ------------------------

                    ANNUAL REPORT PURSUANT TO SECTION 13 OR
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997       COMMISSION FILE NUMBER 0-28174
                            ------------------------

                             THE LAMAUR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                      68-0301547
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
       INCORPORATION OF ORGANIZATION)                       IDENTIFICATION NO.)

                ONE LOVELL AVENUE, MILL VALLEY, CALIFORNIA 94941
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (415) 380-8200

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                      NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                          COMMON STOCK, $.01 PAR VALUE
                            ------------------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  [X] Yes     [ ] No

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (sec. 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     The aggregate market value of voting stock held by non-affiliates of the registrant as of March 20, 1998 was approximately $8.5 million. This number is calculated by excluding all shares held by directors, Intertec Holdings, L.P. and DowBrands Inc. without conceding that all such persons or entities are affiliates of registrant.

     As of March 20, 1998, there were 5,857,125 outstanding shares of the registrant's common stock, $.01 par value.
                            ------------------------

                      DOCUMENTS INCORPORATED BY REFERENCE

 Part III: Portions of Proxy Statement for 1998 annual meeting of stockholders

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

     This report contains forward looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding sales and marketing plans for 1998, plans with respect to the Company's technology, liquidity and capital resources and competition in the marketplace. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Such risks include market acceptance of the Company's products, effectiveness of recently adopted initiatives, competition, the Company's ability to implement appropriate cost controls, price changes by the Company or its competitors and fluctuations in capital and operating results.

ITEM 1. BUSINESS

OVERVIEW

     The Lamaur Corporation (the "Company") was incorporated under the laws of the State of Delaware on January 4, 1996. The Company's predecessor, Electronic Hair Styling, Inc., was incorporated in the State of Washington on April 1, 1993 and, effective March 18, 1996, it merged with the Company to accomplish a Delaware reincorporation. Effective November 15, 1995, as a result of the acquisition of the Personal Care Division of DowBrands L.P. (an affiliate of The Dow Chemical Company), the Company became a successor to a business started in 1930 known prior to its acquisition by DowBrands in 1987 as Lamaur Inc. On March 26, 1997, the Company changed its name to The Lamaur Corporation. The Company is a major producer of personal hair care products in North America.

     Through its Lamaur division based in Fridley, Minnesota, the Company develops, formulates, manufactures and markets personal hair care products, consisting of shampoos, conditioners, hair sprays, permanent wave products and other styling aids, for both the consumer and professional hair care markets. The Company also contract manufactures a variety of aerosol and other liquid filling products. Corporate functions, including corporate development, investor relations, science and technology, financial and legal services, are managed at the Company's headquarters in Mill Valley, California.

     The Company's products are distributed to consumer retail outlets, professional salons and specialty shops. The Company believes it was among the ten largest manufacturers in the United States in 1997 in three mass retail categories of hair care products -- shampoos, conditioners and styling aids. The Company has conducted early stages of research and development of Electronic Chemistry(TM), a new hair styling concept which is intended to combine electronics and chemicals to create new products designed to color, style and condition hair quickly, without the damaging side effects often experienced with most chemical-based hair styling products.

     During 1997, based upon market research, all original retail brands that existed at the time of the acquisition from DowBrands were re-staged consistent with the Company's strategic shift to focus on higher margin brands. Re-staging includes repackaging, reformulating and development of new marketing strategies for a brand. In addition to the re-staging, the Company launched into the naturals product segment Willow Lake and Apple Pectin Naturals, brands of premium priced products in the retail and salon markets, respectively. The Company increased the number of exclusive distributors for the Pativa(R) professional brand from 15 to 23.

     The Company's product lines are sold through mass retail outlets by its Retail Group (the "Retail Group") under the premium-priced Willow Lake(R), Perma Soft(R) and Color Soft(TM), mid-priced Salon Style(R) and value-priced Style(R) and Style Natural Reflections(TM) brand names. Most product lines contain a wide assortment of shampoos, conditioners and styling products positioned towards distinct consumer segments. In addition, a full line of high quality, premium-priced products including shampoos, conditioners, hair sprays, perms and a variety of other styling aids are sold to the professional salon and specialty shops market by its Salon Group (the "Salon Group") under the Nucleic A(R), Apple Pectin(R), Apple Pectin(R) Naturals, Vita/E(R) and Pativa(R) brand names. The Company also manufactures certain products, principally aerosol sprays, on a contract basis for third parties (the "Custom Manufacturing Group").

     Sales by the Retail Group during 1997 accounted for 63.9% of the Company's total revenues, and are made to mass merchandisers, food stores, drug stores and others by a combination of the Company's direct sales force and a network of independent brokers. Sales by the Salon Group to the professional market, including sales to distributors who then sell to professional salons and specialty outlets, are made directly by the in-house sales force and, to a lesser degree in selected markets, by brokers. During 1997, the Salon Group and the Custom Manufacturing Group accounted for 14.7% and 21.4% of the Company's total revenues, respectively.

     During 1997, the Company chose to focus the substantial portion of its marketing efforts to the growing naturals product segment of the market. Investment spending on Willow Lake(R) during 1997 was approximately $20.8 million. Original brands, although re-staged, experienced significant declines from the previous year, including Salon Style(R) down 53%, Perma Soft(R) down 50% and Style(R) down 26%. The decline of approximately $25.5 million for the original retail brands was partially offset by $25.1 million of new revenues from Willow Lake(R) which have higher gross margins.

     The Company's loss for 1997 of approximately $19.4 million was principally due to increased investment spending supporting new brands, an increase of $19.9 million from the previous year, and lower than expected revenues from original retail brands discussed above which had a negative impact on revenues, earnings, overhead allocation and cash flow.

     In November 1997, the Manufacturing Agreement with DowBrands expired. As a result of the expired agreement and the operational results discussed above, the Company restructured its operations by eliminating 90 positions in the production, administrative and management areas and consolidated manufacturing from three to two shifts.

     Approximately $311,000 was expended for Electronic Chemistry(TM) research activities during 1997 which were primarily directed towards continuing early-stage coloring and styling experiments with respect to the reaction of hair samples to electronic signals. As a result of experimental work in 1997 the Company was able to file an additional patent application which management believes will further broaden the Company's proprietary position relative to the application of Electronic Chemistry(TM) to hair care. Because of budget constraints the Company discontinued all activity related to advanced technology development in December of 1997. Until sufficient financial resources can be obtained from operations or from capital, efforts related to advanced technology would be limited to completing the prosecution of the Company patents and to exploring opportunities with prospective licensees.

     At December 31, 1997 the Company was not in compliance with certain loan covenants of its credit facility Following the restructuring described above, the Company re-negotiated the terms and covenants of the loan agreement.

     On March 16, 1998, the Company announced that it had retained the investment banking firm of McCabe, Mintz & Company, L.L.P. to assist in evaluating various strategic alternatives seeking to enhance stockholder value. These alternatives could include a sale of the Company, a business combination, strategic alliance or merger with a third party. The Company is evaluating opportunities to acquire scale or be acquired by a larger entity which will be able to leverage the brand equity the Company has developed. This process is in an early stage and no assurance can be given as to whether any transaction will be consummated. The Company does not intend to comment further regarding these matters unless and until it determines to proceed with a particular transaction.

INDUSTRY OVERVIEW AND INVESTMENT CONSIDERATIONS

     Worldwide retail sales of chemical hair care products in 1995 were approximately $26 billion, of which approximately $4.6 billion represented sales in North America. It is estimated that by 2000, worldwide retail sales of hair care products will reach approximately $32.8 billion, with approximately $5.6 billion attributable to sales in North America.

     There have been changes in consumers' buying patterns toward higher priced shampoos and conditioners and specialty niche products. In addition, the cost of goods sold in the hair care products market has been rising steadily for several years; however, intense competition hindered manufacturers and distributors from passing those increases on to customers. The result has been an erosion in profit margins among the industry's competitors generally, although this effect has been less pronounced in certain market niches that are characterized by premium pricing and fewer competitors. Consequently, the hair care industry has been experiencing both a consolidation in the number of competitors and a globalization in the marketing efforts. The Company believes that currently five companies (L'Oreal S.A., Unilever, N.V. The Procter & Gamble Company, Bristol-Myers Squibb Company, and Alberto Culver Company) account for approximately 65% of worldwide sales in the hair care products industry.

     The Company has a limited operating history evolving from its development stage in 1995 by acquiring the operations of the Personal Care Division of DowBrands. The Personal Care Division had experienced nine consecutive years of losses and even though new management implemented a turnaround strategy, management does not consider the turnaround to be complete and no assurance can be given that the Company will have earnings in 1998 or for future periods. The Company will need additional working capital to support re-staged brand marketing strategy and to introduce new brands. Additional working capital may not be available, and the absence of such working capital has had and could continue to have a material adverse impact on the Company. The Company's Common Stock could be subject to substantial volatility.

     The loss of senior management could also have a material adverse effect on the Company, its results of operations, its financial condition and its prospects. In addition, the Company will have a dependence on its largest customers, including Wal-Mart and Sally Beauty Company. Any significant change in sales to these customers could materially effect the Company's performance. The Company's new Electronic Chemistry(TM) technology and its underlying principles have not been commercially developed, and no assurance can be given that products will ever be derived from the technology and if successfully developed that such products will be accepted by the market or would comply with government regulations. Until sufficient financial resources can be obtained from operations or from capital, efforts related to advanced technology would be limited to completing the prosecution of the Company patents and to exploring opportunities with prospective licensees.

PRODUCTS

     The Company formulates and manufactures a broad range of hair care product lines, consisting of approximately 90 products, marketed under several distinct brand names. Product lines sold through consumer retail outlets include Willow Lake(R), Perma Soft(R), Color Soft(TM), Salon Style(R), Style(R) and Style Natural Reflections(TM) brand names most of which are widely recognized by retailers and consumers. Most lines contain a broad assortment of shampoos, conditioners and styling products and are positioned toward a distinct consumer segment. Product lines used by stylists and sold by salons and beauty supply stores throughout the United States and in Canada include shampoos, conditioners, hair sprays, perms and a variety of styling aids sold under the Pativa(R), Nucleic A(R), Nucleic A Botanicals, Apple Pectin(R), Apple Pectin Naturals and Vita/E(R) brand names. In addition, the Company also manufactures products, principally aerosol sprays, under contract for third parties.

     The following table sets forth the Company's principal brands and products sold within each brand during 1997:

                                 RETAIL BRANDS

           BRAND                      SHAMPOOS AND CONDITIONERS                     STYLING AIDS AND PERMS
           -----                      -------------------------                     ----------------------
Willow Lake(R)..............  Cherry Bark & Irish Moss Conditioning        Raspberry & Vitamin E Non-Aero Hair
                              Shampoo; Citrus & Rosemary Shampoo;          Spray; White Lily & Jasmine Hair Spray;
                              Lavender & Mint Shampoo; Witch Hazel &       Aloe & Clover Blossom Mousse; Rosehips &
                              Honeysuckle Shampoo; Hops, Apricot &         Ivy Spray Gel; Orange Blossom & Clove
                              Almond Conditioner; Sunflower, Honey &       Spritz
                              Hibiscus Conditioner; Vitamin E, Carrot
                              Extract & Milk Protein Conditioner
Perma Soft(R)...............  Revitalizing Shampoo, Moisturizing           Hair Sprays (aerosol and non-aerosol),
                              Shampoo, Extra Body Shampoo, Shampoo Plus    Mousse, Gel, Frizz Control Cream
                              Conditioner, Revitalizing Conditioner,
                              Moisturizing Conditioner, Extra Body
                              Conditioner, Moisturizing Mist
                              Conditioner

           BRAND                      SHAMPOOS AND CONDITIONERS                     STYLING AIDS AND PERMS
           -----                      -------------------------                     ----------------------
Color Soft(TM)..............  Daily Cleansing Shampoo; Moisturizing        Aerosol Finishing Spray; Styling Mousse;
                              Shampoo; Clean Rinsing Conditioner;          Spray Gel
                              Moisturizing Conditioner; Spray-On
                              Conditioner
Salon Style(R)..............  Moisture Potion(R) Shampoo, Therapy          Hair Sprays (aerosol and non-aerosol),
                              Shampoo, Strengthening Shampoo,              Spray Gel, Body Boost(R) Mousse
                              NutriShine Shampoo, Botanical
                              Conditioner, Moisture Potion(R)
                              Conditioner, Detangling Conditioner,
                              Hydro Balance Deep Conditioner
Style(R)....................  Moisturizing Shampoo, Extra Body Shampoo,    Hair Sprays (aerosol and non-aerosol),
                              Regular Shampoo, Strawberry Shampoo,         Gel, Mousse, Dry Style(R) Hair Spray for
                              Nourishing Shampoo, Coconut & Papaya         Men (aerosol)
                              Shampoo, Rainwater Shampoo; Moisturizing
                              Conditioner, Extra Body Conditioner,
                              Regular Conditioner, Strawberry
                              Conditioner, Deep Conditioning
                              Conditioner, Coconut & Papaya
                              Conditioner; Rainwater Conditioner; Style
                              Plus(R) Extra Conditioning Shampoo and
                              Conditioner In-One
Style Natural                 Clarifying Shampoo; Volumizing Shampoo;
  Reflections(TM)...........  Moisturizing Shampoo; Daily Finishing
                              Conditioner; Volumizing Conditioner;
                              Moisturizing Conditioner

                                  SALON BRANDS

           BRAND                      SHAMPOOS AND CONDITIONERS                     STYLING AIDS AND PERMS
           -----                      -------------------------                     ----------------------
Pativa(R)...................  Curl Cleanse Shampoo, Volumizing Cleanse     Mousse, Spritz, Design Creme, Alternative
                              Shampoo, Moisturizing Cleanse Shampoo,       Wave (Normal), Alternative Wave (Tinted),
                              Purifying Cleanse, Curl Revitalizer          Sprae Concentrate Hair Spray
                              Conditioner, Leave-In Fortifier,
                              Moisturizing Rinse, Purifying Rinse,
                              Replenishing Hair Masque
Nucleic A(R)................  Body Plus(R) Shampoo, Proteplex(R)           Botanical(TM) Hair Spray, Glaz(R) Gel
                              Shampoos and Conditioner
Apple Pectin(R).............  Shampoo and Conditioner, Moisturizing        Moisturizing Hair Spray, Acid Perm, Apple
                              Shampoo, ScentSates(TM) Shampoos and         Pectin Plus(R) Perm, Ten-Minute Wave,
                              Conditioners, Apple Pectin Plus(R)           Ultra Hold Mousse, Styling Creme
                              Shampoo and Conditioner in One
Apple Pectin Naturals.......  Witch Hazel & Honeysuckle Shampoo, Irish     Gel, Mousse, Spritz, Hair Spray
                              Moss & Cherry Bark Shampoo; Rosemary &
                              Grapefruit Shampoo; Hops, Apricots &
                              Almonds Conditioner; Sunflower, Honey &
                              Hibiscus Conditioner; Milk Protein,
                              Carrot Extract & Vitamin E Conditioner;
                              Peppermint & Lavender Bath & Body Wash
Vita/E(R)...................  Shampoo, Conditioners                        Perm, Hair Spray, Ultrahold Hair Spray,
                                                                           Unscented Hair Spray, Maximum Hold Hair
                                                                           Spray, Ultra-hold Concentrate Hair Spray
Other Salon Products........  Lamaur(R) Moisturizing Shampoo, Lamaur       Natural Woman(R) Hair Spray, CO-A(R)
                              Smoothing Shampoo, Bone Marrow(R)            Perm, CO-A Kinetics(R) Perm, Lamaur
                              Conditioners                                 Inception(R) Thio-Free Perm, Strata(R)
                                                                           Perm, Gamma pHactor(R) Wave Set and
                                                                           Concentrate, Beauti-Lac(R) Hair Spray,
                                                                           Stylac(R) Hair Spray, Sprayage(R) Hair
                                                                           Spray, Body Plus Mousse, Axiom(R) Perm,
                                                                           Body for Sure(R) Perm, Lamaur
                                                                           Straightening Balm, Lamaur Sealing Spray,
                                                                           Lamaur Plus Styling Spray

     Willow Lake(R), a new premium priced retail hair care product of shampoos, conditioners and styling aids is the Company's newest entry in the "naturals" segment of the hair care category. During 1997, Willow Lake(R) became the number two brand after Clairol(R) Herbal Essences(R) in the "naturals" product segment.

     Perma Soft(R), which is a premium priced retail product line, is intended to meet the needs of a segment of consumers who use permanent wave products or color treat their hair. During 1997, as a result of market research, Perma Soft(R) was reformulated for consumers who use perming products and a new brand, Color Soft(TM), was developed and marketed for consumers who color treat their hair.

     Salon Style(R) is a line of mid-priced shampoos, conditioners and styling aids targeted the salon segment of the retial market. During 1997, as a result of market research, selected products in the Salon Style brand were reformulated and the entire brand was repackaged and repositioned.

     Style(R) is the Company's "value priced" brand, intended for use by the entire family.

     Style Natural Reflections(TM) was launched in 1997 as a "mid-priced" entry in the fast growing "naturals" segment.

     The Apple Pectin Naturals product line will further the Salon Group's sales of "natural" products into the professional market. During 1997, as a result of market research the Company developed and introduced a line of bath and body products for sale in the salon industry, as well as styling and finishing items.

     Apple Pectin(R) is based on the use of pectin from apples as a key ingredient in the products. Pectin is a natural protein that strengthens and conditions the hair. The Apple Pectin(R) line provides stylists with shampoos, conditioners, styling products, and perms.

     Pativa(R) is a full line of professional salon shampoos, conditioners and styling products which includes an innovative wave technology that eliminates the neutralizer step. The Pativa(R) line provides the Salon Group with a product line distributed by exclusive dealers to full service salons.

     Vita/E(R) products contain vitamin E, a natural antioxidant which protects the hair and prevents color fading.

     Nucleic A(R) is a full line of salon products that can be prescribed to meet any hair care need.

     The following table sets forth certain information concerning the Company's net sales by group in each of the last three fiscal years:

             (1)                      1997                   1996                  1995(2)
             ---                -----------------      -----------------      -----------------
Retail........................  $ 75,695     63.9%     $ 69,432     59.3%     $ 73,256     62.2%
Salon.........................  $ 17,403     14.7%       16,833     14.4%       16,947     14.4%
Contract Manufacturing(3).....  $ 25,377     21.4%       30,818     26.3%       27,563     23.4%
                                --------    -----      --------    -----      --------    -----
Total:........................  $118,475    100.0%     $117,083    100.0%     $117,766    100.0%
                                ========    =====      ========    =====      ========    =====

---------------
(1) Numbers are stated in thousands of dollars.

(2) Includes sales of the Personal Care Division for the 11 months prior to the acquisition by the Company.

(3) Contract manufacturing sales included sales to DowBrands of $16.4 million, $22.2 million and $21.4 million in each of the years ended December 31 1997, 1996 and 1995, respectively. In November 1997, the Manufacturing Agreement with DowBrands expired.

MARKETING AND DISTRIBUTION

     The Company's Retail Group sales are made to mass merchandisers, food stores, drug stores and other retail outlets, as well as to wholesalers who service retail outlets, resulting in the Company's products being sold in more than 60,000 retail outlets in North America. Sales for the Retail Group are carried out through a combination of the Company's own sales force and independent brokers. Salon Group products are distributed to professional salons and specialty shops through a network of independent distributors managed by the Company's direct sales force.

     The Company currently maintains more than 1,800 active customer accounts and in 1997 no customer other than DowBrands and Wal-Mart accounted for more than 10% of the Company's total net sales in any of the last three years. DowBrands, whose manufacturing agreement has expired, accounted for 18%, 19% and 14% of the Company's total net sales in each of 1995, 1996 and 1997, respectively. Wal-Mart accounted for 18%, 17% and 15% of the Company's total net sales in each of 1995, 1996 and 1997, respectively. The loss of sales to Wal-Mart or other significant customers would have a material adverse effect on the business and operations of the Company. There are no contractual obligations from any customers to make continuing purchases from the Company.

     The Company promotes sales of its products utilizing substantial advertising, consumer promotions and merchandising support programs. During the years ended December 31, 1995, 1996 and 1997, the Company's marketing support expense was approximately $23.8 million, $23.8 million and $43.7 million, respectively. The significant increase in these expenses in 1997 was principally due to the launch of the Company's new premium-priced brand, Willow Lake(R).

     The Company anticipates a need to increase expenditures in connection with its marketing activities in the next several years, and expects to require substantial cash resources to fund those activities. These activities include expanding its product mix by introducing new products, particularly for the Willow Lake(R) brand and re-staging certain other existing products. The Company's strategy in 1998 is to focus its limited resources to support the new Willow Lake(R) brand and to provide maintenance promotional support behind the original re-staged brands.

RESEARCH AND DEVELOPMENT

     The Company continuously engages in the development of new products and improvements to its existing formulations and maintains extensive laboratory facilities for those purposes. The Company relies principally on the experience of its staff in connection with formulating new products. The Company's research and technical staff (14 persons at February 28, 1998) works closely with the Company's sales and marketing groups to keep current with changes in consumer tastes and new product developments in the industry. The Company believes its research and development efforts are enhanced materially by the availability of its on-site salon, which is fully equipped to permit the testing of new products and improvements in conditions that simulate those actually encountered by consumers. The Company maintains extensive laboratory, quality assurance and quality control facilities. Examples of products recently developed include the Willow Lake(R) styling aids, Style Natural Reflections(TM), and Apple Pectin(R) Naturals bath and body products.

     The Company believes that the absence of any fundamental change in the technology underlying hair care products for several decades, combined with the substantial global market for hair care products, presents an opportunity for new technologically oriented products. In the Company's view, electronically controlled and managed hair styling products that use chemicals and provide quick and convenient application can gain widespread consumer acceptance if they are successfully developed and properly marketed. The Company's strategy is to use licensed technology to develop a line of advanced hair styling products and, if it is successful in doing so, eventually to compete significantly on that basis. There can be no assurance, however, that the Company will be able to develop such advanced hair styling products or, if it does, that they will be commercially successful.

     Approximately $311,000 was expended for Electronic Chemistry(TM)research activities during 1997 which were primarily directed towards continuing early-stage coloring and styling experiments with respect to the reaction of hair samples to electromagnetic signals. As a result of experimental work in 1997 the Company was able to file an additional patent application which management believes will further broaden the Company's proprietary position relative to the application of Electronic Chemistry(TM) to hair care. Because of budget constraints the Company discontinued all activity related to advanced technology development in December of 1997. Until sufficient financial resources can be obtained from operations or from capital, efforts related to advanced technology will be limited to completing the prosecution of the Company patents and to exploring opportunities with prospective licensees. Substantial additional research and development will be required before any prototype product containing its licensed technology could be delivered, and the Company believes that the earliest any prototype product might be introduced would be twelve to twenty-four months after funding is restored. The timing of introduction of its first commercial product will also depend on the time required to obtain any required regulatory approvals. There can be no assurance, however, that the Company will be able to develop such advanced hair styling products or, if it does, that they will be commercially successful.

MANUFACTURING AND SUPPLY

     All the Company's manufacturing, packaging and warehousing operations are located in a 476,000 square foot facility in Fridley, Minnesota. The production area comprises 135,000 square feet and includes formula compounding areas, quality control laboratories, multiple fully-automated, high speed aerosol and liquid filling lines and state-of-the-art packaging facilities. The compounding or mixing department utilizes a combination of manual and fully-automated batch processing systems. A portion of the aerosol batching is controlled by an automated computer-driven blending system which has significantly improved efficiencies and product integrity. The high speed fully-automated packaging equipment used for both liquid filling and aerosol lines runs at speeds of up to 300 containers per minute. The Company believes it is an industry leader in fully automated hair care product manufacturing. The Company has substantial excess production capacity, which it currently intends to utilize in connection with any expansion of its contract manufacturing activities.

     The Company maintains a strict internal control system to monitor the quality of its products. The quality control laboratory is well equipped and capable of conducting both micro and analytical testing. The Company also maintains product liability insurance at levels it believes to be adequate.

     Raw materials used by the Company are principally alcohol, surfactants, fragrances, propellants and a wide variety of packaging materials and compounds including containers such as aerosol cans, corrugated boxes and plastic containers, container caps, tops, valves and labels, all of which are purchased from outside sources. The Company's principal raw materials and packaging components are available from several domestic suppliers and it is not dependent on the availability of supplies from any single source. While at times the hair care industry has experienced a shortage of raw materials of the types essential to the Company's business, because the Company has long-established supplier relationships and has developed alternative raw material suppliers, it does not anticipate any difficulty in obtaining adequate supplies of raw materials to meet its needs. Similarly, while the industry has from time to time experienced raw material cost increases, the Company believes it has been and remains able to purchase its requirements at competitive prices from sources that are readily available.

     The Company uses tank railcars to transport certain high volume raw materials. Trucks are used to transfer smaller volume raw material requirements as well as packaging components such as aerosol cans, plastic bottles and caps, and corrugated shipping containers. A separate tank farm for above-ground bulk storage of chemicals and aerosol propellants is located in a secured area outside of the plant.

     The Company maintains inventory of raw materials and packaging materials as well as certain finished goods in its on-site warehouse that comprises 265,000 square feet. Finished goods inventory is warehoused for distribution throughout the United States at the Company's on-site warehouse, but products produced for third parties are in most cases immediately released to third party warehouses and do not remain on the Fridley site as inventory. As many as twelve over-the-road truck trailers can be loaded and unloaded in the plant's warehousing and shipping area at one time.

     Contract manufacturing of household cleaning and hair care aerosol sprays and liquid products for third parties, particularly with respect to the production of aerosol spray products utilizing the Company's automated high speed production lines, has contributed 20% or more to Company's sales in each of the last three years. During 1997, the Company's Manufacturing Agreement with DowBrands expired. The Company recognizes revenues from orders only upon shipment.

GOVERNMENT REGULATION

     The Company's manufacturing and packaging operations are subject to a wide range of federal, state and local regulations. These regulations include the applicable cosmetic purity and labeling requirements prescribed by the Federal Food, Drug and Cosmetic Act, the applicable labeling provisions of the Fair Packaging and Labeling Act, the discharge, handling and disposal of hazardous wastes regulations contained in applicable environmental laws, and the plant and laboratory safety requirements of various applicable occupational safety and health laws. Existing and future aerosol-based products are also expected to be subject to state and, possibly, federal standards relating to permissible levels of volatile organic compounds. The

Company does not expect that compliance with those standards will adversely affect its revenues or costs. The Company is also subject to federal regulations concerning the content of its advertising, trade practices and certain other matters.

     A Phase I environmental assessment of the Fridley facility was performed in late 1995. No environmental pollution was identified. The Company is not aware of any environmental pollution or liabilities arising out of any past or present activities of either DowBrands Personal Care Division or the Company. Additionally, DowBrands Inc. has agreed, for a period of eight years (but only until May 15, 1996, with respect to asbestos related matters, if any) to indemnify the Company against environmental liabilities in excess of $150,000 arising at the Fridley facility from events that occurred prior to the acquisition.

     The Company believes it has complied in all material respects with regard to governmental regulations applicable to it. To date, those regulations have not materially restricted or impeded the Company's operations.

     Regulatory agencies continue to monitor activities related to the Company's products, and no assurance can be given that additional regulatory requirements will not be developed.

PATENTS AND TRADEMARKS

     The Company markets its products under a number of trademarks and trade names that are registered in the United States and several foreign countries. The Company will seek to register significant marks and names if and when it commences operations or marketing activities in other foreign countries. Principal trademarks of the Retail Group include Willow Lake(R), Perma Soft(R), Color Soft(TM), Salon Style(R), Style(R) and Style Natural Reflections(TM). The Salon Group trademarks include Pativa(R), Nucleic A(R), Apple Pectin(R), Apple Pectin(R) Naturals and Vita/E(R). The Company believes its position in the marketplace is significantly dependent upon the goodwill engendered by its trademarks and trade names, and therefore considers trademark protection to be material to its business. Although the Company owns certain patents, its business is not materially dependent upon any patent, license, franchise or concession, whether owned by or licensed to the Company.

     The Company believes that protection of its proprietary technology (which includes certain technology licensed from an affiliate) and know-how is critical to the development of its business. It seeks to protect its interests through a combination of patent protection and confidentiality agreements with all its critical employees, as well as by limiting the availability of certain critical information to a small number of key employees. To date, it has obtained the rights, pursuant to an exclusive license, to cosmetic hair care applications of the technology reflected in a United States patent (No. 5,395,490, issued to Messrs. Don Hoff and Joseph Stiley in March 1995, and expiring in March 2012), that it believes is important to the protection of the core technology underlying its research activities. Mr. Hoff, Chairman and Chief Executive Officer, and Mr. Stiley, Director and one of the Company's co-inventors of the Electronic Chemistry(TM) technology, are affiliates of the Company. The Company believes that the patent, which contains claims relating to the method of applying electronic signals at frequencies determined by the natural characteristics of a material in order to alter certain molecular bonds in that material, provides broad coverage, and hence significant protection, for its proprietary technology; however, there can be no assurance that this will be the case. Moreover, the Company currently has no patent protection for its technology outside the United States, and may be unable to obtain even limited protection for its proprietary technology in foreign countries.

     During 1997, the Company applied for an additional patent which broadens the coverage of the initial filing described above to include the use of electronic signals with surface polymers.

     The Company believes that its current and anticipated business does not infringe on any patent owned by others.

COMPETITION

     The markets for the Company's products are very competitive and sensitive to changing consumer needs and preferences. They are characterized by frequent introductions of competitive products, often accompanied by major advertising and promotional activities.

     The Company competes primarily on the basis of product quality, price, marketing and brand name recognition. As a result of competitive conditions in the industry, which have adversely affected profit margins, and growing consumer demand for greater product convenience and performance, the industry has been experiencing a consolidation and a globalization in the activities of its members. The hair care products market is dominated by large, multi-national corporations, all of which compete with the Company and have greater financial and other resources than those of the Company. The Company believes it was among the ten largest manufacturers in the United States in 1997 of three mass retail categories of hair care products -- shampoos, conditioners and styling aids. Principal competitors include The Procter & Gamble Company, Unilever N.V. (Helene Curtis), Bristol-Myers Squibb Company (Clairol), L'Oreal S.A. (Cosmair) and Alberto-Culver Company, and those of the Salon Group include Bristol-Myers Squibb Company (Clairol and Matrix), Nexxus, and Wella AG (Redken).

PERSONNEL

     The Company employed 323 persons as of February 28, 1998. None of the Company's employees is a member of a labor union. The Company considers its relationship with its employees to be good.

ITEM 2. PROPERTIES

     The Company owns its facility in Fridley, Minnesota, near Minneapolis. This facility contains administrative, laboratory, production and warehousing areas. The 476,000 square foot air conditioned facility is located on a 25 acre site, and includes an approximately 38,000 square foot office center that houses the administrative staff, research laboratories, computer services and the test salon. The Company believes the facility, which was constructed in 1969 and improved during the 1980s at a total cost in excess of $60 million, is well maintained and adequate for its contemplated needs. The Company has excess production capacity, which it intends to utilize for new products and for possible expansion of its contract manufacturing activities.

     At December 31, 1997, the Company leased its 6,008 square foot office facility in Mill Valley, California, near San Francisco, from Intertec, a division of Innovative Capital Management, Inc., a related party The term of the lease is for three years commencing October 1, 1996.

ITEM 3. LEGAL PROCEEDINGS

     None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol LMAR. The table below sets forth the range of the high and low sale prices, as reported by the Nasdaq Stock Market. Previous to March 26, 1997 the Company traded under the symbol EHST.

                                                1997                1996
                                          ----------------    ----------------
                                           HIGH      LOW       HIGH      LOW
                                          ------    ------    ------    ------
First Quarter...........................  $4.250    $2.750
Second Quarter..........................   3.813     2.375    $8.250*   $5.250
Third Quarter...........................   3.500     2.500     6.000     3.750
Fourth Quarter..........................   2.938     1.500     4.875     3.125

---------------
* Includes only the period May 23, 1996, the first trading date after the Company's initial public offering, to June 30, 1996.

     As of March 20, 1998, the number of holders of record of the Company's Common Stock was 471 and the number of holders of record of the Company's Preferred Stock was one. As for the Common Stock, this number does not include beneficial holders where shares are held of record by nominees.

     Dividends are payable with respect to the Series A Preferred Stock only to the extent (on an as-converted basis) that dividends are declared payable on the Common Stock. The Series B Preferred Stock is entitled to cumulative cash dividends at the rate of 8.0% per annum, payable quarterly ($400,000 annually). As of December 31, 1997 the Company is $200,000 in arrears on the payment of dividends on its Series B preferred stock held by Dow. The preferred stock provides for an annual dividend of $400,000 payable quarterly.

     The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. The payment of future dividends will depend on the evaluation by the Company's Board of Directors of such factors as it deems relevant at the time. Currently, the Board of Directors believes that all of the Company's earnings, if any, should be retained for the development of the Company's business. In addition, payment of dividends on the Common Stock is prohibited by the terms of the Norwest Credit Agreement and is restricted by the terms of its Preferred Stock.

     In March 1997, the Company issued 16,500 shares of Common Stock to Dominic
J. LaRosa upon exercise of a warrant. The exercise price was $3.03 per share. These securities were exempt from registration under Section 4(2) of the Securities Act of 1933.

     In May 1997, the Company issued 36,526 shares to Intertec Holdings, L.P. pursuant to the terms of a Common Stock Purchase Agreement. The purchase price was $8.00 per share. These securities were exempt from registration under
Section 4(2) of the Securities Act of 1933.

ITEM 6. SELECTED FINANCIAL DATA

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Set forth below is selected financial data with respect to the statements of operations of the Company, for the twelve months ended December 31, 1997, 1996, 1995, 1994 and for the period from April 1, 1993 (Inception) to December 31, 1993, and the balance sheet data of the Company at December 31, 1997, 1996, 1995, 1994 and 1993. In addition, set forth below is selected financial data with respect to the pro forma statement of operations for the Company for the twelve months ended December 31, 1995. Such data presents the combined results of operations of the Company as if the acquisition of the Personal Care Division was effective as of January 1, 1995. The pro forma combined financial data includes all adjustments which the Company considers necessary for a fair presentation, in accordance with generally accepted accounting principles, of its results of operations for that period. The pro forma combined financial data does not purport to represent what the Company's results of operations would actually have been had the acquisition in fact occurred on the indicated date or to project the Company's results of operations for any future date or period.

     In addition, included below is selected financial data with respect to the statements of operations for the Personal Care Division for the period from January 1, 1995 to November 30, 1995 (the effective date of the acquisition for financial reporting purposes) and the years ended December 31, 1994 and 1993, and the balance sheets of the Personal Care Division at December 31, 1994 and 1993. Such data were derived from the Personal Care Division financial statements, certain of which are included herein.

                                                                 HISTORICAL                           PRO FORMA
                                           -------------------------------------------------------   ------------
                                                                                     APRIL 1, 1993
                                                                                      (INCEPTION)
                                                  YEARS ENDED DECEMBER 31,                TO          YEAR ENDED
                                           ---------------------------------------   DECEMBER 31,    DECEMBER 31,
                                             1997       1996     1995(1)    1994         1993            1995
                                           --------   --------   -------   -------   -------------   ------------
SELECTED STATEMENTS OF OPERATIONAL DATA:
Total Net Sales..........................  $118,475   $117,083   $ 8,070   $    --      $    --       $ 117,766
Cost of Goods Sold.......................    69,626     70,215     5,656        --           --          71,395
Gross Margin.............................    48,849     46,868     2,414        --           --          46,371
Operating Expenses.......................    66,375     45,641     3,496       557        1,565          45,130
Write-Down of Assets.....................        --         --        --        --           --          11,000
Operating (Loss) Income..................   (17,526)     1,227    (1,082)     (557)         (40)         (9,759)
Interest Expense.........................    (2,236)    (1,386)     (300)      (59)      (1,554)
Other Income.............................       402        712        --        --           --             101
Net (Loss) Income........................  $(19,360)  $    553   $(1,382)  $  (616)     $(1,605)      $ (11,212)(2)
                                           ========   ========   =======   =======      =======       =========
Basic (Loss) Income Per Common Share.....  $  (3.48)  $    .07   $  (.52)  $  (.25)        (.78)      $   (4.20)
                                           ========   ========   =======   =======      =======       =========
Average Number of Basic Common Shares
  Outstanding(3).........................     5,685      4,557     2,667     2,498        2,070           2,667
Diluted (Loss) Income Per Common Share...  $  (3.48)  $   (.06)  $  (.52)  $  (.25)     $  (.78)      $   (4.20)
Average Number of Diluted Common Share
  Outstanding(3).........................     5,685      5,609     2,667     2,498        2,070           2,667
BALANCE SHEET DATA:
Working Capital (Deficit)................  $ 15,794     26,126    10,346   $  (466)     $   (27)
Total Assets.............................    58,326     61,566    42,967         6          134
Long Term Debt, less Current Portion.....    24,046     14,473    20,350     1,000        1,000
Stockholders' Equity (Deficit)...........    10,949     30,252     6,594    (1,462)      (1,057)

Financial Data of the Personal Care Division

                                              PERIOD FROM
                                            JANUARY 1, 1995
                                                THROUGH          YEARS ENDED DECEMBER 31,
                                             NOVEMBER 30,        -------------------------
                                                1995(4)            1994             1993
                                            ---------------      ---------        --------
SELECTED STATEMENTS OF OPERATIONS DATA:
Total net sales...........................     $109,696          $ 121,277        $112,031
Cost of goods sold........................       67,088             71,735          71,061
                                               --------          ---------        --------
Gross Margin..............................       42,608             49,542          40,970
Operating expenses........................       42,344             57,830          53,851
Write-down of assets......................       11,000            120,100              --
                                               --------          ---------        --------
Operating income (loss)...................      (10,736)          (128,388)        (12,881)
Interest expense from Dow.................       (1,603)            (5,805)         (6,643)
Other income (expense), net...............          101                705             317
Net loss..................................     $(12,238)         $(133,488)       $(19,207)
                                               ========          =========        ========

                                                             AT DECEMBER 31,
                                                            ------------------
                                                             1994       1993
                                                            -------   --------
SELECTED BALANCE SHEET DATA:
Working capital...........................................  $16,787   $ 11,457
Total assets..............................................   58,021    180,376
Net invested capital......................................   47,493    169,058

---------------
(1) Includes the results of operations of the Personal Care Division for the month of December 1995 following its acquisition by the Company.

(2) Includes an $11.0 million write-down of assets required to adjust the carrying value of the Personal Care Division to its net realizable value in connection with Dow's decision to sell the Personal Care Division. Future significant charges are not expected as assets and liabilities were recorded at their estimated fair values at the date of the Company's acquisition of the Personal Care Division.

(3) In accordance with SEC Staff Accounting Bulletin 98, when computing basic and diluted earnings per share, all common stock, options, and warrants that were issued for nominal consideration during periods prior to the initial public offering have been considered as outstanding for all historical periods presented.

(4) Results of operations of the Personal Care Division following its acquisition by the Company in November 1995 are included in the results of operations of the Company for the year ended December 31, 1995.

ITEM 7.MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

HISTORICAL RESULTS OF OPERATIONS

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Total net sales for the year ended December 31, 1997 were $118.5 million, compared with $117.1 million in 1996 an increase of 1.2%. The increase in net sales for the year ended December 31, 1997 is principally due to sales from Willow Lake(R) and ColorSoft(TM) the Company's premium-priced retail hair care product lines and Style Natural Reflections(TM) a mid priced retail hair care product line. Willow Lake(R), targeted for the Natural's segment and positioned as "Nature's Prescription for Beautiful Hair,"(TM) began shipping in the fourth quarter of 1996. Color Soft(TM), formulated to retain color longer for color treated hair began shipping in the first quarter of 1997. Style Natural Reflections(TM)positioned as a mid priced brand in the "Natural's" segment began shipping in the third quarter of 1997. Sales growth of Willow Lake(R), Color Soft(TM) and Style Natural Reflections(TM) will be dependent upon competition from other brands, consumer acceptance and marketing support behind these brands.

     Sales for the twelve months ended December 31, 1997 were adversely affected by sales declines in the Company's established brands, Perma Soft(R), Style(R) and Salon Style(R), and in contract manufacturing, principally DowBrands. Perma Soft(R), Style(R) and Salon Style(R) have continued to decline in sales since management began its turnaround efforts in the first quarter of 1996. Perma Soft(R), Style(R) and Salon Style(R) had sales declines of $8.8 million, $8.4 million and $8.3, respectively during the twelve months ended December 31, 1997 as compared with 1996. Notwithstanding re-staging of the brands during 1997, management believes sales of these brands will continue to decline but at a lesser rate.

     Gross margin as a percentage of net sales was 41.2% for the twelve months ended December 31,1997 as compared with 40.0% for the same period in 1996. The improvement in the gross margin as a percentage of net sales for the twelve months ended December 31, 1997 is due to a change in product mix resulting from the Company's strategic shift to focus on higher margin brands driven by Willow Lake(R) and Color Soft(TM).

     Selling, general, and administrative expenses (SG&A) were $66.4 million or 56.0% of net sales for the twelve months ended December 31, 1997 as compared with $45.6 million or 39.0% of net sales for the same period last year, an increase of $20.8 million. As general and administrative expenses have remained relatively flat, the increase is principally attributable to increased marketing expense of $19.9 million and fees to brokers in the Company's distribution chain supporting the launch of Willow Lake(R), Color Soft(TM) and Style Natural Reflections(TM). As discussed in note 2 in the accompanying financial statement, the Company plans to reduce its level of marketing support in 1998 more in line with 1996 spending levels. There can be no assurance concerning the future performance of either or both of the Willow Lake(R) and Color Soft(TM) lines or the Company's ability to attain any particular level of sales or to be profitable in the future.

     Interest expense increased to $2.2 million for the twelve months ended December 31, 1997 as compared with $1.4 million in the same period last year. The increase in interest expense during the twelve months ended December 31, 1997 is attributable to higher borrowings under the Company's revolving line of credit with Norwest Business Credit to support the Company's working capital needs and the increased interest rate invoked by Norwest as a result of the Company being out of compliance with certain financial loan covenants during a portion of 1997.

     Other income decreased to $.4 million for the twelve months ended December 31, 1997 as compared with $.7 million for the same period in 1996. The decrease in other income in 1997 is principally due to absence of a one-time gain on the sale of equipment that was realized in 1996.

     Primarily because of the $19.9 million increase in marketing expense attributable to the launch of new products and lower than expected revenues from the Company's established brands, the net loss for the twelve months ended December 31, 1997 increased to $19.4 million as compared with net income of $.6 million for the same period in 1996.

PRO FORMA AND HISTORICAL RESULTS OF OPERATIONS

     The following table sets forth pro forma statement of operations information in dollars and as a percentage of total net sales for the year ended December 31, 1995, and the historical statement of operations information in dollars and as a percentage of total net sales for the year ended December 31, 1996. The pro forma information gives effect to the acquisition of the Personal Care Division as if it had occurred at the beginning of each period. The pro forma information is not necessarily indicative of future results of operations.

                                                                        YEARS ENDED
                                                                        DECEMBER 31,
                                                                        ------------
                                                  HISTORICAL             PRO FORMA
                                                     1996        %          1995         %
                                                  ----------   -----    ------------   -----
                                                                (IN THOUSANDS)
Total Net Sales.................................   $117,083    100.0%     $117,766     100.0%
Cost of goods sold..............................     70,215     60.0        71,395      60.6
                                                   --------    -----      --------     -----
Gross margin....................................     46,868     40.0        46,371      39.4
Operating expenses..............................     45,641     39.0        45,130      38.3
Write-down of assets............................         --       --        11,000       9.4
                                                   --------    -----      --------     -----
Operating income (loss).........................      1,227      1.0        (9,759)     (8.3)
Other income (expense)
  Interest expense..............................     (1,386)    (1.1)       (1,554)     (1.3)
  Other income..................................        712       .6           101        .1
                                                   --------    -----      --------     -----
Net income (loss)...............................   $    553       .5%     $(11,212)     (9.5)%

  Year Ended December 31, 1996 (Historical) Compared to Year Ended December 31,
                                1995 (Pro Forma)

     Total net sales of $117.1 million for the year ended December 31, 1996 declined 0.6% compared to pro forma net sales of $117.8 million in 1995. During 1996, the Company experienced sales growth from its new product line Willow Lake(R), contract manufacturing and its Style(R) product line. These increases were offset by sales decreases in the Perma Soft(R) and Salon Style(R) product lines.

     The Company's management implemented a new marketing strategy that included increasing advertising that began in the quarter ended June 30, 1996, intended to stem the decline in Perma Soft(R) sales. In addition to supporting the brand with advertising, the Company is testing new line extensions designed to reverse the decline in sales.

     In April 1995, DowBrands discontinued advertising of Salon Style(R) in conjunction with the decision to sell the Personal Care Division. During the next ten months, Salon Style(R) was not supported with any advertising funds. Although the Company reinstituted a marketing campaign which included advertising in the first quarter of 1996, Salon Style(R) continued to lose market share. The Company is developing and expects to implement a new marketing strategy for the Salon Style(R) brand in 1997.

     In November 1995, the Company entered into a two-year contract in which DowBrands has agreed to purchase all of its future requirements for certain products. Contract manufacturing sales for 1996 were $30.8 million which included sales to DowBrands of $22.2 million or 18.9% of total net sales.

     Gross margin as a percentage of sales was 40.0% for the year ended December 31, 1996, as compared with a pro forma gross margin of 39.4% for the same period in 1995. The increase in gross margin percentage is attributable to the product cost savings which were realized through operating efficiencies and the high gross margin generated from the Willow Lake(R) product line that began shipping in the fourth quarter of 1996. The gross margin percentage improvements were partially offset by an increase in sales of the lower-margin Style(R) line of products and contract manufacturing, and a decrease in consumer retail purchases of the higher margin Perma Soft(R) and Salon Style(R) product line.

     Although investment was necessary in 1996 resulting from the takeover of operations from DowBrands and from the implementation of the Company's turnaround strategy, operating expenses of $45.6 million for the year ended December 31, 1996, were relatively unchanged as compared with pro forma operating expenses of $45.1 million for the same period in 1995.

     The $11.0 million write-down of assets by DowBrands in the first quarter of 1995 reflected a further adjustment in the carrying value of the Personal Care Division to its net realizable value in connection with DowBrands decision to sell the Personal Care Division.

     Future significant charges are not expected as all assets and liabilities were recorded at their estimated fair value at the date of the Company's acquisition of the Personal Care Division.

     As a result of the foregoing factors, the operating income for the year ended December 31, 1996, was $1.2 million, as compared with a pro forma operating loss of $9.8 million in the same period in 1995. Excluding the write-down of assets, the pro forma operating income for the year ended December 31, 1995, would have been $1.2 million.

     Interest Expense of $1.4 million for the year ended December 31, 1996, declined 10.8% compared to pro forma Interest Expense of $1.6 million in 1995. The decrease was due to the additional cash available for working capital in 1996 as a result of the Company's initial public offering in May 1996.

     Other income for the year ended December 31, 1996, was $0.7 million as compared with $0.1 million for the same period in 1995. This increase is attributable to the increase in interest income from the investment of the additional cash available as a result of the Company's initial public offering in the second quarter of 1996, and gain on the sale of equipment.

     As a result of the foregoing factors, net income for the year ended December 31, 1996, was $0.6 million, as compared with a pro forma net loss of $11.2 million for the same period in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's net working capital at December 31, 1997 was $15.8 million compared to $26.1 million at December 31, 1996. This decrease is due in large part to the net loss of $19.4 million incurred in 1997. The loss in 1997 required increased borrowings under the Company's revolving and term loan facility with Norwest Business Credit. As of December 31, 1997, the amounts outstanding under Company's revolving and term loan facility were $17.7 million and $6.2 million, respectively as compared with $9.8 million and $4.8 million respectively as of December 31, 1996.

     In May 1997, the Company increased its revolving credit line from $14.0 million to $20.0 million and its term loan from $6.0 million to $7.0 million, for a total credit facility of $27.0 million with the lender. The interest rate on the loans are variable and are tied to Norwest Bank's base rate which at December 31, 1997 was 8.5%. At December 31, 1997, the Company was out of compliance with certain financial loan covenants.

     In March 1998, Norwest Business Credit amended the Company's loan agreement in conjunction with providing the waiver to the Company. The amendment provides for restructuring financial covenants on the credit facility and increasing the interest rate on the revolver from 1.5% to 2.5% above the base rate and increasing the interest rate on the term loan from 1.75% to 2.75% above the base rate. The interest rates on the revolver and the term loan are currently 11% and 11.25%, respectively. In addition, Norwest lowered the advance rates on eligible receivable by 5% and eligible inventory by 6%. The term loan requires monthly principal payments of $116,666.

     The revolving line of credit and term loan with Norwest are secured by all of the assets of the Company and are payable in full by November 15, 2000.

     Total accounts payable exceeding their normal payment terms were approximately $7.0 million as of December 31, 1997. Major trade creditors and other creditors have extended their "normal" terms to allow time for the Company to make payments. To date the Company has been able to make timely shipments to its customers. As of December 31, 1997 the Company is $200,000 in arrears on the payment of dividends on its

Series B preferred stock held by Dow. The preferred stocks provide for an annual dividend of $400,000 payable quarterly.

     In 1997 the Company supported the launch of Willow Lake(R) as well as the introduction of other new products by a major marketing campaign including advertising and consumer promotions. In addition the Company also increased its inventory levels. The major marketing campaign and increased inventory levels were funded from the Company's working capital line. The Company plans to reduce its marketing spending and reduce its inventory levels in 1998. The Company currently plans to resume advertising in the second half of 1998. This will be dependent upon available working capital. No assurance can be made of the Company's ability to attain any particular level of sales or to be profitable in the future as a result of the reduced marketing and timing of future advertising.

     The Company had been operating under a two year manufacturing contract with DowBrands that expired by its terms in November 1997. In October 1997, Dow Chemical announced that it had sold DowBrands. The Company had revenues from DowBrands of $16.4 million for the year ended December 31, 1997 and $22.2 million in 1996. In addition to covering the costs associated with the DowBrands business, the Company's earnings from the DowBrands contract were sufficient to cover certain other fixed costs. The Company has reduced certain direct labor associated with the loss of the DowBrands business.

     Based upon the results of operations for the year ended December 31, 1997, and the uncertain level of operations during the next twelve months, the Company can give no assurance that it will be able to meet its working capital needs during this period. Therefore, the Company believes it could require additional financing in the foreseeable future. The Company cannot predict whether such financing will be in the form of equity or debt and cannot assure whether or on what terms any such financing will be available to the Company. Should the Company be unable to obtain additional funding on terms reasonably acceptable to it, the Company's operations could be curtailed and its business could be materially adversely affected.

YEAR 2000 COMPLIANCE

     The Year 2000 Issue is the result of potential problems with computer systems or any equipment with computer chips that use dates where the date has been stored as just two digits (e.g. 97 for 1997). On January 1, 2000, any clock or date recording mechanism including date sensitive software which uses only two digits to represent the year, may recognize a date using 00 as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruption of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar activities.

     The Company determined that it would be required to replace or modify significant portions of its business application software so that its computer systems would properly utilize dates beyond December 31, 1999. As a result, the Company is currently in the early stages of implementing an upgraded version of its business application software that has been produced and tested to be Year 2000 compliant. The Company will primarily utilize internal resources to implement, replace and test software and related assets affected by the Year 2000 Issue. The Company expects to complete the majority of its implementation efforts by December 31, 1998 leaving adequate time to assess and correct any significant issues that may materialize. The total cost of the upgrade will be funded through operating budgets and is not expected to have a material impact on the operations, cash flows, or financial condition of the Company, taken as a whole, in future periods.

     In 1998, the Company also plans to initiate formal communications with all of its significant suppliers and large customers to determine the extent to which the Company is vulnerable to those third parties failure to remediate their own Year 2000 Issues. However, these efforts are secondary to the Company's primary focus of upgrading its own business application software by its December 31, 1998 deadline date. The Company can give no guarantee that the systems of other companies on which the Company's systems rely will be converted on time or that a failure to convert by another company or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

     The costs of the project and the timetable in which the Company plans to complete the Year 2000 compliance requirements are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from these plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

                         NEW ACCOUNTING PRONOUNCEMENTS

                         REPORTING COMPREHENSIVE INCOME

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income," which will be effective for the Company beginning January 1, 1998. SFAS 130 requires the disclosure of comprehensive income and its components in the general-purpose financial statements. For the years ended December 31, 1997, 1996, 1995, the Company did not engage in transactions related to foreign currency translation, unrealized gains in securities, or minimum pension liability adjustments. Accordingly, Lamaur anticipates that SFAS 130 will not have a significant impact on its current comprehensive income disclosures.

      DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     In June 1997, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information," which will be effective for the Company beginning January 1, 1998. SFAS 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. LaMaur has not yet completed its analysis of operating segments on which it will report. However, a preliminary analysis has concluded that the current reportable segments are consistent with the "management approach" methodology outlined in SFAS 131.

ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL
                                      USE

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP requires that entities capitalize certain internal-use software costs once certain criteria are met. The provisions of the SOP are effective for fiscal years beginning after December 15, 1998, and the adoption by the Company is not expected to have a material effect on results of operations or financial position.

INFLATION

     The impact of inflation on operations has not been significant in the past few years due to the relatively low inflation that has been experienced throughout the United States. Raw material costs, labor costs, and interest costs are important components of the Company's costs. Increased operating costs are reflected in its products pricing with any limitations on price increases determined by the marketplace.

                        SAFE HARBOR CAUTIONARY STATEMENT

     Statements in this report regarding the Company's outlook for its business and their respective markets, such as projections of future performance, statements of management's plans and objectives, forecasts of market trends and other matters, are forward-looking statements, some of which may be identified by such words or phrases as "will likely result," "are expected to," "will continue," "outlook," "is anticipated," "estimate," "project" or similar expressions. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors which could cause them to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Not yet applicable.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
THE LAMAUR CORPORATION
Independent Auditors' Report................................   F-1
Balance Sheets for the Years Ended December 31, 1997 and
  1996......................................................   F-2
Statements of Operations for the Years Ended December 31,
  1997, 1996 and 1995.......................................   F-3
Statements of Changes in Stockholders' Equity for the Years
  Ended December 31, 1997, 1996
  and 1995..................................................   F-4
Statements of Cash Flows for the Years Ended December 31,
  1997, 1996 and 1995.......................................   F-5
Notes to Financial Statements...............................   F-6

PCD, THE PERSONAL CARE DIVISION OF DOWBRANDS L.P.
Independent Auditors' Report................................  F-18
Statement of Operations for the Period from January 1, 1995
  to November 30, 1995......................................  F-19
Statement of Net Invested Capital for the Period from
  January 1, 1995 to November 30, 1995......................  F-20
Statement of Cash Flows for the Period from January 1, 1995
  to November 30, 1995......................................  F-21
Notes to Financial Statements...............................  F-22

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL STATEMENT DISCLOSURE

     Not applicable.

                                    PART III

ITEM 10. DIRECTORS AND OFFICERS OF THE REGISTRANT

     Incorporated by reference from the Company's 1998 Proxy Statement.

ITEM 11. EXECUTIVE COMPENSATION

     Incorporated by reference from the Company's 1998 Proxy Statement.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Incorporated by reference from the Company's 1998 Proxy Statement.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Incorporated by reference from the Company's 1998 Proxy Statement.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     (a) Financial Statements and Schedules -- See index in Item 8.

     (b) Reports on Form 8-K. None.

     (c) List of Exhibits.

     EXHIBIT
      NUMBER                             DESCRIPTION
    ----------                           -----------
         *2.1    Asset Purchase Agreement, dated as of November 15, 1995,
                 between DowBrands, Inc. and Registrant.
         *2.2    Plan of Merger, dated March 15, 1996.
         *3.1    Restated Certificate of Incorporation of the Registrant.
         *3.2    By-Laws of the Registrant.
        **3.3    Certificate of Amendment of Restated Certificate of
                 Incorporation.
         *4.1    Restated Certificate of Incorporation of the Registrant
                 (incorporated by reference to Exhibits 3.1 and 3.3 hereof).
         *4.2    Specimen Copy of Stock Certificate for shares of Common
                 Stock.
         *4.3    Form of Warrant issued to the Representatives.
         *4.4    Form of Common Stock Purchase Warrant, dated as of November
                 1995, issued to certain investors.
         *4.5    Registration Rights Agreement, dated as of November 15,
                 1995, between Dow and Registrant.
         *4.6    Form of Registration Rights Agreement between Registrant and certain holders of Registrant Common Stock.
        *10.1    License Agreement by and between Registrant and Intertec
                 Ltd., dated May 5, 1993.
        *10.2    Credit and Security Agreement, dated as of November 16,
                 1995, between Registrant and Norwest Business Credit, Inc.
       **10.3    First Amendment to Credit Agreement, Second Amendment to
                 Credit Agreement, Amendment Agreement and Third Amendment to
                 Credit Agreement between Registrant and Norwest Business
                 Credit, Inc.
      ***10.4    Amended Credit and Security Agreement between Registrant and
                 Norwest Business Credit, Inc.
     ****10.5    First Amendment to Amended Credit and Security Agreement
                 between Registrant and Norwest Business Credit, Inc.
         10.6    Second Amendment to Amended and Restated Credit and Security
                 Agreement between Registrant and Norwest Business Credit,
                 Inc.
         10.7    Third Amendment to Amended and Restated Credit and Security
                 Agreement and Waiver of Defaults between Registrant and
                 Norwest Business Credit, Inc.
        *10.8    Manufacturing Agreement between DowBrands L.P. and
                 Registrant, dated November 16, 1995.
        *10.9    1996 Stock Incentive Plan of the Registrant.
        *10.10   1996 Stock Incentive Plan for Non-Employee Directors and
                 Advisory Board Members of the Registrant.
        *10.11   Employment Agreement between Registrant and Don G. Hoff,
                 made as of June 1, 1994, and modified as of November 6,
                 1995.

     EXHIBIT
      NUMBER                             DESCRIPTION
    ----------                           -----------
       **10.12   1996 Non-Qualified Stock Option Plan of the Registrant.
       **10.13   Sublease dated October 1, 1996 between Registrant and
                 Intertec, Ltd.
         10.14   Form of Employee Severance Agreement -- Minnesota
         10.15   Memorandum from the Company to Dominic J. LaRosa re
                 Insurance Coverage
    *****10.16   1997 Stock Plan
         11.1    Statement regarding computation of per share earnings.
         23.1    Consent of Deloitte & Touche LLP.
         27.1    Financial Data Schedule
        *99.1    U.S. Patent Number 5,395,490, issued March 7, 1995,
                 registered to Don G. Hoff and Joseph F. Stiley, III, for a method of treating materials by the application of
                 electromagnetic energy at resonant absorption frequencies.

---------------
     * Incorporated by reference from the Form S-1 Registration Statement (File No. 333-2722).

   ** Incorporated by reference from Annual Report on Form 10-K for fiscal year ended 12/31/96

  *** Incorporated by reference from Quarterly Report on Form 10-Q for quarter ended 6/30/97

 **** Incorporated by reference from Quarterly Report on Form 10-Q for quarter ended 9/30/97

***** Incorporated by reference to Form S-8 Registration Statement (File No.
      333-26811)

                                   SIGNATURES

     Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 30, 1998                      THE LAMAUR CORPORATION
                                          (Registrant)

                                          By:        /s/ DON G. HOFF

                                            ------------------------------------
                                                        Don G. Hoff
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                   /s/ DON G. HOFF                     Chairman of the Board and        March 30, 1998
-----------------------------------------------------  Chief Executive Officer
                     Don G. Hoff                       (Principal Executive Officer)

                /s/ JOHN D. HELLMANN                   Vice President, Chief Financial  March 30, 1998
-----------------------------------------------------  Officer (Principal Financial
                  John D. Hellmann                     and Accounting Officer)

                 /s/ DOMINIC LAROSA                    President and CEO -- Lamaur      March 30, 1998
-----------------------------------------------------  Division and Director
                  Dominic J. LaRosa

               /s/ HAROLD M. COPPERMAN                 Director                         March 30, 1998
-----------------------------------------------------
                 Harold M. Copperman

                /s/ GERALD A. EPPNER                   Director                         March 30, 1998
-----------------------------------------------------
                  Gerald A. Eppner

                  /s/ PAUL E. DEAN                     Director                         March 30, 1998
-----------------------------------------------------
                    Paul E. Dean

                  /s/ PERRY D. HOFF                    Director                         March 30, 1998
-----------------------------------------------------
                    Perry D. Hoff

                /s/ JOSEPH F. STILEY                   Director                         March 30, 1998
-----------------------------------------------------
                Joseph F. Stiley, III

                          INDEPENDENT AUDITORS' REPORT

The Lamaur Corporation:

     We have audited the accompanying balance sheets of The Lamaur Corporation, formerly Electronic Hair Styling, Inc., (the "Company"), as of December 31, 1997, and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
San Francisco, California
March 31, 1998

                             THE LAMAUR CORPORATION

                                 BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------    -------
Current Assets:
  Cash and cash equivalents.................................  $  6,465    $12,081
  Receivables from DowBrands (Note 12)......................       741      1,450
  Accounts receivable, net (Note 4).........................    15,943     17,214
  Inventories (Note 5)......................................    15,523     11,699
  Prepaid expenses and other current assets.................       453        523
                                                              --------    -------
          Total Current Assets..............................    39,125     42,967
Property, Plant and Equipment, Net (Note 6).................    19,131     18,475
Other Assets................................................        70        124
                                                              --------    -------
          Total Assets......................................  $ 58,326    $61,566
                                                              ========    =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $ 14,592    $ 6,724
  Accrued expenses..........................................     4,666      4,637
  Accrued salaries, wages and employee-related expenses.....     2,211      2,458
  Current portion of long-term debt (Note 7)................     1,612      1,272
  Payables to related parties (Note 12).....................       250      1,750
                                                              --------    -------
          Total Current Liabilities.........................    23,331     16,841
  Long-Term Debt (Note 7)...................................    23,546     13,723
  Related Party Obligations (Note 12).......................       500        750
  Commitments and Contingencies (Note 14)
  Stockholders' Equity (Note 8):
     Preferred stock, $.01 par value, 4,000,000 shares
      authorized:
     Series A Preferred stock, $.01 par value, 1,000,000
      shares issued and outstanding at December 31, 1997 and
      1996 ($10.0 million liquidation preference)...........     8,500      8,500
     Series B Preferred stock, $.01 par value, 763,500
      shares issued and outstanding at December 31, 1997 and
      1996 ($5.0 million liquidation preference)............     5,000      5,000
     Common stock, $.01 par value, 12,000,000 shares
      authorized, 5,747,544 and 5,603,395 shares issued and
      outstanding at December 31, 1997 and 1996,
      respectively..........................................        57         56
     Additional paid-in-capital.............................    19,852     19,796
     Stock subscriptions receivable.........................       (50)       (50)
     Accumulated deficit....................................   (22,410)    (3,050)
                                                              --------    -------
          Total Stockholders' Equity........................    10,949     30,252
                                                              --------    -------
          Total Liabilities and Stockholders' Equity........  $ 58,326    $61,566
                                                              ========    =======

                       See notes to financial statements

                             THE LAMAUR CORPORATION

                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1997        1996       1995
                                                              --------    --------    -------
Net Sales...................................................  $102,104    $ 94,912    $ 6,426
Net Sales to DowBrands (Note 12)............................    16,371      22,171      1,644
                                                              --------    --------    -------
          Total Net Sales (Note 1)..........................   118,475     117,083      8,070
Cost of Goods Sold..........................................    69,626      70,215      5,656
                                                              --------    --------    -------
Gross Margin................................................    48,849      46,868      2,414
Selling, General and Administrative Expenses................    66,375      45,641      3,496
                                                              --------    --------    -------
Operating (Loss) Income.....................................   (17,526)      1,227     (1,082)
Interest Expense............................................    (2,236)     (1,386)      (300)
Interest and Other Income...................................       402         712         --
                                                              --------    --------    -------
Net (Loss) Income...........................................   (19,360)        553     (1,382)
Dividends on Series B Preferred Stock.......................      (400)       (233)        --
                                                              --------    --------    -------
Net (Loss) Income Available to Common Shareholders..........  $(19,760)   $    320    $(1,382)
                                                              ========    ========    =======
Basic (Loss) Income per Common Share........................  $  (3.48)   $   0.07    $ (0.52)
                                                              ========    ========    =======
Average Number of Basic Common Shares Outstanding...........     5,685       4,557      2,667
                                                              ========    ========    =======
Diluted (Loss) Income per Common Share......................  $  (3.48)   $   0.06    $ (0.52)
                                                              ========    ========    =======
Average Number of Diluted Common Shares Outstanding.........     5,685       5,609      2,667
                                                              ========    ========    =======

                       See notes to financial statements

                             THE LAMAUR CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                   SERIES A          SERIES B
                                PREFERRED STOCK   PREFERRED STOCK    COMMON STOCK
                                ---------------   ---------------   ---------------
                                SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT
                                ------   ------   ------   ------   ------   ------
Balance, December 31, 1994....     --    $   --     --     $   --   2,498     $25
Issuance of Series A preferred
  stock.......................  1,000     8,500     --         --      --      --
Issuance of common stock for
  cash........................     --        --     --         --     135       1
Issuance of common stock for
  services....................     --        --     --         --     156       1
Issuance of common stock for
  stock subscriptions.........     --        --     --         --      73       1
Grants of non-cash stock
  option credits..............     --        --     --         --      --      --
Conversion of notes payable to
  common stock................     --        --     --         --      83       1
Reduction of stock
  subscriptions receivable....     --        --     --         --      --      --
Net loss......................     --        --     --         --      --      --
                                -----    ------    ---     ------   -----     ---
  Balance December 31, 1995...  1,000     8,500     --         --   2,945      29
Issuance of Series B preferred
  stock.......................     --        --    764      5,000      --      --
Issuance of common stock......     --        --     --         --   2,643      26
Grants of non-cash stock
  option credits..............     --        --     --         --      --      --
Stock grants to employees.....     --        --     --         --      15       1
Dividends on preferred
  stock.......................     --        --     --         --      --      --
Net income....................     --        --     --         --      --      --
                                -----    ------    ---     ------   -----     ---
  Balance, December 31,1996...  1,000     8,500    764      5,000   5,603      56
Issuance of common stock......     --        --     --         --     145       1
Dividends on preferred
  stock.......................     --        --     --         --      --      --
Net loss......................     --        --     --         --      --      --
                                -----    ------    ---     ------   -----     ---
  Balance, December 31,1997...  1,000    $8,500    764     $5,000   5,748     $57
                                =====    ======    ===     ======   =====     ===
                                ADDITIONAL       STOCK
                                 PAID-IN     SUBSCRIPTIONS   ACCUMULATED
                                 CAPITAL      RECEIVABLE       DEFICIT      TOTAL
                                ----------   -------------   -----------   --------
Balance, December 31, 1994....   $   734         $  --        $ (2,221)    $ (1,462)
Issuance of Series A preferred
  stock.......................        --            --              --        8,500
Issuance of common stock for
  cash........................       214            --              --          215
Issuance of common stock for
  services....................       236            --              --          237
Issuance of common stock for
  stock subscriptions.........        99          (100)             --           --
Grants of non-cash stock
  option credits..............       311            --              --          311
Conversion of notes payable to
  common stock................       124            --              --          125
Reduction of stock
  subscriptions receivable....        --            50              --           50
Net loss......................        --            --          (1,382)      (1,382)
                                 -------         -----        --------     --------
  Balance December 31, 1995...     1,718           (50)         (3,603)       6,594
Issuance of Series B preferred
  stock.......................        --            --              --        5,000
Issuance of common stock......    18,086            --              --       18,112
Grants of non-cash stock
  option credits..............       132            --              --          132
Stock grants to employees.....        93            --              --           94
Dividends on preferred
  stock.......................      (233)           --              --         (233)
Net income....................        --            --             553          553
                                 -------         -----        --------     --------
  Balance, December 31,1996...    19,796           (50)         (3,050)      30,252
Issuance of common stock......       456            --              --          457
Dividends on preferred
  stock.......................      (400)           --              --         (400)
Net loss......................        --            --         (19,360)     (19,360)
                                 -------         -----        --------     --------
  Balance, December 31,1997...   $19,852         $ (50)       $(22,410)    $ 10,949
                                 =======         =====        ========     ========

                       See notes to financial statements.

                             THE LAMAUR CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1997       1996        1995
                                                              --------    -------    --------
Cash Flows From Operating Activities:
Net (loss) income...........................................  $(19,360)   $   553    $ (1,382)
  Adjustments to reconcile net (loss) income to net cash
     (used in) provided by operating activities:
     Noncash credits for services...........................        --        132         213
     Issuance of common stock for services..................        --         94          52
     Utilization of DowBrands credits.......................    (1,500)    (1,500)         --
     Loss (gain) on disposal of assets......................        41       (214)         --
     Depreciation and amortization..........................     1,697      1,365         144
     Effect of changes in:
       Receivables..........................................     1,980     (5,985)      3,779
       Inventories..........................................    (3,824)      (559)        528
       Other assets.........................................        39       (177)        (94)
       Payables.............................................     7,868        999      (2,643)
       Accrued expenses.....................................      (218)      (478)      1,273
                                                              --------    -------    --------
     Net cash (used in) provided by operating activities....   (13,277)    (5,770)      1,870
Cash Flows From Investing Activities:
  Additions to property, plant and equipment................    (1,236)    (3,110)       (128)
  Proceeds from sale of property, plant and equipment.......        16        225          --
  Acquisition of PCD........................................        --         --     (13,689)
                                                              --------    -------    --------
     Net cash used in investing activities..................    (1,220)    (2,885)    (13,817)
Cash Flows From Financing Activities:
  Revolving credit agreement, net...........................     7,837      1,764       8,050
  Borrowings of long-term debt..............................     2,738         --       6,465
  Repayments of long-term debt..............................    (1,751)    (1,445)       (300)
  Proceeds from sales of common stock, net..................       457     18,112          68
  Payment of preferred dividends............................      (400)       (33)         --
                                                              --------    -------    --------
     Net cash provided by financing activities..............     8,881     18,398      14,283
                                                              --------    -------    --------
Net (Decrease) Increase in Cash and Cash Equivalents........    (5,616)     9,743       2,336
Cash and Cash Equivalents at Beginning of Period............    12,081      2,338           2
                                                              --------    -------    --------
Cash and Cash Equivalents at End of Period..................  $  6,465    $12,081    $  2,338
                                                              ========    =======    ========
Supplemental Disclosures of Cash Flow Information:
  Cash paid during period for interest......................  $  2,315    $ 1,186    $     --
  Noncash investing and financing activities:
     Capital lease obligations entered into.................     1,088        401          --
     Dividends payable preferred stock......................       200        200         100
     Common stock issued for subscriptions receivable.......        --         --         125
     Conversion of convertible subordinated note into
       stock................................................        --      5,000          --
  Acquisition of PCD (Note 1):
     Issuance of preferred stock............................        --         --       8,500
     Issuance of convertible subordinated note..............        --         --       5,000
     Issuance of DowBrands credits..........................        --         --       3,000
     Common stock issued for acquisition-related services...        --         --         185
     Reduction of subscription receivable through services
       performed............................................        --         --          50

                       See notes to financial statements.

                             THE LAMAUR CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS

     Effective March 26, 1997, Electronic Hair Styling, Inc. changed its name to The Lamaur Corporation (the "Company"). The Company, a Delaware corporation, is the successor to Electronic Hair Styling, Inc., which was incorporated in the State of Washington on April 1, 1993 (the "Predecessor"). Effective March 18, 1996, Predecessor merged with and into its wholly-owned subsidiary, the Company. In connection with the merger, the Company issued .660 shares of common stock in exchange for each issued and outstanding share of Predecessor common stock. The accompanying Company financial statements, which are substantially identical to Predecessor's financial statements for periods prior to the merger, give retroactive effect to the merger.

     The Company develops, formulates, manufactures and markets personal hair care products, consisting of shampoos, conditioners, hair sprays, permanent wave products and other styling aids, for both consumer and professional hair care markets. The Company is also engaged in the early stages of research and development with respect to a new hair styling concept which is intended to combine electronics and chemicals to create new products designed to color, style and condition hair quickly, without the damaging side effects often experienced with most chemical-based hair styling products. The Company licensed the technology from Intertec Ltd., which is the sole limited partner of Intertec Holdings, L.P., the principal stockholder of the Company (see Note 12). Prior to the acquisition discussed below, the Company was a development stage company.

     Effective November 15, 1995, the Company acquired certain assets and liabilities of the Personal Care Division of DowBrands L.P. ("PCD"). DowBrands L.P. is a limited partnership whose managing partner is DowBrands Inc., a wholly-owned subsidiary of The Dow Chemical Company (collectively "DowBrands"). PCD, which was renamed Lamaur after the acquisition, develops, manufactures, and markets hair care products. The acquisition was accounted for as a purchase and did not result in any goodwill. The total purchase price, including related acquisition costs, was $30.2 million. The acquisition was accounted for as if it occurred on November 30, 1995, and the Company's financial statements include the results of PCD effective December 1, 1995.

     The following unaudited pro forma summary results of operations for the year ended December 31, 1995, gives effect to the acquisition of PCD as if it had occurred at the beginning of 1995. The pro forma results do not purport to reflect the results of operations which would have actually occurred had the combination been effective on the date indicated or which may occur in the future.

                                                               1995
                                                         ----------------
                                                          (IN THOUSANDS
                                                         EXCEPT PER SHARE
                                                             AMOUNT)
Total net sales........................................      $117,766
Net loss...............................................       (11,212)
Net loss per share.....................................         (2.74)

2. MANAGEMENT'S PLANS REGARDING OPERATING LOSSES

     In 1997, the Company incurred a net loss of approximately $19.4 million and negative cash flows from operating activities of approximately $13.3 million. In addition, the Company was not in compliance with certain covenants of its credit facility at various measurement dates during 1997. The lender waived the covenants and amended the agreement subsequent to year end. The Company's ability to continue operations is dependent on its ability to generate sufficient cash flow to meet its obligations as they become due, to comply with the terms and conditions of the amended financing agreements, to obtain additional financing or refinancing as may be required, and ultimately attain sales and operating levels to support its cost structure.

                             THE LAMAUR CORPORATION

Management's plans regarding operating losses and its plans concerning the above matters are presented below.

     In conjunction with the introduction of the Willow Lake(R) and Color Soft(TM) product lines, the Company increased its promotional spending in 1997 to $43.7 million from $23.8 million in 1996. The Company plans to decrease its promotional spending by approximately $20.0 million in 1998.

     In 1998, the Company also plans to reduce operating costs and improve operating margins through workforce reductions which have been implemented and delays in expenditures related to the development of its electronic technology. Approximately 90 positions in the production, administrative, and management areas were eliminated in early 1998. Further, manufacturing operations were consolidated from three to two shifts.

     As of December 31, 1997, the Company's principal sources of liquidity included cash and cash equivalents of approximately $6.5 million, accounts receivable of approximately $16.7 million and inventories of approximately $15.5 million. In 1998, the Company plans to reduce its excess inventory balances in order to enhance liquidity. As discussed in Note 7, the Company amended its financing agreement and related covenants in March 1998. Management is also investigating the possibility of obtaining additional sources of financing. The Company believes that its anticipated funds from operations and existing sources of liquidity, combined with its amended credit facility agreement, will satisfy the Company's projected working capital requirements for 1998.

3. SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant accounting estimates reflected in the Company's financial statements include the allowances for doubtful accounts, sales returns and cash discounts, inventory valuation reserve, accrued coupon redemption reserve, accrued market development reserve, accrued employee benefits, and employee stock option and stock purchase plan pro forma disclosures. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS -- Certain balances are held in a collateral account with the Company's lender (Note 7). After residing in the account for one day, such balances are applied against the Company's revolving debt. The Company considers all investments with an original maturity of three months or less on their acquisition date to be cash equivalents. These investments consist of A1+/P1 rated commercial paper and U.S. Treasuries which were $6.2 million and $11.5 million at December 31, 1997 and 1996, respectively. The U.S. Treasuries at December 31, 1997 represent restricted securities which are maintained as collateral in support of the revolving line of credit with Norwest Business Credit (Note 7).

     ACCOUNTS RECEIVABLE, NET includes an allowance for doubtful accounts.

     RECEIVABLES FROM DOWBRANDS represent amounts due under a contract manufacturing agreement (Note 12).

     INVENTORIES are stated at the lower of weighted average cost or market.

     PROPERTY, PLANT, AND EQUIPMENT is recorded at cost and is being depreciated using the straight-line method over the estimated useful lives of the related assets which range from 20 to 50 years for buildings and improvements and 3 to 10 years for machinery and equipment. In 1996, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS 121 establishes recognition of impairment losses when a company no longer expects to recover the carrying value of a long-lived asset. The effect of adopting SFAS 121 was not material.

                             THE LAMAUR CORPORATION

     INCOME TAX -- Amounts in the financial statements related to income taxes are calculated using the principles of SFAS No. 109, "Accounting for Income Taxes." Under SFAS 109, prepaid and deferred taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes as well as tax credit carryforwards and loss carryforwards. These deferred taxes are measured by applying currently enacted tax rates. A valuation allowance reduces deferred tax assets as future profits are not yet predictable and utilization of deferred tax assets are not determinable.

     STOCK BASED COMPENSATION -- In 1996 the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted under this standard, the Company will continue to apply the recognition and measurement principles of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" to its stock option and other stock-based employee compensation awards. The disclosure of the pro forma net income and pro forma earnings per share as if the fair value method of SFAS 123 had been applied can be found in
Note 9.

     EARNINGS PER SHARE -- In 1997, the Company adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share." SFAS 128 requires disclosure of Basic and Diluted Earnings per Share (EPS). Basic EPS is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the year. Diluted EPS is similar to Basic EPS except that the weighted average common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued. The treasury stock method is used to calculate dilutive shares which reduces the gross number of dilutive shares by the number of shares purchasable from the proceeds of the options assumed to be exercised. All prior year Earnings per Share have been restated in accordance with the provisions of SFAS 128. Adoption of SFAS 128 did not have a material effect on the Company's historically disclosed Earnings per Share. See Note 9 for more information regarding the Earnings Per Share calculations.

     CONCENTRATION OF CREDIT RISK -- The Company sells the majority of its products to large U.S. retailers. Excluding sales to DowBrands, sales to the Company's largest customer were $18.4 million and $19.1 million, in 1997 and 1996, respectively. No other customer accounted for more than 10% of total net sales in 1997 or 1996. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, which have been insignificant.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- Generally accepted accounting principles require the disclosure of the fair value of certain financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. The Company estimated the fair values presented below using appropriate valuation methodologies and market information available as of year end. Considerable judgment is required to develop estimates of fair value, and the estimates presented aren't necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies could have a material effect on the estimated fair values. Additionally, these fair values were estimated at year end, and current estimates of fair value may differ significantly from the amounts presented.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

          ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE AND SHORT-TERM BORROWINGS -- The carrying amount of these items approximates fair value.

          DEBT -- To estimate the fair value of debt the Company uses those interest rates that are currently available to it for issuance of debt with similar terms and remaining maturities. At December 31, 1997 and 1996, the carrying value of debt approximated fair value.

                             THE LAMAUR CORPORATION

     RECLASSIFICATIONS -- Certain prior year amounts have been reclassified in the accompanying financial statements in order to conform with the 1997 presentation.

4. ACCOUNTS RECEIVABLE

     Accounts Receivable include the following:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
                                                             (IN THOUSANDS)
Accounts receivable trade................................  $16,259    $17,380
Non-trade accounts receivable............................      519        391
Allowance for doubtful accounts and returns..............     (835)      (557)
                                                           -------    -------
          Total..........................................  $15,943    $17,214
                                                           =======    =======

     Write-offs of accounts receivable were $21,000, $55,000, and $3,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

5. INVENTORIES

     Inventories include the following:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
                                                             (IN THOUSANDS)
Finished goods...........................................  $ 9,233    $ 7,324
Work in process..........................................       93        118
Raw materials............................................    6,197      4,257
                                                           -------    -------
          Total..........................................  $15,523    $11,699
                                                           =======    =======

6. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
                                                             (IN THOUSANDS)
Land and land improvements...............................  $ 1,662    $ 1,662
Buildings and improvements...............................    5,290      5,253
Machinery and equipment..................................   14,822     12,120
Construction in progress.................................      398        883
                                                           -------    -------
          Total..........................................   22,172     19,918
Less accumulated depreciation............................   (3,041)    (1,443)
                                                           -------    -------
          Total..........................................  $19,131    $18,475
                                                           =======    =======

                             THE LAMAUR CORPORATION

7. LONG-TERM DEBT

     Long-term debt includes the following:

                                                              DECEMBER 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
                                                             (IN THOUSANDS)
Revolving loan...........................................  $17,651    $ 9,814
Term loan................................................    6,222      4,800
Obligations under capital leases.........................    1,285        381
                                                           -------    -------
          Total..........................................   25,158     14,995
Less current portion.....................................   (1,612)    (1,272)
                                                           -------    -------
Long-term portion........................................  $23,546    $13,723
                                                           =======    =======

     In May 1997, the Company entered into an Amended and Restated Credit and Security Agreement with Norwest Business Credit (the "Lender"). The Amendment provides for an increase in the credit facility from $20.0 million to $27.0 million, and extends the termination date to November 15, 2000. The facility consists of a $20 million revolving line of credit and a $7.0 million term loan.

     Under the terms of the revolving line of credit, the company can borrow up to $20 million or a lesser amount as determined by the borrowing base (as defined in the loan agreement, comprising a percentage of eligible receivables and inventory). The loan provides that the Lender will advance funds to the Company subject to the terms and conditions of the loan agreement and amendments thereto and as long as the Company maintains $1.0 million of availability under its revolving line of credit. If availability is less than $1.0 million advances are at the Lender's discretion. Availability as defined under the loan agreement is borrowing base minus the outstanding balance under the revolving line of credit, minus letters of credit outstanding At December 31, 1997 and 1996, the annual interest rates were 12% and 8.75%, respectively. As a result of the Company being out of compliance with certain financial loan covenants, the Lender invoked a 2% default rate on the revolving line during a portion of 1997 which was still in effect at December 31, 1997.

     The term loan provides for monthly installments of $116,666 plus interest. At December 31, 1997 and 1996, the annual interest rates were 12.25% and 9.0% respectively. As a result of the Company being out of compliance with certain financial loan covenants, the Lender invoked a 2% default rate on the term loan during a portion of 1997 which was still in effect at December 31, 1997.

     Both credit facilities are secured by virtually all the assets of the Company. Additionally, the credit facilities prohibit the payment of dividends, restrict the Company's ability to incur additional indebtedness and require the Company to comply with certain financial covenants regarding profitability, minimum net worth, leverage, capital expenditures and cash flow.

     As a result of the losses during 1997, the Company was out of compliance with certain financial loan covenants at various measurement dates throughout the year. The Company has received a waiver from the Lender in regard to these covenants. In addition to receiving a waiver, the Company entered into a loan amendment with Norwest Business Credit in March 1998. The amendment increases the annual interest rates by 1% on both the revolving line of credit and term loan to 11% and 11.25%, respectively. In addition, advance rates on accounts receivable and certain eligible inventory were reduced by 5% and 6%, respectively.

     The obligations under capital leases are at fixed interest rates ranging from 4.9% to 20.2% and are collateralized by equipment and a letter of credit for $319,000. Machinery and equipment under capital leases were $1,290,000 (net of $172,000 of accumulated depreciation) and $395,000 (net of $6,000 of accumulated depreciation) as of December 31, 1997 and 1996, respectively. Minimum payments on noncancellable operating leases obligations are for buildings, autos and office equipment. Rent expense for the years ended December 31, 1997, 1996 and 1995 were approximately $380,000, $150,000 and $187,000, respectively.

                             THE LAMAUR CORPORATION

     Future minimum principal payments on long-term debt, capital lease and noncancellable operating lease obligations are as follows:

                                        PRINCIPAL PAYMENTS ON
                                         LONG-TERM DEBT AND      MINIMUM PAYMENTS ON
                                            CAPITAL LEASE          OPERATING LEASE
             YEAR ENDING                     OBLIGATIONS             OBLIGATIONS
             -----------                ---------------------    -------------------
                                                       (IN THOUSANDS)
1998..................................         $ 1,612                  $272
1999..................................           1,629                   197
2000..................................          21,302                    33
2001..................................             212                     6
2002..................................             149                    --
2003 and thereafter...................             254                    --
                                               -------                  ----
          Total minimum principal
            payments..................         $25,158                  $508
                                               =======                  ====

8. STOCKHOLDERS' EQUITY

     Effective May 22, 1996, the Company completed its initial public offering of 2,600,000 shares of its common stock. Net proceeds to the Company aggregated approximately $18.1 million. As of the closing date of the offering, the $5.0 million convertible note with DowBrands converted into 763,500 shares of Series B preferred stock (see below).

     PREFERRED STOCK -- The Company has authorized 4,000,000 shares of $.01 par value preferred stock, the terms of which are established at the time of issuance by the Board of Directors. In connection with the acquisition described in Note 1, the Company issued one million shares of Series A convertible preferred stock ("Series A Preferred"). The Series A Preferred has a liquidation preference of $10.00 per share or $10.0 million in the aggregate and has dividend and voting rights equal to common stock on an as-converted basis. Each share of Series A Preferred is convertible into .660 shares of common stock at the option of the holder; however, if the trading price of the common equals or exceeds $21.21 per share for a 30-day trading period, the Company may force conversion.

     Also in connection with the acquisition, the Company's Board of Directors authorized 763,500 shares of Series B convertible preferred stock ("Series B Preferred") which was issued in May 1996, upon conversion of a $5.0 million DowBrands Convertible Note. Series B Preferred bears an 8.0% per annum cumulative dividend, payable quarterly, has a liquidation preference of $6.55 per share or $5.0 million in the aggregate, has dividend and voting rights equal to common stock on an as-converted basis, and is redeemable at face value at the option of the Company in $1.0 million increments at any time. Each share of Series B Preferred is convertible into .660 shares of common stock at the option of the holder; however, if the trading price of the common equals or exceeds $21.21 per share for a 30-day trading period, the Company may force conversion. At December 31, 1997, the Company was in arrears on its September and December quarterly dividend payments, totaling $200,000 on the Series B Preferred Stock.

     FIXED STOCK OPTION PLANS -- The Company maintains four fixed stock option plans for employees, consultants, directors and advisory board members. These plans are the 1997 Stock Plan, 1996 Stock Incentive Plan, the 1996 Nonstatutory Stock Option Plan and the Stock Option Plan for Non-Employee Directors and Advisory Board Members. In connection with Predecessor's merger with the Company (Note 1), all of Predecessor's outstanding stock options were assumed by the Company under the 1996 Stock Incentive Plan or The Stock Option Plan for Non-Employee Directors and Advisory Board Members. Stock options under these plans are issued at an option price not less than market value on date of grant. Total shares authorized under these four plans are 863,799, 528,201, 45,300 and 150,000, respectively. Total shares

                             THE LAMAUR CORPORATION
available for grant under the 1997 Stock Plan and the Stock Option Plan for Non-Employee Directors and Advisory Board Members were 260,549 and 51,000, respectively. No additional shares were available for grant under the 1996 Stock Incentive Plan or the 1996 Nonstatutory Stock Option Plan. Options granted to directors and advisory board members generally vest one year from the date of grant, and options currently granted to employees and consultants generally vest annually over three years. The 1996 Stock Incentive Plan also provides for the issuance of stock appreciation rights and restricted stock, none of which have been granted as of December 31, 1997.

     A summary of changes in common stock options during 1995, 1996, and 1997 is as follows:

                                                                     WEIGHTED
                                                      NUMBER OF    AVERAGE SHARE
                                                       SHARES          PRICE
                                                      ---------    -------------
Outstanding at December 31, 1994....................    122,100        $1.52
Granted (average fair value of $1.04)...............    623,700         3.08
Canceled............................................     (9,900)        1.52
                                                      ---------
Outstanding at December 31, 1995....................    735,900         2.84
Granted (average fair value of $2.33)...............  1,036,050         4.61
Canceled............................................   (416,650)        5.77
Exercised...........................................    (42,900)        1.64
                                                      ---------
Outstanding at December 31, 1996....................  1,312,400         3.35
Granted (average fair value of $2.99)...............    656,950         2.37
Canceled............................................   (673,799)        3.95
Exercised...........................................    (56,100)        2.76
                                                      ---------
Outstanding at December 31, 1997....................  1,239,451         2.53
                                                      =========

     During 1997, 587,000 options were canceled at exercise prices ranging from $3.03 to $4.25 per share and reissued at $2.25 per share. During 1996, 340,350 options were canceled at exercise prices ranging from $6.06 to $8.00 per share and reissued at $4.25 per share. The reissued shares are included in the above table. Options exercisable at December 31, 1997 and 1996, were 751,599 and 526,300, respectively. The following table summarizes information about the three equity incentive plans at December 31, 1997:

                 OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
------------------------------------------------------   -------------------
                              WEIGHTED-
                               AVERAGE       WEIGHTED-             WEIGHTED-
  RANGE OF                    REMAINING       AVERAGE               AVERAGE
  EXERCISE                   CONTRACTUAL     EXERCISE              EXERCISE
   PRICES       NUMBER     LIFE (IN YEARS)     PRICE     NUMBER      PRICE
------------   ---------   ---------------   ---------   -------   ---------
$1.50 - 2.25..   902,882        8.98           $2.00     613,303     $1.88
2.50 - 3.03..     58,868        8.39            2.96      36,168      3.03
3.13 - 4.38..    277,701        8.75            4.17     102,128      4.25
               ---------                                 -------
               1,239,451                                 751,599
               =========                                 =======

     EMPLOYEE STOCK PURCHASE PLAN -- In 1997, the Company adopted the 1997 Employee Stock Purchase Plan. Under the terms of the plan, the Company is authorized to issue up to 400,000 shares of common stock to its full-time employees, nearly all of whom are eligible to participate. Employees can choose to have up to 20% of their annual base earnings withheld to purchase the Company's common stock. The purchase price of the stock is 85% of the fair market value of a share of the Company's common stock on the enrollment date or on the exercise date, whichever is lower. Approximately 49% of eligible employees participated in the Plan at December 31, 1997. The Company sold 34,833 shares to employees in 1997.

                             THE LAMAUR CORPORATION

     The Company applies APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its fixed stock option plans and stock purchase plan. Accordingly, no compensation cost has been recognized for these stock-based compensation plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                               1997        1996       1995
                                                            ----------   --------   ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE
                                                                        AMOUNTS)
Net (loss) income:
     As reported..........................................   $(19,360)    $  553     $(1,382)
                                                             ========     ======     =======
     Pro forma............................................   $(20,413)    $ (142)    $(1,479)
                                                             ========     ======     =======
Basic (loss) income per Common Share:
     As reported..........................................   $  (3.48)    $ 0.07     $ (0.52)
                                                             ========     ======     =======
     Pro forma............................................   $  (3.66)    $(0.08)    $ (0.55)
                                                             ========     ======     =======
Diluted (loss) income per Common Share:
     As reported..........................................   $  (3.48)    $ 0.06     $ (0.52)
                                                             ========     ======     =======
     Pro forma............................................   $  (3.66)    $(0.08)    $ (0.55)
                                                             ========     ======     =======

     In determining the above pro forma amounts under SFAS 123, fair values for the fixed stock option plans are estimated on the date of grant using the Black-Scholes pricing model, with the following weighted-average assumptions used for grants in 1997 and 1996, respectively: expected volatility of 77% and 65%, risk-free interest rates of 5.9% and 6.4%, expected lives of 6.5 years in both years, and no expected dividends. The assumptions and proforma effects underlying the Employee Stock Purchase Plan are immaterial to the financial statements at December 31, 1997. The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

     EMPLOYEE STOCK PLAN -- In November 1995, the Company adopted the Employee Stock Plan for the purpose of issuing up to an aggregate of 16,500 shares to former DowBrands employees at no cost to the employees. As of December 31, 1996, 15,575 shares were issued pursuant to this plan and had an immaterial impact on the Company's financial statements. No other grants have been issued under the plan.

     NONCASH CREDITS -- Certain of the Company's employees and consultants have received a portion of their salary or fees, respectively, in the form of noncash credits which may be applied to 80% of the exercise price of options granted to them. Such credits, $132,000 and $651,000 at December 31, 1996 and 1995, respectively, have been recorded as expense or cost of acquisition and additional paid-in capital as the related salary or consulting fees were earned. The Company ceased issuing any additional noncash credits at December 31, 1996.

     STOCK SUBSCRIPTION RECEIVABLE -- In 1995, the Company issued 66,000 shares of common stock for two 6% notes receivable of $50,000 each, due August 1996 and July 2001, respectively, or 30 days after the sale of such common stock, whichever is earlier.

     WARRANTS -- In November 1995, the Company borrowed $225,000 from employees and stockholders. The borrowings were repaid in February 1996 with interest at 12% (Note 12). In addition, the lenders received warrants to purchase 74,250 shares of common stock at $3.03 per share. The warrants became exercisable in May, 1996 and expire in November, 1998.

                             THE LAMAUR CORPORATION

9. EARNINGS PER SHARE

                                                           1997          1996          1995
                                                        -----------    ---------    ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net (Loss) Income.....................................   $(19,360)      $  553       $(1,382)
Less: Dividends on Series B Preferred Stock...........       (400)        (233)           --
                                                         --------       ------       -------
Net (Loss) Income Available to Common Shareholders....   $(19,760)      $  320       $(1,382)
                                                         ========       ======       =======
Basic Earnings per Share:
  Average Number of Basic Common Shares Outstanding...      5,685        4,557         2,667
                                                         --------       ------       -------
Basic (Loss) Income per Common Share..................   $   (348)      $ 0.07       $ (0.52)
                                                         ========       ======       =======
Dilutive Earnings per Share:
  Weighted Average Shares:
     Outstanding......................................      5,685        4,557         2,667
     Dilutive Shares Issuable in Connection with:
       Conversion of Series A Preferred Stock.........         --          660            --
       Stock Plans....................................         --          998            --
     Less: Shares purchasable with proceeds from stock
       plans..........................................         --         (606)           --
                                                         --------       ------       -------
  Average Number of Diluted Common Shares
     Outstanding......................................      5,685        5,609         2,667
                                                         --------       ------       -------
Diluted (Loss) Income per Common Share................   $  (3.48)      $ 0.06       $ (0.52)
                                                         ========       ======       =======

     Options to purchase 706,500 shares of common stock at range of $4.25 to $4.75 per share were outstanding as of December 31, 1996, but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares. These options will expire in 2006. At December 31, 1997, the number of options outstanding decreased by 72,949 from 1996.

10. EMPLOYEE BENEFIT PLANS

     The Company established an Employee Savings Plan (401k) during 1996 covering substantially all employees. Company contributions to this plan are at the discretion of the Board of Directors, subject to certain limitations. No contributions were made by the Company to the plan during the year ending December 31, 1997 and 1996, respectively.

     The Company does not provide other post-retirement benefits to its employees.

11. INCOME TAXES

     The (benefit) provision for income taxes has been offset by the change in the valuation allowance for the years ended December 31, 1997, 1996 and 1995. The Company's net operating losses could not be carried back, future profits are not yet predictable, and utilization of deferred tax assets is not determinable.

                             THE LAMAUR CORPORATION

     A reconciliation of the provision for income taxes to the amount computed using U.S. federal statutory rates is as follows:

                                                    1997      1996     1995
                                                   -------    -----    -----
                                                        (IN THOUSANDS)
(Benefit) provision for income at U.S. federal
  statutory rates................................  $(6,582)   $ 188    $(470)
Other items......................................      488       63       19
Change in valuation allowance....................    6,094     (251)     451
                                                   -------    -----    -----
Provision for income tax.........................  $    --    $  --    $  --
                                                   =======    =====    =====

     The significant components of deferred income taxes as of December 31 are as follows:

                                                            1997       1996
                                                           -------    -------
                                                             (IN THOUSANDS)
Tax effects of:
  Current deferred tax assets and liabilities:
     Accounts Receivable, principally due to reserves....  $   317    $   212
     Inventories, partially due to additional costs
       capitalized for tax purposes......................      482        336
     Employee benefits...................................      389        316
     Other (includes contingencies, other assets and
       other accruals)...................................      (25)       (86)
                                                           -------    -------
                                                             1,163        778
  Long-term deferred tax assets and liabilities:
     License fee.........................................      285        380
     Tax credits.........................................      110        297
     Federal and state operating loss....................    7,534      1,089
     Property, plant and equipment.......................   (1,222)      (768)
                                                           -------    -------
                                                             6,707        998
                                                           -------    -------
  Gross deferred tax assets..............................    7,870      1,776
  Valuation allowance....................................   (7,870)    (1,776)
                                                           -------    -------
Net deferred taxes.......................................  $    --    $    --
                                                           =======    =======

     Due to the Company's net operating losses, the Company has not paid any income taxes. The Company has accumulated approximately $22.2 million of federal and state operating loss carryforwards (NOLs) at December 31, 1997. These NOLs expire periodically between the years 2008 and 2012.

12. RELATED PARTY TRANSACTIONS

     Related party obligations include the following:

                                                              DECEMBER 31,
                                                            ----------------
                                                            1997      1996
                                                            -----    -------
                                                             (IN THOUSANDS)
Promissory note for license rights........................  $ 750    $ 1,000
DowBrands purchase credits................................     --      1,500
                                                            -----    -------
          Total...........................................    750      2,500
Less current portion......................................   (250)    (1,750)
                                                            -----    -------
Long-term portion.........................................  $ 500    $   750
                                                            =====    =======

                             THE LAMAUR CORPORATION

     PROMISSORY NOTE -- In May 1993, the Company licensed its proprietary technology from Intertec Ltd., a limited partnership controlled by the Company's Chairman of the Board, pursuant to an exclusive 30-year, nonassignable license agreement (the "License Agreement"). According to the terms of the License Agreement, the Company is required to pay a $1.0 million license fee, plus royalties, to Intertec Holdings, L.P. as agent for Intertec Ltd. Due to uncertainty regarding recoverability from future operations, the license fee was expensed in 1993. A note for the license fee ("Intertec Note") is payable in four equal annual installments of $250,000. The first installment was made in May, 1997. Interest, at 5.5%, is payable in arrears on the date each installment of principal is due. The Company will pay a royalty to Intertec Ltd. equal to
(i) 1.0% of the Company's proceeds from any direct sales made by the Company of products, instruments or components using, or derived from, the technology, and
(ii) 1.0% of the "revenue base" of the Company's sublicensees. The "revenue base" is the proceeds received by the sublicensees for their sales of products using the technology. This royalty declines in steps as the revenue base increases, ultimately declining to 0.4% when cumulative sales from all products using the Company's technology reach $10.0 billion. No royalty fees have been paid to date.

     STOCK PURCHASE AGREEMENT -- In March, 1996, the Company and Intertec Holdings, L.P. entered into a stock purchase agreement pursuant to which Intertec Holdings, L.P. agreed to purchase from the Company, and the Company agreed to sell to Intertec Holdings, L.P. shares of common stock at $8.00 per share. The aggregate number of shares of common stock which Intertec Holdings, L.P. is required to purchase is 146,107 shares. Intertec Holdings, L.P. is obligated, subject to there being no event of default under the Company's loan agreements and certain other conditions, to purchase and pay for the shares in four equal annual installments. In May, 1997, Intertec purchased the first installment of 36,526 shares of the Company's common stock at $8.00 per share. The deferred purchase price under the stock purchase agreement accrues interest from and after May, 1996 at 5.5% per annum, payable with each installment. Intertec Holdings, L.P. may elect to accelerate one or more purchases under the stock purchase agreement on 30 days' prior notice to the Company. The Company may, at any time or from time to time, terminate Intertec Holding, L.P.'s purchase rights with respect to one or more of the installments, on 10 days' prior notice to Intertec Holdings, L.P.

     DOWBRANDS PURCHASE CREDITS -- In connection with the acquisition described in Note 1, DowBrands agreed to purchase 100% of its requirements for certain DowBrands products from the Company for a period of two years beginning November 16, 1995. In connection with this requirements agreement, DowBrands agreed to accept, as part of the purchase price, $3 million in credits to be applied against future purchases. These credits were issued to DowBrands each quarter in the amount of $375,000 until the credits were fully used. At December 31, 1997 and 1996, $0 and $1.5 million of such credits were classified as currently payable. Revenues from this arrangement totaled $16.4 million and $22.2 million for the years ended December 31, 1997 and 1996, respectively. Services are priced based on direct material and labor costs incurred plus an agreed upon profit margin.

     SHORT-TERM BORROWINGS -- In November, 1995, the Company borrowed $225,000 from employees and stockholders. The borrowings were repaid in February, 1996 with interest at 12%. The lenders received warrants to purchase 74,250 shares of common stock (Note 8).

     LEASES -- The Company leases its offices and certain office equipment in Mill Valley, California, from Innovative Capital Management, Inc., (ICM) a related party, under a noncancellable lease expiring in September, 1999 with monthly rentals of $10,786. The Company's Chairman of the Board and Chief Executive Officer and his family own 100% of the outstanding stock of ICM. Rental expense was $121,919, $99,975, and $90,156 for the years ended 1997, 1996 and 1995, respectively.

     LEGAL FEES -- During 1997 and 1996, the Company paid legal fees of approximately $5,000 and $676,000, respectively, to a law firm in which a Director of the Company is a partner. The legal fees related to general services, the acquisition of PCD, and the Company's initial public offering.

                             THE LAMAUR CORPORATION

13. LEGAL PROCEEDINGS

     The Company is a party to a number of other legal proceedings none of which are for substantial amounts. It is of the opinion of management that any losses in connection with these matters will not have a material effect on the Company's net income, financial position or liquidity.

14. COMMITMENTS AND CONTINGENCIES

     The Company has entered into various purchase and sales commitments and obligations in the ordinary course of business which management does not believe will have a material adverse effect on its financial position or results of operations.

                          INDEPENDENT AUDITORS' REPORT

The Dow Chemical Company:

     We have audited the accompanying statement of operations of PCD, the Personal Care Division of DowBrands L.P., ("PCD"), a limited partnership whose managing partner is DowBrands Inc., a wholly owned subsidiary of The Dow Chemical Company, for the period from January 1, 1995 to November 30, 1995, and the related statements of net invested capital and cash flows for the period then ended. These financial statements are the responsibility of PCD's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the results of operations of PCD for the period from January 1, 1995 to November 30, 1995 and the changes in its net invested capital, and cash flows for the period then ended, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared from the separate records maintained by PCD and may not be indicative of the conditions that would have existed or the results of operations if PCD had been operated as an unaffiliated company. As discussed in Note 1, Statement of Financial Accounting Standards No. 109 requires that the consolidated amount of current and deferred tax expenses for a group that files a consolidated tax return be allocated among members of the group when those members issue separate financial statements. On the basis that PCD is a division and not a separate subsidiary, current and deferred income taxes have not been provided for in the accompanying financial statements.

DELOITTE & TOUCHE LLP
San Francisco, California
January 26, 1996

               PCD, THE PERSONAL CARE DIVISION OF DOWBRANDS L.P.

                            STATEMENT OF OPERATIONS
                PERIOD FROM JANUARY 1, 1995 TO NOVEMBER 30, 1995

                                                                 PERIOD FROM
                                                              JANUARY 1, 1995 TO
                                                              NOVEMBER 30, 1995
                                                              ------------------
                                                                (IN THOUSANDS)
Net Sales to DowBrands......................................       $ 19,783
Net Sales to Others.........................................         89,913
                                                                   --------
          Total Net Sales...................................        109,696
Cost of Goods Sold..........................................         67,088
                                                                   --------
Gross Margin................................................         42,608
Operating Expenses..........................................         42,344
Write-down of Assets........................................         11,000
                                                                   --------
Operating Loss..............................................        (10,736)
Other:
  Interest expense from Dow.................................         (1,603)
  Other income, net.........................................            101
                                                                   --------
          Total other.......................................         (1,502)
                                                                   --------
Net Loss....................................................       $(12,238)
                                                                   ========

                       See notes to financial statements.

               PCD, THE PERSONAL CARE DIVISION OF DOWBRANDS L.P.

                       STATEMENT OF NET INVESTED CAPITAL
                PERIOD FROM JANUARY 1, 1995 TO NOVEMBER 30, 1995

                                                                  PERIOD FROM
                                                               JANUARY 1, 1995 TO
                                                               NOVEMBER 30, 1995
                                                              --------------------
                                                                 (IN THOUSANDS)
Net invested capital, beginning of period...................        $ 47,493
Net loss for the period.....................................         (12,238)
Net capital invested by (returned to) Dow...................          (3,489)
                                                                    --------
Net invested capital, end of period.........................        $ 31,766
                                                                    ========

                       See notes to financial statements.

               PCD, THE PERSONAL CARE DIVISION OF DOWBRANDS L.P.

                            STATEMENT OF CASH FLOWS
                PERIOD FROM JANUARY 1, 1995 TO NOVEMBER 30, 1995

                                                                 PERIOD FROM
                                                              JANUARY 1, 1995 TO
                                                              NOVEMBER 30, 1995
                                                              ------------------
                                                                (IN THOUSANDS)
Cash Flows From Operating Activities:
  Net loss..................................................       $(12,238)

  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Write-down of assets...................................         11,000
     Depreciation...........................................          2,010
     Goodwill amortization..................................             --

     Changes in:
       Accounts receivable..................................          2,009
       Inventories..........................................            792
       Prepaid expenses and other...........................            215
       Accounts payable and accrued expenses................            268
                                                                   --------
          Net cash provided by (used in) operating
           activities.......................................          4,056
                                                                   --------

Cash Flows Used In Investing Activities:
  Additions to property, plant, and equipment...............         (1,011)
  Other.....................................................            444
                                                                   --------
          Net cash used in investing activities.............           (567)
                                                                   --------

Cash Flows From Financing Activities:
  Net capital invested by (returned to) Dow.................         (3,489)
                                                                   --------
Net Change in Cash
  Cash at Beginning of Period...............................              1
                                                                   --------
  Cash at End of Period.....................................       $      1
                                                                   ========

                       See notes to financial statements.

               PCD, THE PERSONAL CARE DIVISION OF DOWBRANDS L.P.

                         NOTES TO FINANCIAL STATEMENTS
                PERIOD FROM JANUARY 1, 1995 TO NOVEMBER 30, 1995

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Business -- PCD, the Personal Care Division of DowBrands L.P., ("PCD"), a limited partnership whose managing partner is DowBrands Inc., a wholly owned subsidiary of The Dow Chemical Company (collectively "Dow"), develops, manufactures and markets hair care products.

     Effective November 15, 1995, pursuant to an Asset Purchase Agreement, Dow sold substantially all of the assets and liabilities of PCD to Electronic Hair Styling, Inc. (the "Company") for $28.8 million comprised of $12.3 million in cash, a $5.0 million 8.0% subordinated note (convertible into Series B preferred stock), $8.5 million in Series A convertible preferred stock and $3.0 million in credits to be issued to Dow for future purchases. Through its Series A convertible preferred stock holdings, Dow will maintain an approximate 17% ownership interest in the voting equity of the Company. The sale was accounted for as if it occurred on November 30, 1995.

     Basis of Presentation -- The accompanying financial statements present operations, net invested capital and cash flows of PCD on a historical basis. In 1987, DowBrands L.P. acquired PCD's predecessor for approximately $183 million. As a result of this acquisition, Dow's new accounting basis, determined in accordance with the purchase method of accounting, was "pushed-down" to PCD and, accordingly, the assets and liabilities of PCD were adjusted to reflect their fair values. The excess of Dow's cost of PCD over the estimated fair value of net assets acquired was recorded as goodwill and was being amortized over 40 years. During 1994, in contemplation of Dow's sale of PCD, Dow wrote down its investment in PCD by approximately $120 million. This write-down was applied to PCD's unamortized goodwill of $117 million and to property, plant and equipment of $3 million. In 1995 the proposed buyer withdrew its offer. During 1995, Dow further wrote down its investment in PCD by an additional $11 million, which was recorded as a reduction of property, plant and equipment.

     Relationship with Dow -- PCD uses certain resources and administrative staff of Dow, including accounting, legal, tax, treasury, data processing, risk management, human resources and corporate relations. PCD is charged a fee for these services at an amount that Dow estimates to be based on actual time or costs incurred. These charges were $733,500 for the period from January 1, 1995 to November 30, 1995 and are included in operating expenses.

     In addition, PCD is charged interest by Dow on an imputed amount of debt required to fund Dow's total capital investment in PCD. Such interest charges were $1,603,000 for the period from January 1, 1995 to November 30, 1995.

     Income Taxes -- Statement of Financial Accounting Standards No. 109 requires that the consolidated amount of current and deferred tax expense for a group that files a consolidated tax return be allocated among the members of the group when those members issue separate financial statements. However, management of PCD believes that such requirement applies only to separate financial statements of subsidiaries and since PCD is a division of Dow and not a separate subsidiary, current and deferred income taxes have not been provided for in the accompanying financial statements.

     Concentration of Credit Risk -- PCD sells the majority of its products to large U.S. retailers. Excluding sales to Dow, sales to PCD's largest customer were $19.7 million for the period from January 1, 1995 to November 30, 1995. No other customer accounted for more than 10% of net sales in any period. PCD performs ongoing credit evaluations of its customers and generally does not require collateral. PCD maintains reserves for potential credit losses, which have been insignificant.

               PCD, THE PERSONAL CARE DIVISION OF DOWBRANDS L.P.

                PERIOD FROM JANUARY 1, 1995 TO NOVEMBER 30, 1995

2. RELATED PARTY TRANSACTIONS

     PCD provides contract packaging and manufacturing services for Dow. Revenues from this arrangement totaled $19,783,000 for the period from January 1, 1995 to November 30, 1995. Services are priced based on direct material and labor costs incurred plus an agreed upon profit margin.

3. EMPLOYEE BENEFIT PLANS

     Through November 15, 1995, PCD's employees were eligible to participate in Dow's retirement, 401(k) and postretirement health and welfare benefit plans. Contributions to the plans by PCD on behalf of PCD's employees were approximately $1,432,000 for the period from January 1, 1995 to November 30, 1995.

4. COMMITMENTS AND CONTINGENCIES

     PCD has various purchase and sales commitments and obligations entered into in the ordinary course of business which management does not believe will have a material adverse effect on PCD's financial statements.